    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1997.



                                                      REGISTRATION NO. 333-23437

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SABRATEK CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   3845                                  36-3700639
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                 Identification Number)

                            ------------------------

                              SABRATEK CORPORATION
                 5601 WEST HOWARD STREET, NILES, ILLINOIS 60714
                                 (847) 647-2760
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 K. SHAN PADDA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              SABRATEK CORPORATION
                            5601 WEST HOWARD STREET
                             NILES, ILLINOIS 60714
                                 (847) 647-2760
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies To:

               SCOTT HODES, ESQ.                                ROBERT SEBER, ESQ.
              DAVID S. GUIN, ESQ.                        O'SULLIVAN GRAEV & KARABELL, LLP
                 ROSS & HARDIES                                30 ROCKEFELLER PLAZA
             150 N. MICHIGAN AVENUE                          NEW YORK, NEW YORK 10112
          CHICAGO, ILLINOIS 60601-7567                            (212) 408-2400
                 (312) 558-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                              SABRATEK CORPORATION

                     CROSS-REFERENCE SHEET SHOWING LOCATION
               IN PROSPECTUS OF INFORMATION REQUIRED BY FORM S-1
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM
NUMBER        ITEM IN FORM S-1 AND TITLE OF ITEM                LOCATION IN PROSPECTUS
------        ----------------------------------                ----------------------
   1      Forepart of the Registration Statement and
            Outside Front Cover Page of
            Prospectus..............................  Outside Front Cover Page
   2      Inside Front and Outside Back Cover Pages
            of Prospectus...........................  Inside Front Cover Page, Back Cover Pages
   3      Summary Information, Risk Factors and
            Ratio of Earnings to Fixed Charges......  Prospectus Summary, Risk Factors
   4      Use of Proceeds...........................  Use of Proceeds
   5      Determination of Offering Price...........  Underwriting
   6      Dilution..................................  Risk Factors, Dilution
   7      Selling Security Holders..................  Selling Stockholders
   8      Plan of Distribution......................  Underwriting
   9      Description of Securities to be
            Registered..............................  Prospectus Summary, Description of Capital
                                                        Stock -- Common Stock
  10      Interests of Named Experts and Counsel....  Legal Matters
  11      Information with Respect to the
            Registrant..............................  Prospectus Summary, Risk Factors, The
                                                        Company, Use of Proceeds,
                                                        Capitalization, Selected Financial Data,
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations, Business, Management,
                                                        Principal Stockholders, Certain
                                                        Transactions, Description of Capital
                                                        Stock, Shares Eligible for Future Sale
  12      Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                              DATED MARCH 31, 1997


PROSPECTUS

                                2,178,493 SHARES


                                 SABRATEK LOGO

                                  COMMON STOCK
                         ------------------------------


     Of the 2,178,493 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby, 1,700,000 shares are being sold by Sabratek Corporation ("Sabratek" or the "Company") and 478,493 shares are being sold by certain selling stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders. To the extent that the shares of Common Stock sold by Selling Stockholders are received by them upon the exercise of outstanding options and warrants, the Company will receive the proceeds of such exercise. See "Selling Stockholders."



     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SBTK." On March 27, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $20.25 per share. See "Price Range of Common Stock."

                         ------------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

========================================================================================================================
                                                      UNDERWRITING
                                PRICE TO              DISCOUNTS AND            PROCEEDS TO           PROCEEDS TO THE
                                 PUBLIC              COMMISSIONS(1)          THE COMPANY(2)       SELLING STOCKHOLDERS
------------------------------------------------------------------------------------------------------------------------
Per Share...............            $                       $                       $                       $
------------------------------------------------------------------------------------------------------------------------
Total(3)................            $                       $                       $                       $
========================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $500,000. Does not include proceeds to the Company from the exercise of outstanding options and warrants, estimated at $935,522.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 326,774 additional shares at the Price to Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          , and $          , respectively.

                         ------------------------------

     The shares of Common Stock are being offered severally by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to conditions including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167, on or about
                    , 1997.

                         ------------------------------
BEAR, STEARNS & CO. INC.
                 SALOMON BROTHERS INC
                                  SMITH BARNEY INC.
                                              JEFFERIES & COMPANY, INC.

                THE DATE OF THIS PROSPECTUS IS            , 1997

     The Company has registered or applied to register the following trademarks:
SABRATEK(R) and its logo, AutoRamp(R), HOMERUN(R), Seamless Delivery System(TM), PumpMaster(TM), MediVIEW(R) and TCS Total Compliance System(TM). The Company has also filed a foreign trademark application for the name SABRATEK(TM) and its logo in Japan.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS. SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

SUB-ACUTE FACILITY   LONG-TERM CARE FACILITY   SKILLED NURSING FACILITY  HOSPICE



SEAMLESS DELIVERY SYSTEM(TM) FEATURES

FACILITATE THERAPIES FOR HIGHER ACUITY PATIENTS:

- MULTIPLE THERAPY PROTOCOLS

- REMOTE INTERACTIVE PROGRAMMING AND MONITORING

- DATA CAPTURE AND OUTCOMES REPORTING

- CUSTOMIZABLE DELIVERY FORMATS

- USER-FRIENDLY DESIGN AND FEATURES

- ADVANCED SAFETY ALARMS AND FEATURES



ANTIBIOTIC THERAPY   PREGNANCY/OBSTETRICAL   CHEMOTHERAPY  PAIN MANAGEMENT

    INFUSION SUITE   CLINIC      PHYSICIAN'S    HOME HEALTH      PATIENT'S HOME
                                 OFFICE         AGENCY



                                     HEALTH CARE PROVIDER AND PAYOR BENEFITS

                                     ACHIEVE LOWER COSTS

                                     - MINIMIZES ON-SITE CAREGIVER INTERVENTION

                                     - MAXIMIZES THERAPY COMPLIANCE

                                     - REDUCES TRAINING/TRAVEL TIME

                                     - ENABLES OPTIMAL CLINICAL PROTOCOL
                                       DEVELOPMENT

                                     - MINIMIZES PUMP INVENTORIES AND
                                       MAINTENANCE COSTS

                                     - OPTIMIZES ADMINISTRATIVE EFFICIENCIES



    ENTERAL NUTRITION   PARENTERAL NUTRITION   HUMAN GROWTH HORMONES  HEMOPHILIA

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not exercised, (ii) assumes the exercise of outstanding options and warrants to purchase 191,799 shares of Common Stock by the Selling Stockholders and receipt by the Company of $935,522 in proceeds in connection therewith and (iii) has been adjusted to give effect to a 1-for-3.173 reverse stock split which was effected by the Company in connection with its initial public offering of 2,875,000 shares of Common Stock in June, 1996. See "Underwriting" and "Selling Stockholders." This Prospectus contains certain forward-looking statements within the meaning of the Federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                                  THE COMPANY

     Sabratek Corporation (the "Company" or "Sabratek") develops, produces and markets technologically-advanced, user-friendly and cost-effective therapeutic and diagnostic medical systems designed specifically to meet the unique needs of the alternate-site health care market. The Company's multi-therapy infusion and other systems incorporate advanced communications technology which is designed to reduce provider operating costs while maintaining the integrity and quality of care. Sabratek's proprietary health care information system provides remote programming as well as real-time diagnostic and therapeutic data capture capabilities, allowing caregivers to monitor patient compliance more effectively and allowing providers to develop outcome analyses and optimal clinical protocols. The Company has designed its integrated hardware and software system to permit providers of infusion therapy to achieve cost-effective movement of patients along the continuum of alternate-site health care settings. The Company intends to expand its product line beyond infusion therapy to become a leading developer and marketer of a variety of interactive therapeutic and diagnostic medical systems for the delivery of high-quality, cost-effective health care in alternate sites. The Company believes that its current and future products and related software will facilitate the ability of alternate-site providers to create a "virtual" hospital room, thereby affording the delivery of a wide range of care previously provided primarily in an acute-care setting. Substantially all of the Company's revenues have historically been derived from the sale of its multi-therapy infusion pumps and related disposable supplies. Since August, 1996, the Company has commercially introduced several additional products which it believes will contribute to future revenues.

     Sabratek's strategy focuses primarily on the alternate-site health care market, which it believes will continue to experience significant growth as managed care payors continue to move patients to the lowest-cost care setting. Such growth may be attributed to increasing cost-containment pressures, along with advances in medical technology, that have transitioned the delivery of health care away from the traditional acute-care setting to more cost-effective sites. The alternate-site market includes, among other things, the provision of infusion services rendered in various settings, including the patient's residence, sub-acute care facilities, nursing homes, outpatient clinics, dialysis centers and hospice facilities. According to POV, Incorporated, an industry tracking and consulting firm, the infusion therapy segment of this market is expected to grow in revenue from $3.2 billion in 1992 to $7.9 billion in 1997, representing an average annual compounded growth rate of approximately 20%.

     The Company believes that for alternate-site health care providers, the management of costly resources such as nursing staff and infusion equipment inventories is critical to their operating viability. The Company's strategic response to the need to achieve cost-effective movement of patients along the continuum of alternate-site care has been to develop the SEAMLESS DELIVERY SYSTEM which integrates stationary and ambulatory multi-therapy infusion pumps, disposable supplies, a proprietary interactive software system and a proprietary infusion pump testing device. Sabratek's SEAMLESS DELIVERY SYSTEM maximizes the similarities in operating features and range of therapeutic applications of the Company's stationary and ambulatory infusion devices, thereby reducing the costly time requirements of training and infusion administration as well as minimizing equipment inventories. The Company's interactive software system augments the utilization of Sabratek's infusion pumps and allows providers to program therapies and monitor compliance on a real-time basis from a remote location. The Company's portable, automatic infusion pump testing device enables providers to perform on-site diagnostic tests on Sabratek's infusion pumps and thereby reduces costs by eliminating the traditional reliance on third-party testing services and in-house biomedical engineering capabilities. The Company believes that competing infusion therapy products do not meet the diverse needs of payors, alternate-site health care providers and their patients within the managed care environment to the same extent as the Company's SEAMLESS DELIVERY SYSTEM.

     In 1992, the Company commercially launched its multi-therapy stationary infusion device (the "3030 Stationary Pump"), and in 1995 introduced its multi-therapy ambulatory infusion device (the "6060 Ambulatory Pump"). In addition, the Company markets a comprehensive line of related disposable tubing sets. Both the 3030 Stationary Pump and the 6060 Ambulatory Pump have received 510(k) clearance from the Food and Drug Administration (the "FDA"). In 1996, the Company began marketing its proprietary medical software system ("MediVIEW") and its proprietary infusion pump testing device (the "PumpMaster"). The Company currently markets its products domestically to national, regional and local alternate-site and acute-care providers through a sales force composed of 17 direct sales professionals, six clinical support staff and two full-time sales consultants combined with a network of specialized alternate-site medical products distributors. The Company also markets its products internationally through distributors in Europe, Asia, Africa, South America and the Middle East.

     The Company's goal is to continue to develop and market interactive therapeutic and diagnostic medical systems designed to improve the delivery of high-quality, cost-effective health care at alternate sites. The Company intends to achieve its goal by continuing to: (i) develop advanced medical products and related software systems that maximize the cost-effective provision of alternate-site health care, (ii) develop an integrated system of therapeutic and diagnostic information-based medical products supported by the Company's proprietary health care information system platform, and (iii) create a proprietary outcomes database through the Company's products and software system platform.

                              RECENT DEVELOPMENTS

     On February 25, 1997, Sabratek acquired substantially all the assets of Rocap, Inc. ("Rocap") for $100,000 in cash, 131,593 shares of Sabratek Common Stock (valued at approximately $2.9 million), plus the assumption of net liabilities of approximately $661,000 and the forgiveness of a bridge loan. In connection with the acquisition, the former President of Rocap entered into a three-year employment agreement with Sabratek.


     Rocap produces and markets prepackaged injectable prescription pharmaceuticals (intravenous or "I.V." Admixture products) and pre-filled I.V. tubing flush syringes for the alternate-site and acute-care markets. The Company believes the addition of the Rocap product line expands the scope of the Company's I.V. delivery systems, products, and services, thereby enhancing the Company's competitive position.

                                  THE OFFERING


Common Stock offered by the Company.........................  1,700,000 shares
Common Stock offered by Selling Stockholders................  478,493 shares
Common Stock to be outstanding after the Offering(1)........  10,266,028 shares
Use of proceeds.............................................  For expanding manufacturing capacity;
                                                              for funding further product
                                                              development efforts; and for expanding
                                                              sales and marketing activities, with
                                                              the remainder to be used for working
                                                              capital and general corporate
                                                              purposes. In addition, proceeds may be
                                                              used for future joint ventures or
                                                              acquisitions. See "Use of Proceeds."
Nasdaq National Market Symbol...............................  SBTK


---------------

(1) Based on the number of shares outstanding on February 28, 1997. Excludes 1,467,123 shares of Common Stock issuable upon exercise of outstanding stock options under the Company's Stock Option Plan at a weighted average exercise price of $8.31 per share, 233,997 shares of Common Stock reserved for future option grants under such plan and 544,430 shares of Common Stock issuable upon exercise of warrants at a weighted average exercise price of $5.36 per share. Includes 191,799 shares of the above outstanding options and warrants issuable upon exercise by the Selling Stockholders. See "Management -- Stock Option Plan" and "Description of Capital Stock -- Warrants."

                         SUMMARY FINANCIAL INFORMATION


                                                      YEAR ENDED DECEMBER 31,                1996
                                           ---------------------------------------------      PRO
                                           1992     1993      1994      1995      1996     FORMA(1)
                                           ----     ----      ----      ----      ----     --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................  $ 842   $ 1,229   $ 3,315   $ 4,040   $17,696    $19,632
Gross margin (loss)......................    (28)     (405)      834     1,138     8,948      9,340
Selling, general and administrative
  expenses...............................    765     2,411     4,108     6,874     8,474     10,092
Operating income (loss)..................   (793)   (2,816)   (3,274)   (5,736)      474       (752)
Stock appreciation rights(2).............     --        --        --        --    (1,628)    (1,628)
Net loss.................................   (791)   (2,821)   (3,555)   (6,036)     (858)    (2,122)
Weighted average common shares
  outstanding(3).........................                                6,610     7,263      7,395
Net loss per share (1995 pro forma)(3)...                              $ (0.90)  $ (0.12)   $ (0.29)



                                                                 AS OF DECEMBER 31, 1996
                                                        ------------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL     PRO FORMA(4)    AS ADJUSTED(5)
                                                         ------     ------------    --------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.......................................  $ 24,587      $ 23,427         $ 63,623
Total assets..........................................    32,951        37,235           77,431
Total debt and capital lease obligations..............       327           818              818
Accumulated deficit...................................   (14,310)      (14,310)         (14,310)
Total stockholders' equity............................    28,650        31,550           71,746


---------------
(1) Gives effect to the acquisition of Rocap as if it occurred on January 1, 1996. See "Pro Forma Supplemental Consolidated Financial Statements."

(2) For the period ended December 31, 1996, a non-recurring charge in the amount of approximately $1.6 million was recorded to recognize obligations under certain stock appreciation rights in connection with the Company's June 1996 initial public offering.

(3) See Note (2) to the Financial Statements for an explanation of the calculation of weighted average shares outstanding.

(4) Gives effect to the acquisition of Rocap as if it occurred on December 31, 1996. See "Pro Forma Supplemental Consolidated Financial Statements."


(5) Gives effect to the sale of the 1,700,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $24.75 per share and receipt by the Company of $935,522 upon exercise of outstanding options and warrants to purchase 191,799 shares of Common Stock by the Selling Stockholders.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of the Federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the risk factors set forth below in evaluating an investment in the shares of Common Stock offered hereby.

HISTORY OF LOSSES

     The Company was formed in 1989, introduced its first product in 1992, and has incurred operating and net losses since its inception through September 30, 1996. The Company incurred net losses of approximately $3.6 million, $6.0 million, and $858,000 for the years 1994, 1995 and 1996, respectively, and as of December 31, 1996, had an accumulated deficit of $14.3 million. The Company's losses resulted primarily from expenditures relating to research and development, product engineering, obtaining FDA clearance for its products, development of its initial sales and marketing organization, and establishment of manufacturing capability. Although the Company has experienced revenue growth in recent periods and has operated at a profit for the last two calendar quarters, such recent growth and profitability may not be sustainable and may not be indicative of future results. The Company's ability to increase sales and generate profits will depend on numerous factors, and there can be no assurance that the Company's revenues will continue to grow or that the Company will remain profitable. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PRINCIPAL PRODUCT LINE AND NEW PRODUCT DEVELOPMENT

     The Company currently derives substantially all of its revenues from the sale of its multi-therapy infusion pumps and related disposable supplies and expects that revenues from these products will continue to account for a significant portion of the Company's revenues in the future. Although the commercial introduction of MediVIEW and PumpMaster along with the recent acquisition of Rocap reduce the Company's reliance on its principal product line, declines in the demand for the Company's infusion pumps and related disposable supplies, whether due to increased competition, technological changes, or other factors, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's execution of its business strategy and its future financial performance will depend in large part on the Company's ability to meet the increasingly sophisticated needs of its customers through the timely development and successful introduction or acquisition of new infusion therapy products, enhanced versions of existing products, and new complementary products. The success of new or enhanced products is subject to certain risks inherent in the development of products and materials based upon new technologies. These risks include the possibilities that (i) certain of the products developed may require and fail to receive regulatory clearance or approval, (ii) the products may be difficult to manufacture on a commercial scale or may be uneconomical to manufacture or market, (iii) the proprietary rights of third parties may preclude the Company from marketing such products, (iv) the Company's competitors may market superior, more cost-effective or equivalent products and may do so on a more timely basis, (v) errors and malfunctions may be found in products after their commercial introduction and may not be corrected in a timely manner, and (vi) customers may not accept or use the products. The Company has historically expended a significant amount on product development and believes that significant continuing product development efforts will be required to sustain the Company's growth. There can be no assurance that the market will continue to accept the Company's existing products, or that product enhancements or new products will be developed in a timely and cost-effective manner, meet the needs and requirements of alternate-site health care providers or achieve market acceptance. In addition, the Company may be unable to acquire additional products and technologies. See "Business -- Products," "-- Sales and Marketing" and "-- Competition."

HIGHLY COMPETITIVE MARKETS; TECHNOLOGICAL RISK

     The medical products industry in general and the infusion therapy products industry in particular are characterized by intense competition. Large competitors, such as Abbott Laboratories, Advanced Medical, Inc., Baxter International Inc. and SIMS Deltec, Inc., a subsidiary of Smiths Industries, PLC ("SIMS Deltec"), among others, have significant market shares and installed bases of products in the infusion pump and related disposable supplies industry. Many of the Company's competitors have substantially greater capital resources, research and development staffs, regulatory experience, sales and marketing capabilities, manufacturing facilities and broader product offerings than the Company. The Company expects that these competitors will continue to compete aggressively with tactics such as offering volume discounts based on "bundled" purchases of a broader range of medical equipment and supplies, a tactic that the Company can currently only pursue on a more limited basis. There can be no assurance that such competition will not adversely affect the Company's results of operations or its ability to maintain or increase sales and market share. As a consequence of the foregoing, the Company may not be able to successfully execute its business strategies.

     The market for infusion therapy products is affected by continuing improvements and enhancements in technology. There can be no assurance that the Company's competitors or potential competitors will not succeed in developing or marketing products that provide more desirable characteristics, or are more effective or less expensive than those developed or marketed by the Company. In addition, technological advances in drug delivery systems, the development of therapies that can be administered by methods other than infusion therapy, and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the Company's business. See "Business -- Research and Development" and "-- Competition."

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

     There can be no assurance that the common law, statutory and contractual rights on which the Company relies to protect its intellectual property and confidential and proprietary information will provide it with meaningful protection. Third parties may independently develop products, techniques or information which are substantially equivalent to the products, techniques and information which the Company considers proprietary. In addition, proprietary information regarding the Company could be disclosed in a manner against which the Company has no meaningful remedy.

     Disputes regarding the Company's intellectual property could force the Company into expensive and protracted litigation or costly agreements with third parties. An adverse determination in a judicial or administrative proceeding or failure to reach an agreement with a third party regarding intellectual property rights could prevent the Company from manufacturing and selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

PENDING LITIGATION

     On February 5, 1997, SIMS Deltec filed a complaint (the "Complaint") in the United States District Court for the District of Minnesota alleging that Sabratek's manufacture, use and/or sale of the MediVIEW software in conjunction with its infusion pumps infringes on a patent entitled "Systems and Methods for Communicating with Ambulatory Medical Devices Such as Drug Delivery Devices" previously issued to SIMS Deltec. The Complaint seeks injunctive relief, unspecified monetary damages and costs. The Company has not yet formally responded to the Complaint but intends to vigorously defend against the allegations contained in the Complaint. Protracted litigation or an adverse outcome in this matter could have a material adverse impact on the Company's business, financial condition and results of operations.

LIMITED SALES AND MARKETING EXPERIENCE

     The Company has only begun to significantly expand its sales, marketing and distribution force within the past year. The Company's sales and marketing staff will require additional personnel in the future. There can be no assurance that the Company will be able to continue to successfully expand its sales and marketing staff, that such an expanded sales and marketing staff will be cost-effective, or that the Company's increased direct sales and marketing efforts will be successful. The Company also sells its products through domestic and international distributors of medical products. There can be no assurance that the Company or its distributors will be successful in marketing or selling the Company's products. See "Business -- Sales and Marketing."

BROAD DISCRETION WITH RESPECT TO ALLOCATION OF NET PROCEEDS

     The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes, including: expanding manufacturing capacity; funding further product development efforts; and expanding sales and marketing activities. In addition, proceeds may be used for future joint ventures or acquisitions of technologies, products or companies complementary to the Company's business. The Company has not yet identified the specific uses for such net proceeds and will, therefore, retain broad discretion as to their allocation. Pending such uses, the Company intends to invest the net proceeds in short-term interest-bearing, investment-grade securities. See "Use of Proceeds."

RISKS ASSOCIATED WITH PAST AND FUTURE ACQUISITIONS

     In February, 1997, the Company acquired Rocap. Although the Company has no pending agreements or commitments, the Company may make additional acquisitions of complementary businesses, products or technologies in the future. Acquisitions of companies, divisions of companies, or products entail numerous risks, including (i) the potential inability to successfully integrate acquired operations and products or to realize anticipated synergies, economies of scale or other value, (ii) diversion of management's attention, and (iii) loss of key employees of acquired operations. No assurance can be given that the Company will not incur problems in integrating the Rocap operations or any future acquisition and there can be no assurance that the acquisition of Rocap or any future acquisition will increase the Company's profitability. Furthermore, there can be no assurance that the Company will realize value from any such acquisition which equals or exceeds the consideration paid. Any such problems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, future acquisitions by the Company may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. These factors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Certain Transactions."

LIMITED ASSEMBLY/MANUFACTURING EXPERIENCE

     Most of the Company's products are currently assembled/manufactured by the Company at its facilities. To be successful, the Company must assemble/manufacture its products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable assembly/manufacturing costs. There can be no assurance that the Company will be able to continue to assemble/manufacture products in large commercial quantities on a timely basis and at an acceptable cost. If the Company becomes unable to assemble/manufacture its products at its facility in a timely and efficient manner, the Company's ability to supply product to its distributors and direct customers may be adversely affected until such time as the Company is able to establish alternative assembly/manufacture arrangements. See "Business -- Assembly and Manufacturing."

INTERRUPTION IN SOURCES OF SUPPLY

     The Company could face problems in supplying its equipment and disposable products to distributors and customers if its primary sources of supply were interrupted and it faced delays in activating its secondary sources of supply. Any such interruption or delays could have an adverse effect on the Company. There can be no assurance that the Company will be able to maintain a sufficient and adequate supply of products in its own inventory or that the Company will be able to cause its distributors to maintain a sufficient and adequate supply of products to avoid such a disruption. See "Business -- Assembly and Manufacturing."

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     The Company's products are generally purchased by health care providers, which then seek reimbursement from various public and private third-party payors, such as Medicare, Medicaid and indemnity insurers, for health care services provided to patients. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. The Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA"), which administers Medicare, and most private insurance companies do not provide reimbursement for services that they determine to be experimental in nature or that are not considered "reasonable and necessary" for diagnosis or treatment. Many private insurers are influenced by HCFA actions in making their own coverage decisions on new products or services. There can be no assurance that third-party reimbursement for the services provided using the Company's products will continue to be available to its customers or that any such reimbursement will be adequate. Disapproval of, or limitations in, coverage by HCFA or other third-party payors could materially and adversely affect market acceptance of the Company's products which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Reimbursement."

NO ASSURANCE OF REGULATORY CLEARANCE; STRICT GOVERNMENTAL REGULATION

     The production and marketing of the Company's current products and the products the Company intends to introduce in the future are subject to regulations by numerous governmental authorities, including the FDA and corresponding state and foreign agencies. In the United States, the development, manufacture and promotion of medical devices are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"). The Company's 3030 Stationary Pump and 6060 Ambulatory Pump, and the related disposable tubing sets for use with these systems, have been cleared by the FDA under a premarket notification procedure known as a "510(k) Submission," which generally takes less time to complete, and requires less information, than the FDA's lengthy and expensive premarket approval ("PMA") process.

     The Company's Rocap division is registered with the FDA as a drug manufacturer and repackager and its products are required to be manufactured according to current good manufacturing practices. Some of the products manufactured by the Rocap division have been listed with the FDA in accordance with the Drug Listing Act of 1972. Some of the products manufactured by the Rocap division contain drugs which are purchased from other manufacturers which have received FDA approvals. There can be no assurance that the suppliers of such drugs will be able to maintain such approvals. While Rocap currently manufactures and distributes its products without any FDA approvals, there can be no assurance that the FDA will allow the Rocap division to manufacture and distribute new or altered products without obtaining FDA approvals. If in the future the FDA concludes that the products manufactured and distributed by the Company's Rocap division require that the products be relabeled, require Rocap to obtain 510(k) clearance, require new drug approval, or other regulatory approval, the FDA could prohibit the Rocap division from manufacturing and/or distributing these products until the Company made the necessary submissions and obtained any required approvals. The FDA could also take regulatory action against the Company for the Rocap division's manufacture and/or distribution of products. If the FDA were to take any of the foregoing actions with respect to the Company, it could have a material adverse effect on the Company's operations.

     The Company believes that the original 510(k) clearance for the 6060 Ambulatory Pump permits the Company to market the MediVIEW software with the 6060 Ambulatory Pump in the United States without a new 510(k) Submission. However, there can be no assurance that the FDA would agree with the Company's determination. If in the future the FDA concludes that the MediVIEW software system for use with the 6060 Ambulatory Pump required a new 510(k) Submission, the FDA could prohibit the Company from marketing the MediVIEW software system for this use until the Company filed a new 510(k) Submission and obtained clearance from the FDA. The FDA could also take regulatory action against the Company for its prior distribution of the MediVIEW software system with the 6060 Ambulatory Pump.

     The Company has determined that the PumpMaster does not constitute a device under the statutory definition and, therefore, did not file a 510(k) Submission with respect to this product. There can be no assurance that the FDA will agree with the Company's determination in this regard. If the FDA were to determine that the PumpMaster is a medical device that requires a 510(k) Submission prior to its commercial distribution, the FDA could suspend further commercial distribution of the PumpMaster and take regulatory action against the Company for its prior distribution of the product.

     The Company's new products and new applications for existing products may require FDA clearance or approval prior to marketing. The FDA is currently in the process of revising the regulatory requirements and review criteria for software-related medical devices, which could adversely effect the Company's introduction of new software products, or devices that incorporate software, in the future. The product clearance process for future products can be lengthy, expensive and uncertain. There can be no assurance that market clearances will be forthcoming in a timely manner, if at all, or that the FDA will not require more extensive clinical evaluations, other information or a PMA Submission. Moreover, the clearances, if granted, could limit the uses for which the product could be marketed. Failure to obtain, or delays caused by, regulatory clearances or approvals could have a material adverse affect on the Company's business, financial condition and results of operations.

     In October 1996, the Company learned of a defect in a software feature of certain units of the 6060 Ambulatory Pump. The Company initiated a recall of these units to correct the problem with an upgrade of the software. Pursuant to FDA regulations, the Company notified the FDA of the recall and has updated the FDA of the progress of the recall, which is now approximately 85% complete. The FDA reported this recall in the January 15, 1997, issue of the FDA Enforcement Report. There can be no assurance that the FDA will not take further enforcement action against the Company with respect to this matter.

     The Company is also subject to strict domestic and foreign regulations and supervision regarding the development, manufacturing, marketing, labeling, distribution, and promotion of its products. This includes periodic inspections of the Company's manufacturing facility by the FDA to determine compliance with good manufacturing practice ("GMP") requirements, which are set forth in the FDA's Quality System ("QS") regulations. There can be no assurance that the Company will be able to attain or maintain compliance with GMP requirements.

     Failure to comply with the regulations outlined above may result in severe governmental sanctions. Noncompliance with applicable requirements can result in, among other things, rejection or withdrawal of premarket clearance or approval for devices, recall or seizure of products, total or partial suspension of production, fines, injunctions, and civil and criminal penalties. The FDA also has the authority to request repair, replacement or refund of the cost of any devices manufactured or sold by the Company. Any of these sanctions may have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Government Regulation."

PRODUCT LIABILITY EXPOSURE

     Manufacturers of medical devices face the possibility of substantial liability for damages in the event that the use of their products is alleged to have resulted in adverse effects to a patient. The Company maintains product liability insurance with coverage limits of $5.0 million per occurrence with an annual aggregate policy limit of $5.0 million. The Company's product liability insurance provides coverage only for products currently manufactured and distributed. There can be no assurance that liability claims will not exceed the limits of such coverage or that such insurance will continue to be available on commercially reasonable terms or at all. Furthermore, the Company does not maintain insurance that would provide coverage for any costs or losses resulting from any required recall of its products due to alleged defects, whether instituted by the Company or a regulatory agency. See "Business -- Product Liability Insurance."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     During the year ended December 31, 1996, the Company derived approximately 9% of its revenues from international sales, resulting in exposure to certain risks. Fluctuations in exchange rates of the U.S. dollar against foreign currencies may reduce demand for, or the profitability of, the Company's products sold overseas. In addition, the Company's international sales may be affected by economic or political instability and domestic and foreign governmental regulations, including export license requirements, trade restrictions, changes in tariffs, regulatory approval for marketing products or similar factors. Finally, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States. See "Business -- Sales and Marketing" and "-- Intellectual Property."

QUARTERLY FLUCTUATIONS

     The Company's quarterly revenues and operating results have varied significantly in the past and may continue to do so in the future. In particular, the Company's distributors and other customers may purchase several months of inventory at one time which may cause fluctuations in quarterly revenues. Future revenues and operating results may also fluctuate significantly from quarter to quarter and will depend upon, among other factors: (i) demand for the Company's products and new product introductions by the Company or its competitors or transitions to new products, (ii) the timing of orders and shipments, (iii) the mix of sales between products, (iv) competition, including pricing pressures, (v) the timing of regulatory and third-party reimbursement approvals, (vi) expansion of the Company's assembly capacity and the Company's ability to assemble or manufacture its products efficiently, and (vii) the timing of research and development expenditures. Accordingly, period-to-period comparisons of the Company's revenues and operating results should not be relied upon as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance depends in significant part upon the continued service of its senior management and other key personnel. Because the Company has a relatively small number of employees when compared to other companies in the same industry, its dependence on maintaining its employees is particularly significant. There can be no assurance that the Company's current employees will continue to work for the Company. Loss of services of key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is also dependent on its ability to attract and retain additional high quality personnel. The Company may need to grant additional options to key employees and provide other forms of incentive compensation to attract and retain key personnel. See "Business -- Employees."

NEED FOR ADDITIONAL FINANCING

     The Company anticipates that the net proceeds of the Offering will be adequate to satisfy its operating and capital requirements at least through the end of 1998. However, changes in the Company's business or business plan could affect the Company's capital requirements. The Company's future capital requirements will depend on many factors, including, but not limited to, the cost of manufacturing and marketing activities, its ability to successfully market its products, the scope of its research and development programs, the length of time required to collect accounts receivable, competing technological and market developments, and potential acquisitions. If additional financing is needed, beyond the amount available under existing credit facilities, there can be no assurance that it will be available on terms acceptable to the Company, if at all, or that such financing would not be dilutive to existing stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INFLUENCE OF LIMITED NUMBER OF STOCKHOLDERS

     Following completion of the Offering, the directors and executive officers of the Company and certain existing stockholders may be able to influence the Company's affairs and business, including any determination with respect to a change in control of the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends on the Company's Common Stock and the election of directors. Such influence could have the effect of delaying, deferring or preventing a change in control of the Company which could deprive the Company's stockholders of the opportunity to sell their shares of Common Stock at prices higher than prevailing market prices. See "Principal Stockholders."

POSSIBLE VOLATILITY OF STOCK PRICE

     The securities markets have, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly-held medical device companies have been in the past, and are expected to be, volatile. Announcements of technological or medical innovations or new commercial products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, changes in regulatory or medical reimbursement policies, and economic and other external factors, as well as period-to-period fluctuations in the financial results of the Company, may have a significant impact on the market price and marketability of the Common Stock. See "Underwriting."

ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE


     Sales of shares of Common Stock (including shares issued upon the exercise of outstanding options or warrants) in the public market after the Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of the Offering, the Company will have approximately 10,266,028 shares of Common Stock outstanding. The 2,178,493 shares offered hereby and the 2,875,000 shares issued by the Company in its initial public offering in June 1996 will be freely tradable without restriction, unless purchased by an affiliate of the Company. Of the remaining 5,212,535 shares outstanding, all except 840,789 are eligible for sale or have already been sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act") upon the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"). Shares held by the Selling Stockholders (other than those sold in the Offering), all directors, certain officers, and certain stockholders are subject to lock-ups of 60 or 90 days and may become available for sale upon the expiration of such lock-ups. Bear, Stearns & Co. Inc. may waive the foregoing lock-up without notice to persons purchasing shares in this Offering and without notice to any market on which the Common Stock is traded. In addition, certain holders of the Company's Common Stock have registration rights. See "Shares Eligible for Future Sale", "Dilution." "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."


IMPACT OF ANTI-TAKEOVER MEASURES; POSSIBLE ISSUANCE OF PREFERRED STOCK; CLASSIFIED BOARD

     Certain provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Pursuant to the Company's Certificate of Incorporation, the Board of Directors is authorized to fix the rights, preferences, privileges and restrictions, including voting rights, of unissued shares of the Company's preferred stock and to issue such stock without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be created and issued in the future. In addition, stockholders do not have the right to cumulative voting for the election of directors. The Company's Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. Specifically, the Company's Bylaws provide for a staggered board whereby only one-third of the total number of directors are replaced or re-elected each year. The Bylaws also require the affirmative vote of two-thirds of the Company's issued and outstanding capital stock to remove a director.

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved in a prescribed manner,
Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transactions that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock.

SUBSTANTIAL DILUTION AND ABSENCE OF DIVIDENDS

     Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value per share of Common Stock from the public offering price. In addition, the exercise of outstanding options and warrants will result in further dilution. See "Dilution." The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

     The Company was organized under Illinois law in December, 1989, and was reincorporated under Delaware law in December, 1991. The Company's executive offices are located at 5601 West Howard Street, Niles, Illinois 60714. The Company's telephone number is (847) 647-2760.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the 1,700,000 shares of Common Stock offered by it pursuant hereto are estimated to be approximately $39.3 million ($46.9 million if the Underwriters' over-allotment option is exercised in full), at an assumed public offering price of $24.75 per share, after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of the 478,493 shares of Common Stock offered by the Selling Stockholders pursuant hereto. The Company will, however, receive proceeds of approximately $935,522 upon exercise of outstanding options and warrants to purchase 191,799 shares of Common Stock by Selling Stockholders.


     The Company estimates that it will use the net proceeds in the following manner: 20% for expanding manufacturing capacity; 20% for financing further product development efforts; and 15% for expanding sales and marketing activities, with the remainder to be used for working capital and general corporate purposes. In addition, proceeds may be used for future joint ventures or acquisitions of technologies, products or companies which are complementary to the Company's business.

                          PRICE RANGE OF COMMON STOCK

     The Company completed its initial public offering in June, 1996 at a price per share of $10.00. Since June 21, 1996, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "SBTK". The following table sets forth, for the periods indicated, the high and low reported sale prices of shares of the Common Stock as reported on the Nasdaq National Market.


                                                                HIGH        LOW
                                                                ----        ---
1996
Second Quarter (from June 21, 1996).........................    $12         $10
Third Quarter...............................................    $16 1/2     $ 7 3/4
Fourth Quarter..............................................    $16 3/4     $13
1997
First Quarter (through March 27, 1997)......................    $29 1/8     $15 1/4



     As of March 7, 1997, there were approximately 214 holders of record of the Common Stock. On March 27, 1997, the last reported sale price on the Nasdaq National Market for the Common Stock was $20 1/4 per share.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain all available funds for use in its business and therefore does not intend to pay any cash dividends on its Common Stock in the foreseeable future.

                                    DILUTION


     The net tangible book value of the Company as of December 31, 1996 was $28,608,542, or $3.49 per share. Net tangible book value per share is determined by dividing the tangible net worth of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value after December 31, 1996, other than to give effect to the sale of the 1,700,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $24.75 per share and receipt by the Company of $935,522 upon the exercise of outstanding options and warrants to purchase 191,799 shares of Common Stock by the Selling Stockholders, net tangible book value of the Company as of December 31, 1996 would have been $68,804,939, or $6.82 per share (after deducting the estimated underwriting discount and offering expenses payable by the Company). This represents an immediate increase in net tangible book value of $3.33 per share to existing stockholders and an immediate dilution of $17.93 per share to new investors. Dilution to new investors is determined by subtracting the net tangible book value per share after the Offering from the public offering price per share. The following table illustrates this per share dilution.


Assumed public offering price per share(1)...........................    $24.75
  Net tangible book value per share before Offering.........    $3.49
  Increase per share attributable to new investors(2).......     3.33
                                                                -----
Net tangible book value per share after Offering.....................      6.82
                                                                         ------
Dilution per share to new investors(3)...............................    $17.93
                                                                         ======

---------------
(1) Assumed public offering price before deduction of underwriting discounts and commissions and estimated expenses of the Offering to be paid by the Company.


(2) Assumes receipt by the Company of $935,522 in proceeds upon exercise of outstanding options and warrants to purchase 191,799 shares of Common Stock by the Selling Stockholders.


(3) Assumes no exercise of outstanding stock options and warrants except for those specifically described in note (2) above. See "Selling Stockholders."

     The following table summarizes, as of December 31, 1996, the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased (or to be purchased) from the Company, the total consideration paid (or to be paid) and the average price per share paid (or to be paid) by the existing stockholders and new investors, including proceeds from the issuance.


                                   SHARES PURCHASED(1)        TOTAL CONSIDERATION
                                 -----------------------    ------------------------    AVERAGE PRICE
                                   NUMBER        PERCENT      AMOUNT         PERCENT      PER SHARE
                                   ------        -------      ------         -------    -------------
Existing stockholders..........   8,196,981         81%     $45,133,919         51%        $ 5.51
New investors..................   1,891,799         19       43,010,522         49          22.74
                                 ----------        ---      -----------        ---
          Total................  10,088,780        100%     $88,144,441        100%
                                 ==========        ===      ===========        ===


---------------
(1) Assumes no exercise of outstanding stock options and warrants except for those specifically described in note (2) above. See "Management -- Stock Option Plan" and "Description of Capital Stock -- Common Stock."

                                 CAPITALIZATION


     The following table sets forth (i) the total capitalization of the Company as of December 31, 1996, (ii) the pro forma capitalization of the Company as of December 31, 1996 giving effect to the acquisition of Rocap, and (iii) such pro forma capitalization as adjusted to reflect the sale of the 1,700,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $24.75 per share and receipt by the Company of $935,522 upon exercise of outstanding options and warrants to purchase 191,799 shares of Common Stock by the Selling Stockholders.



                                                                  AS OF DECEMBER 31, 1996
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             ------     ---------    -----------
                                                                       (IN THOUSANDS)
Short-term debt (including current portion of long-term
  obligations)(1).........................................  $    303    $    503      $    503
Long-term obligations (excluding current portion)(1)......        24         315           315
                                                            --------    --------      --------
Total debt................................................       327         818           818
                                                            --------    --------      --------
Stockholders' equity:
  Common Stock, par value $0.01; 25,000,000 shares
     authorized; 8,196,981 shares issued and outstanding;
     8,328,574 shares issued and outstanding pro forma(2);
     10,220,373 shares issued and outstanding pro forma as
     adjusted(3)..........................................        82          83           102
  Additional paid-in capital..............................    42,891      45,790        85,967
  Deferred compensation...................................       (17)        (17)          (17)
  Unrealized gains........................................         4           4             4
  Accumulated deficit.....................................   (14,310)    (14,310)      (14,310)
                                                            --------    --------      --------
Total stockholders' equity................................    28,650      31,550        71,746
                                                            --------    --------      --------
Total capitalization......................................  $ 28,977    $ 32,368      $ 72,564
                                                            ========    ========      ========


---------------
(1) Includes capital lease obligations.

(2) Includes 131,593 shares issued in connection with the acquisition of Rocap. See "Certain Transactions."

(3) Excludes 1,822,763 shares of Common Stock issuable upon exercise of outstanding stock options and warrants at December 31, 1996.

                            SELECTED FINANCIAL DATA

     The selected financial data with respect to the Company's statements of operations for each of the years in the five year period ended December 31, 1996 and the balance sheet data as of December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the Company's financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The pro forma selected financial data with respect to statement of operations for the year ended December 31, 1996 and the balance sheet data as of December 31, 1996 are derived from the unaudited Pro Forma Supplemental Consolidated Financial Statements which, in the opinion of the Company's management, fairly present the information contained therein. The financial data for the Company should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.

                                                 YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------       1996
                                     1992     1993      1994      1995        1996     PRO FORMA(1)
                                     ----     ----      ----      ----        ----     ------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..........................  $ 842   $ 1,229   $ 3,315   $ 4,040     $17,696     $19,632
Cost of sales......................    870     1,634     2,481     2,902       8,748      10,292
                                     -----   -------   -------   -------     -------     -------
Gross margin (loss)................    (28)     (405)      834     1,138       8,948       9,340
Selling, general and administrative
  expenses.........................    765     2,411     4,108     6,874       8,474      10,092
                                     -----   -------   -------   -------     -------     -------
Operating income (loss)............   (793)   (2,816)   (3,274)   (5,736)        474        (752)
Interest expense...................    (11)      (20)     (260)     (222)       (319)       (357)
Other income (expense), including
  interest income..................     13        15       (21)      (78)        615         615
Stock appreciation rights(2).......     --        --        --        --      (1,628)     (1,628)
                                     -----   -------   -------   -------     -------     -------
Net loss...........................  $(791)  $(2,821)  $(3,555)  $(6,036)    $  (858)    $(2,122)
                                     =====   =======   =======   =======     =======     =======
Weighted average common shares
  outstanding(3)...................                                6,610       7,263       7,395
                                                                 =======     =======     =======
Net loss per share (1995 pro
  forma)(3)........................                              $ (0.90)    $ (0.12)    $ (0.29)
                                                                 =======     =======     =======

                                                 YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------       1996
                                      1992     1993      1994       1995       1996     PRO FORMA(4)
                                      ----     ----      ----       ----       ----     ------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....................  $   (1)  $(1,296)  $   999   $ (1,101)  $ 24,587     $ 23,427
Total assets.......................   1,547     2,215     3,338      4,179     32,951       37,235
Short-term debt (including current
  portion of long term
  obligations)(5)..................     381     2,013        91        775        303          503
Long-term obligations (excluding
  current portion)(5)..............      --       310       464      2,512         24          315
Accumulated deficit................  (1,040)   (3,861)   (7,416)   (13,452)   (14,310)     (14,310)
Total stockholders' equity
  (deficit)........................     390    (1,211)    1,151     (2,821)    28,650       31,550

---------------
(1) Gives effect to the acquisition of Rocap as if it occurred on January 1, 1996. See "Pro Forma Supplemental Consolidated Financial Statements."
(2) For the year ended December 31, 1996, a non-recurring charge in the amount of approximately $1.6 million was recorded to recognize obligations under certain stock appreciation rights in connection with the Company's June 1996 initial public offering.
(3) See Note (2) to the Financial Statements for an explanation of the calculation of weighted average shares outstanding.
(4) Gives effect to the acquisition of Rocap as if it occurred on December 31, 1996. See "Pro Forma Supplemental Consolidated Financial Statements."
(5) Includes capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception in 1989, through 1991, the Company was in its development stage and engaged primarily in research and development, product engineering and activities related to obtaining clearance from the FDA for its first product, the 3030 Stationary Pump. The Company has a limited operating history and, although profitable for the last two calendar quarters, has experienced significant operating losses since inception. Upon receiving FDA clearance for the 3030 Stationary Pump in mid-1992, the Company focused its efforts on creating a domestic and international sales and marketing network, as well as a manufacturing capability, to assist in the distribution of its first product to the alternate-site health care market. Concurrent with these sales and marketing activities, the Company continued to fund the research, development and regulatory clearance activities of other device and software products. See "Risk Factors -- History of Losses."

     The Company commercially launched the 6060 Ambulatory Pump and related disposable supplies in late 1995 and its MediVIEW and PumpMaster in late 1996. Since then, the Company has continued its sales and marketing activities domestically and internationally for the distribution of its products and continued to fund the research and development of additional products. In addition, the Company derives revenues from the rental of its multi-therapy infusion devices, servicing of products, and the sale of extended warranties. See "Risk Factors -- Dependence on Principal Product Line and New Product Development."

     The Company sells its products both directly to alternate-site and acute-care providers, as well as to third-party distributors. The Company's distributors and customers may purchase several months of inventory at any one time which may cause fluctuations in quarterly revenues. Quarterly fluctuations may also result from other factors. The Company also markets and sells its products internationally and, as a result, its revenues may be affected by fluctuations in exchange rates. Failure to obtain regulatory approval for the distribution of new products domestically or in international markets, or regulatory problems in general, may affect the revenues of the Company. See "Risk Factors -- Dependence on Principal Product Line and New Product Development," "-- Governmental Regulations," "-- International Operations," and "-- Quarterly Fluctuations."

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1996 AND 1995

     NET SALES. Net sales increased to $17.7 million for the year ended December 31, 1996 from $4.0 million for the year ended December 31, 1995, an increase of $13.7 million or 343%. The increase is primarily attributable to an increase in sales volume of the 3030 Stationary Pump, the 6060 Ambulatory Pump and the respective disposables, to the alternate-site health care market. Also contributing to the increase was the introduction of the MediVIEW and PumpMaster products.

     COST OF SALES. Cost of sales increased to $8.7 million for the year ended December 31, 1996 from $2.9 million for the year ended December 31, 1995, an increase of $5.8 million, or 200%. Approximately $5.3 million of the increase represents the direct manufacturing cost attributable to the increase in sales volume and the balance of the increase is attributable to the investment in fixed manufacturing costs and overhead necessary to increase production capacity.

     GROSS MARGIN. Gross margin increased to $8.9 million for the year ended December 31, 1996 from $1.1 million for the year ended December 31, 1995, an increase of $7.8 million, or 709%. The increase is due primarily to the increase in sales volume and the resulting economies of scale associated with the increase. Gross margin as a percentage of sales increased to 50% for the year ended December 31, 1996, from 28% for the year ended December 31, 1995. The increase is due to the absorption of fixed manufacturing costs and overhead over a greater unit volume, higher average pricing levels for the 3030 Stationary Pump, and the higher margins inherent to the 6060 Ambulatory Pump introduced in the fourth quarter of 1995.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $8.5 million for the year ended December 31, 1996 from $6.9 million for the year ended December 31, 1995, an increase of $1.6 million, or 23%. Expansion of the Company's sales and clinical support staff increased selling, general and administrative expenses by approximately $1.8 million while reductions and elimination of financial, marketing and product development consulting fees represent the offsetting amount. Selling, general and administrative expenses as a percent of sales decreased to 48% for the year ended December 31, 1996 from 173% for the year ended December 31, 1995. The decrease is due to the allocation of overhead expenses over a greater volume of sales.

     OPERATING INCOME (LOSS). The Company reported operating income of $474,000 for the year ended December 31, 1996 as compared to an operating loss of $5.7 million for the year ended December 31, 1995. The primary contributors to operating profitability, as discussed above, are the incremental sales volume of the 3030 Stationary Pump and the 6060 Ambulatory Pump and related products.

     INTEREST EXPENSE. Interest expense increased to $319,000 for the year ended December 31, 1996 from $222,000 for the year ended December 31, 1995, an increase of $97,000, or 44%. The increase is attributable to the incremental amount of debt issued by the Company and outstanding during the comparative periods. Approximately $1.8 million, in aggregate, of debt was issued between July and December, 1995 and was outstanding through the end of June, 1996.

     INTEREST INCOME. Interest income increased to $617,000 for the year ended December 31, 1996 from $13,000 for the year ended December 31, 1995. The increase of $604,000 is due to the investment interest earned on proceeds from the Company's initial public offering in June, 1996.

     INCOME TAX PROVISION. Due to net losses for the years ended December 31, 1996 and 1995, the Company did not incur any federal or state income tax liability for such periods. The Company currently has a net operating loss carryforward in excess of $14.0 million; however, utilization of such carryforward depends on future earnings and will be subject to annual limitations as a result of changes that have occurred in the Company's ownership.

     NET LOSS. Net loss decreased to $858,000 for the year ended December 31, 1996 from $6.0 million for the year ended December 31, 1995, a decrease of $5.1 million. The loss was reduced primarily as a result of increased sales volume of new and existing products, as discussed above, and the allocation of fixed manufacturing cost and overhead over a greater unit volume. The year ended December 31, 1996 includes a non-recurring charge for stock appreciation rights of approximately $1.6 million in connection with the Company's June, 1996 initial public offering, without which the Company would have reported net income of $770,000.

YEARS ENDED DECEMBER 31, 1995 AND 1994

     NET SALES. Net sales increased to $4.0 million for the year ended December 31, 1995 from $3.3 million for the year ended December 31, 1994, an increase of $725,000 or 22%. The market launch of the 6060 Ambulatory Pump and related disposable tubing sets in the fourth quarter of 1995 accounted for approximately $611,000 of the increase. The remaining amount was attributable to further penetration of the alternate-site health care market through sales of the 3030 Stationary Pump and related disposable tubing sets by regional distributors, the implementation of a direct sales and marketing program in non-distributor territories and the signing of additional national accounts.

     COST OF SALES. Cost of sales increased to $2.9 million for the year ended December 31, 1995 from $2.5 million for the year ended December 31, 1994, an increase of $421,000, or 17%. Approximately $399,000 of the increase was attributed to increased sales volume. The remainder was related to the expansion of the Company's manufacturing capacities, including an increase in operations headcount and facility. Cost of sales as a percentage of sales decreased to 72% in 1995 from 75% in 1994 as a result of the change in product mix, as well as efficiencies from volume purchases of supplies. However, the overall decrease in cost of sales from these factors was partially offset by the costs associated with increases in manufacturing capacities.

     GROSS MARGIN. Gross margin increased to $1.1 million for the year ended December 31, 1995 from $834,000 for the year ended December 31, 1994, an increase of $304,000, or 36%. This increase in gross margin was attributable to the higher percentage of sales to national accounts during 1995 at pricing levels which were typically higher than those of sales to the Company's distributors.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $6.9 million for the year ended December 31, 1995 from $4.1 million for the year ended December 31, 1994, an increase of $2.8 million, or 68%. Selling, general and administrative expenses accounted for 170% of net sales in 1995 and 124% of net sales in 1994. The high level of such expenses in both 1994 and 1995 is attributable to the Company's development of its sales and marketing organization, expansion of its administrative staff, and efforts to obtain FDA clearance for its products. The increase in such expenses in 1995 from 1994 resulted primarily from an increase in the number of direct sales personnel, increased expenditures relating to development of the 6060 Ambulatory Pump, MediVIEW and PumpMaster, the creation of a clinical support department, and the further addition of administrative support staff. Additionally, financial advisory fees of $410,000 were recorded in 1995.

     OPERATING LOSS. Operating loss increased to $5.7 million for the year ended December 31, 1995 from $3.3 million for the year ended December 31, 1994.

     INTEREST EXPENSE. Interest expense decreased to $222,000 for the year ended December 31, 1995 from $260,000 for the year ended December 31, 1994. This decrease was primarily attributable to a reduction of average debt outstanding during the year.

     INCOME TAX PROVISION. The Company had net operating losses for the years ended December 31, 1995 and 1994, and therefore did not incur any federal or state income tax liability.

     NET LOSS. As a result of the items discussed above, the Company's net loss increased to $6.0 million for the year ended December 31, 1995 from $3.6 million for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     In June, 1996, the Company completed an initial public offering with proceeds of $26.7 million, after underwriters' discounts and commissions. As of December 31, 1996, cash balances were invested in U.S. Treasury Bills, U.S. Treasury Notes, a short-term bond mutual fund, and a money market account.

     As of December 31, 1996, the Company had approximately $16.8 million in cash, cash equivalents, short-term and long-term investments in marketable securities, and had net working capital of approximately $24.6 million. Subsequent to December 31, 1996, the Company received a commitment for a credit facility with up to $9.5 million of available borrowing.

     The Company used cash in its operations of approximately $8.4 million for the year ended December 31, 1996. Cash used in operations for the period exceeds the Company's operating results for the same period due, primarily, to the growth in trade accounts receivable and inventories as a result of actual and anticipated growth in sales volume.

     The Company believes that its financial assets will be sufficient to fund its operations for the foreseeable future. Future liquidity and capital resources could be adversely influenced by certain factors including the Company's dependence on a relatively new customer base, regulatory or legislative changes pertaining to health care, product liability exposure regarding the delivery of medication, dependence on future product development, and others. There can be no assurance that the Company will not require additional financing and may, in the future, seek additional funds through bank facilities, debt or equity offerings and to the extent such additional financing is not available, the Company could suffer material adverse effects to its financial condition and the results of its operations.

                                    BUSINESS

INTRODUCTION

     Sabratek develops, produces and markets technologically-advanced, user-friendly and cost-effective therapeutic and diagnostic medical systems designed specifically to meet the unique needs of the alternate-site health care market. The Company's multi-therapy infusion and other systems incorporate advanced communications technology which is designed to reduce provider operating costs while maintaining the integrity and quality of care. Sabratek's proprietary health care information system provides remote programming as well as real-time diagnostic and therapeutic data capture capabilities, allowing caregivers to monitor patient compliance more effectively and allowing providers to develop outcome analyses and optimal clinical protocols. The Company has designed its integrated hardware and software system to permit providers of infusion therapy to achieve cost-effective movement of patients along the continuum of alternate-site health care settings. The Company intends to expand its product line beyond infusion therapy to become a leading developer and marketer of a variety of interactive therapeutic and diagnostic medical systems for the delivery of high-quality, cost-effective health care in alternate sites. The Company believes that its current and future products and related software will facilitate the ability of alternate-site providers to create a "virtual" hospital room, thereby affording the delivery of a wide range of care previously provided primarily in an acute-care setting. Substantially all of the Company's revenues have historically been derived from the sale of its multi-therapy infusion pumps and related disposable supplies. Since August, 1996, the Company has commercially introduced several additional products which it believes will contribute to future revenues.

CHANGING HEALTH CARE ENVIRONMENT

     The increase in health care costs at a rate significantly higher than that of overall inflation has caused managed care companies, indemnity insurers, employers, governmental agencies and other payors to employ a variety of strategies designed to contain health care expenditures. These cost-containment strategies aim to reduce the price paid for health care services, as well as the amount of health care services utilized. In certain markets, payors are shifting away from traditional fee-for-service based payment plans and moving towards managed care plans in an effort to deliver quality health care services more cost-effectively. In particular, cost-containment measures, including increased utilization review and case management, have caused many health care providers to move patients from the higher-cost hospital setting to lower-cost alternate sites.

     The alternate-site health care industry, which includes the delivery of skilled nursing services, intravenous infusion, respiratory therapy, physical therapy and pharmaceutical therapies in the home, long-term care facilities, physicians' offices and outpatient centers, has grown significantly during the past decade. According to a report entitled "National Health Expenditure Projections, 1994-2005" published in the summer of 1995 by HCFA, total expenditures for home health care, which constitutes a significant component of alternate-site health care, increased from approximately $11.1 billion in 1990 to approximately $24.2 billion in 1994 and is projected to reach $45.9 billion in 2000. Since the early 1980s, the provision of acute and chronic care for serious illnesses outside the hospital has been recognized as a critical component of health care cost containment because the delivery of certain therapies in an alternate-site setting is more cost effective than the delivery of these same therapies in an acute-care hospital setting. The Company believes that the alternate-site health care industry will continue to benefit from cost-containment measures which governmental and private payors have employed to reduce hospital admissions and lengths of stays in hospitals. The Company believes that such measures will continue the increase in the use of alternate-site health care due to its significantly lower cost when compared to similar care provided in traditional health care settings. In addition to cost savings, the alternate-site health care industry should continue to benefit from advances in medical technology which have facilitated the provision of sophisticated care outside the hospital. Many disease states, including pulmonary diseases, neurological conditions, infectious diseases, digestive disorders, AIDS-related symptoms, various forms of cancer and related medical conditions such as pain and nausea, are now being treated in alternate-site settings, including the home. Growth in alternate-site health care has also been facilitated by the increased acceptance of such care by physicians, caregivers and patients. The American Medical Association Council on Scientific Affairs and the American Medical Association Council on Medical

Education have recommended that training in the principles and practice of home health care be incorporated into the undergraduate, graduate and continuing education of physicians. Also contributing to the growth of the alternate-site health care industry is the increase in the over-65 population, which has a higher incidence of illness and disability.

     A significant component of alternate-site health care is infusion therapy, which involves the administration of fluid intravenously at a regulated rate and volume. Alternate-site infusion therapy has historically been the fastest-growing segment of the alternate-site health care market. According to POV, Incorporated, an industry tracking and consulting firm, the infusion therapy segment of this market is expected to grow in revenues from $3.2 billion in 1992 to $7.9 billion in 1997, representing an average annual compounded growth rate of approximately 20%. Infusion therapy is used in a wide range of applications such as nutrition therapy, pain management, delivery of antibiotics, pregnancy and obstetrical therapies, chemotherapy, cardiovascular therapy and immunosuppressive therapy. These therapies generally require the use of specialized infusion pumps to deliver precise dosages of fluids such as nutrients, parenteral solutions, anti-infectives, chemotherapeutic agents, narcotic analgesics and a variety of other drugs.

     Due to the shift by managed care payors toward fixed fee or capitated payment arrangements, providers of infusion therapy are being forced to reduce costs without compromising the quality of care in order to maintain profitability. The costs associated with providing infusion therapy are composed of three general components: capital equipment, supplies and labor. Traditionally, providers of infusion therapy needed to purchase multiple types of infusion pumps and related back-up inventory because most pumps delivered only one type of therapy. This requirement to purchase several single therapy pumps also results in increased labor training costs because of the need to learn multiple programming protocols. The delivery of infusion therapy requires a substantial amount of non-clinical nursing time. The Company believes that reducing the labor costs of delivering infusion therapy is critical for alternate-site health care providers to achieve operating efficiencies. According to a 1992 study of the home infusion therapy industry published by The National Alliance for Infusion Therapy (the "NAIT Study"), nurses spent an average of 3.1 hours per home visit, of which approximately 64 minutes, or 35%, was spent traveling to and from the patient's home, 56 minutes, or 30%, was spent documenting clinical observations as well as coordinating care and the balance was spent on tasks performed during personal contact with the patient, including documentation. The NAIT Study also shows that training is required for patients not only at the start of therapy but also over time as the therapy of an individual patient changes. The NAIT Study indicates that during such home visits, a significant amount of nursing time is required to ensure that patients are complying with the prescribed therapy. Compliance is important to ensure that patients are not required to re-enter the costly hospital setting thereby generating unnecessary incremental expenses and health risks as a result of failure to adhere to their prescribed therapies, whether intentionally or unintentionally. The Company believes that products and technology which reduce the cost of providing infusion therapy, especially the labor component, will be attractive to health care payors in general and providers of infusion therapy in particular.

BUSINESS STRATEGY

     The Company's goal is to become a leading developer and marketer of interactive therapeutic and diagnostic medical systems designed to improve the delivery of high-quality, cost-effective health care at alternate sites. The Company intends to achieve its goal by pursuing the following business strategies:

     - OFFER ADVANCED MEDICAL PRODUCTS AND RELATED SOFTWARE SYSTEMS THAT MAXIMIZE THE COST-EFFECTIVE PROVISION OF ALTERNATE-SITE HEALTH CARE. The Company has designed its multi-therapy infusion products and related software system, and intends to develop additional products, to address the various needs of its major constituencies -- payors, providers and patients and their families.

        Payors -- The Company believes that payors are primarily concerned with reducing costs while assuring the quality of health care. The Company's multi-therapy infusion system has the flexibility to effectively treat a wide range of disease states in the lower cost alternate-site market. Characteristics of the Company's infusion and software systems help address quality assurance concerns through such features as real-time data capture, remote monitoring capability, alarms that immediately alert providers of non-compliance and the capability to perform customized outcomes analysis. Such analyses also help provide oversight of the practice patterns of health care providers.

        Providers -- The Company believes that alternate-site providers are concerned with improving their ability to effectively treat patients through the use of products that reduce labor costs, allow real-time patient monitoring, improve patient compliance and provide data to develop better protocols in order to improve operating efficiencies. This is particularly true under capitated payment programs. The Company's infusion products incorporate user-friendly characteristics that minimize set-up time and nurse/patient training, and have the flexibility to provide multiple therapies using a single infusion device. Additionally, the Company believes that its infusion pumps' capabilities for remote interactive programming and monitoring on a real-time basis considerably reduce costly on-site nurse intervention. The ability of the Company's infusion system to administer a variety of infusion therapies, as well as the Company's infusion pump testing device, allow providers to minimize their inventories of infusion pumps and related supplies. The Company's infusion pump testing device can further reduce costs by eliminating outside recalibration and preventative maintenance costs. The Company believes that the advanced features incorporated in its infusion system allow providers to treat higher acuity patients in the alternate-site setting who could previously only be treated in an acute-care hospital. In combination with the Company's interactive software, Sabratek's infusion pumps will enable health care professionals to collect diagnostic and therapeutic data useful in the analysis and development of clinical protocols and provide insight into practice patterns, thereby reducing the need for frequent on-site visits and evaluations as well as redundant and burdensome record-keeping.

        Patients and their Families -- The Company believes that, while undergoing infusion therapy, patients and their families want comfort, peace of mind, ease of use and more control over their lives. The Company's infusion system meets these needs through such characteristics as user-friendly programming to aid those patients who are not technologically literate, multiple language formats, quietness of operation, bright LED displays, alarm system warnings of non-compliance and, when used in conjunction with the Company's interactive software, the ability to provide real-time information over standard telephone lines to providers in remote locations. Real-time monitoring and intervention capabilities provide patients with an increased comfort level to receive therapies in a home setting where they would otherwise feel uncomfortable because of the lack of immediately available medical personnel.

     - OFFER AN INTEGRATED SYSTEM OF THERAPEUTIC AND DIAGNOSTIC INFORMATION-BASED MEDICAL PRODUCTS SUPPORTED BY THE COMPANY'S PROPRIETARY HEALTH CARE INFORMATION SOFTWARE PLATFORM. The Company's software system allows health care providers to program and monitor the Company's infusion pumps and capture data for reporting and clinical purposes from a remote location on a real-time basis. The Company intends to expand the capabilities of its proprietary medical information software as well as its line of advanced, user-friendly medical devices to create a complete interactive system that addresses a variety of therapeutic and diagnostic applications in the alternate-site health care industry. The Company intends to expand its line of products through further internal product design and development, licensing arrangements, joint ventures and acquisitions of technology, products and companies when available.

     - CREATE A PROPRIETARY OUTCOMES DATABASE THROUGH THE COMPANY'S PRODUCTS AND SOFTWARE SYSTEM PLATFORM. The Company's strategy is to expand the installed base of its interactive medical system and to become the preferred vendor of such system to alternate-site health care providers. The Company believes that its software-based medical systems will serve as a platform on which to develop interactive communication and information systems designed to allow payors and providers to capture and analyze clinical data to design the most cost-effective therapy protocols and practice patterns. The Company has designed its proprietary information system to incorporate a wide range of real-time, remote programming, monitoring and administrative report functions for multiple therapeutic modalities beyond infusion therapy.

PRODUCTS

     SABRATEK'S SEAMLESS DELIVERY SYSTEM. Sabratek's software-based infusion devices and related interactive information system and pump testing device are designed to provide both health care professionals and patients with ease of use and a smooth transition throughout the health care delivery spectrum. Sabratek's SEAMLESS DELIVERY SYSTEM product design is the Company's strategic response to the need to achieve cost-effective movement of patients from a hospital setting to an alternate-site setting, and among the various stages in alternate-site care, from sub-acute to home care, with maximum ease of transition. The SEAMLESS DELIVERY SYSTEM maximizes the similarities between Sabratek's stationary and ambulatory infusion devices and is intended to allow both patients and health care providers to use both types of infusion devices interchangeably, as the specific setting or therapy dictates, and with greater ease. This ability reduces the amount of time health care professionals must spend training on multiple operating systems as well as administering and monitoring therapies. In addition, Sabratek's infusion devices have the flexibility to provide multiple therapies which allows providers to minimize their equipment inventories. Sabratek's infusion devices intravenously deliver therapeutic agents to address treatments for a wide variety of conditions, including, among others, antibiotic therapy for viral or bacterial infections, chemotherapy for cancer, pain management for chronic pain, clotting agents for hemophilia and various therapies for pregnancy and obstetrics.

     The following table summarizes certain information with respect to the Company's products:

          PRODUCT                       DESCRIPTION                        STATUS
          -------                       -----------                        ------
INFUSION PUMPS

  3030 Stationary Pump......    Stationary, multi-therapy       Commercially available since
                                infusion device                 1992(1)(2)(4)

  6060 Ambulatory Pump......    Ambulatory, multi-therapy       Commercially available since
                                infusion device                 1995(2)(5)

INFUSION SUPPLIES

  3030 Infusion Sets........    Non-proprietary, disposable     Commercially available since
                                tubing sets for use with        1992
                                3030 Stationary Pump

  6060 Infusion Sets........    Proprietary, disposable         Commercially available since
                                tubing sets for use with        1995(1)(2)(4)
                                6060 Ambulatory Pump

  I.V. Admixture Products...    Prepackaged, injectable,        Commercially available since
                                prescription pharmaceuticals    1995(3)

  Pre-filled Syringe            Pre-filled I.V. tubing flush    Commercially available since
  Products..................    syringes                        1996(2)(3)

INTERACTIVE PROGRAMMING AND MONITORING SOFTWARE

  MediVIEW..................    Proprietary, PC-based           Commercially available since
                                software that allows remote     1996(2)
                                and real-time programming,
                                monitoring and data capture

AUTOMATIC DIAGNOSTIC TESTING DEVICE

  PumpMaster................    Proprietary, portable,          Commercially available since
                                automatic diagnostic device     1996(2)
                                for the testing of Sabratek
                                infusion pumps

---------------
(1) Patent(s) issued in the United States.

(2) United States and/or foreign patents pending.

(3) See "Certain Transactions" for information relating to the Company's acquisition of Rocap.

(4) Foreign patent issued.

(5) U.S. patents allowed.

     SABRATEK 3030 -- STATIONARY MULTI-THERAPY INFUSION PUMP. The Company's 3030 Stationary Pump is an electromechanical, volumetric infusion device that is able to deliver a wide variety of infusion therapies including, among others, chemotherapy, antibiotics, circadian rhythms and total parenteral nutrition under three standard and one customizable delivery modes. The 3030 Stationary Pump incorporates multiple language capabilities, remote communications and pre-programming capabilities, a state-of-the-art ergonomic design and a relatively easy-to-learn programming format. The 3030 Stationary Pump operates with leading brands of disposable tubing as well as Sabratek's own line of non-proprietary disposable tubing.

     SABRATEK 6060/HOMERUN -- AMBULATORY MULTI-THERAPY INFUSION PUMP. The Company's 6060 Ambulatory Pump weighs approximately 13 ounces and can be worn discreetly by a patient. The 6060 Ambulatory Pump was designed as a complementary product to the 3030 Stationary Pump and, when combined with the use of the 3030 Stationary Pump, provides a seamless transition between the bed and an ambulatory state, or vice versa, with minimal additional training. The 6060 Ambulatory Pump has delivery capabilities and a programming format that are similar to the 3030 Stationary Pump, with the addition of a pre-programmed capability to deliver pain management infusion therapy. The 6060 Ambulatory Pump also has the ability to work in conjunction with the MediVIEW software and utilizes a proprietary disposable tubing set.

     DISPOSABLE INFUSION SUPPLIES. The Company sells non-proprietary disposable tubing sets for use with the 3030 Stationary Pump and proprietary disposable tubing sets for use exclusively with the 6060 Ambulatory Pump. Through the acquisition of Rocap, the Company has begun offering I.V. Admixture and pre-filled syringe products.

     MEDIVIEW -- REMOTE PROGRAMMING, MONITORING AND DATA CAPTURE SOFTWARE SYSTEM. MediVIEW is a proprietary software system designed to allow providers to program and monitor Sabratek's infusion pumps and capture data for reporting and clinical purposes from remote locations over standard telephone lines. The Company has designed MediVIEW to enable alternate-site health care providers using the 3030 Stationary Pump and 6060 Ambulatory Pump combined with MediVIEW to: (i) remotely monitor and program the Company's pumps on a real-time basis,
(ii) receive instantaneous notification of alarm activation and immediately respond from the provider's physical location, (iii) automatically record and "package" data regarding the outcomes of actual therapy courses for specific case management and clinical as well as administrative/reimbursement purposes, and (iv) develop a proprietary clinical protocol and outcomes database useful to providers in managed care cases. In addition, patients who receive therapy on the Company's infusion products should derive greater comfort because their providers will be able to monitor their therapies on a real-time basis. The first release of MediVIEW became commercially available in the third quarter of 1996.

     PUMPMASTER -- PORTABLE, AUTOMATIC DIAGNOSTIC DEVICE FOR THE TESTING OF SABRATEK INFUSION PUMPS. The PumpMaster is a portable device designed to enable providers to perform on-site diagnostic tests on Sabratek's infusion devices. Pursuant to suggested standards adopted by the Joint Commission for the Accreditation of Healthcare Organizations ("JCAHO"), an industry group which promulgates standards relating to the provision of alternate-site health care, the performance of every infusion pump is required to be re-certified on the earlier of the date on which such pump is provided to a new patient for their use or the date which is 12 months from the date of the last certification. The Company believes that it is not cost-efficient for providers to maintain in-house bio-medical engineering resources on a branch level to perform pump re-certification. Instead, providers typically ship their pumps for remote-site testing and, as a result, are required to maintain costly back-up pump inventory. The PumpMaster is intended to obviate such incremental capital expenditure outlays as well as eliminate the cost of outside infusion pump testing. The PumpMaster is designed to conduct automatically, in approximately ten minutes, all tests typically performed as part of JCAHO re-certification. PumpMaster became commercially available in the fourth quarter of 1996.

SALES AND MARKETING

     The Company sells its products to a diverse group of customers in the alternate-site health care industry such as sub-acute skilled nursing care facilities, home health care providers, physicians' offices, clinics, surgery centers and long-term care facilities. This group of customers ranges in size from national and regional chains to local independent operators. The Company's products are also sold to hospitals. Key decision makers include nursing, pharmacy, purchasing and bio-medical departments, as well as physicians.

     As of December 31, 1996, the Company's domestic sales force consisted of 17 direct sales professionals, six clinical support staff and two full-time sales consultants as well as a network of domestic distributors each of whom covers an exclusive geographic territory. In certain limited geographic areas, the distributors are directly involved in sales and implementation; in others, the distributors act as support to the new client implementation process. The Company's distributors have been selected for their experience in and focus on the infusion therapy market, coverage of specific geographical areas, product sales support and regional dominance. The Company's sales management team trains the sales personnel of each of the distributors and provides them with all product information and other relevant field literature. In addition, Sabratek's direct sales representatives coordinate and manage national account activity. The Company's marketing and sales efforts are supported by advertising in trade journals, new product literature and attendance at trade shows. The Company believes that its existing sales force and distribution network provide the necessary infrastructure to market its current products and those under development. The Company intends to use a portion of the proceeds from the Offering to augment its sales and marketing staff and increase its marketing efforts to further facilitate sales of current and future products.

     The Company has also entered into distribution agreements with distributors in South America, Europe, the Middle East, Asia and Africa. For the year ended December 31, 1996, international sales accounted for approximately 9% of the Company's total sales. The Company perceives the international marketplace as a potential area for future growth. The Company has distribution agreements in Japan and Germany, which it believes are among the largest international markets for infusion systems, and will commence marketing its products in these countries upon receipt of regulatory approval. Currently, all of the Company's international sales are invoiced and paid in U.S. dollars.

     The Company has enhanced its domestic sales effort through an affiliation with Americorp Financial, Inc. ("Americorp") to provide leasing services to the Company's domestic customers. Americorp has licensed the name "Sabratek Credit Corporation" from the Company and offers financing for the acquisition of Sabratek products under both capital and operating leases.

RESEARCH AND DEVELOPMENT

     The Company is committed to continued product innovation and has invested approximately $1.0 million, $2.2 million and $1.1 million in research and development for the years ended December 31, 1996, 1995 and 1994, respectively. The Company's research and development effort is supported by a staff of twelve electrical, mechanical and software engineers who have extensive experience in the design and development of electromechanical infusion therapy devices, other medical instrumentation and software. Sabratek's engineering team closely coordinates its design activities with the Company's sales and marketing team. This group solicits extensive pre-design focus group input from constituencies that use or are impacted by the use of Sabratek's products, but who may possess a host of different strategic, economic and other objectives.

     Sabratek's research and development program is focused on both new product development and enhancements of existing products. The Company's product development efforts include advancements in infusion therapy, interactive software systems, vital signs monitoring, blood gas monitoring and whole blood analysis. The Company's product development strategy is based on developing product platforms that have the flexibility to be configured to respond to a variety of customer requirements. The Company's product enhancement efforts are based on the input received from customers after the initial introduction of its products and focus on addressing customers' needs in a more cost-effective and comprehensive way.

ASSEMBLY AND MANUFACTURING

     Sabratek currently assembles all of its infusion devices at its facility in Niles, Illinois in an effort to ensure production quality and control its costs. The Company outsources the manufacture of certain sub-systems used in its infusion systems. In addition, disposable tubing sets sold by Sabratek are manufactured by contract manufacturers. Sabratek believes its use of in-house assembly and contract manufacturing is the most cost-effective means of producing its products. Additionally, Sabratek's Rocap division manufactures prepackaged injectible prescription pharmaceuticals and pre-filled I.V. flush syringes at its facility in Woburn, Massachusetts.

     The Company's production process for its infusion devices consists of assembling major sub-systems as well as the assembly of both standard and custom components. The standard components can be obtained from a number of sources. The custom components are produced by both Sabratek as well as by sub-contractors and, in all cases, competitive back-up supply sources exist. The Company believes that, due to volume discounts, the unit cost of both standard and custom components will decrease as production volumes increase.

     Disposable tubing sets are manufactured to Sabratek's specifications by third parties in a clean room environment under stringent quality control procedures covering assembly, storage and sterilization. Set production consists of the assembly of both standard and custom components. The plastic custom components are manufactured by a sub-contractor using molds supplied by the Company. The Company uses more than one manufacturer for the production of its disposable tubing sets.

QUALITY ASSURANCE

     The Company maintains a comprehensive quality assurance program. The quality assurance program begins with the components and other materials the Company purchases from vendors. Vendors are required to supply materials which meet stated specifications. The Company monitors vendors' compliance with the stated specifications through a program of on-site surveys, audits and product testing. The Company also employs quality assurance procedures during its on-site manufacturing and assembly process in an effort to ensure that finished products meet the standards set by the Company. All finished products are tested by the Company's separate quality assurance department to ensure that the Company avoids distributing sub-standard products. Finally, the Company maintains a post-sale performance monitoring program.

     Sabratek provides a one-year warranty on the 3030 Stationary Pump, the 6060 Ambulatory Pump and PumpMaster. This warranty is passed on to the end-users by the distributors. To provide further product support, the Company has established an in-house capability for repair, maintenance and upgrade of its products. The repair and maintenance function utilizes full-time technical personnel as well as on-going support from temporary and production personnel as required to service infusion devices. The Company believes the service and maintenance of its infusion devices require minimal manpower due to the modularity of such devices' sub-systems, sound quality control procedures and the service capabilities of distributors.

     As part of its quality program, Sabratek provides its customers with extensive in-service and training in the use of its products. This is provided by both Sabratek's sales force and its distributors.

INTELLECTUAL PROPERTY

     One United States patent and one Australian patent have been issued for the 3030 Stationary Pump. In addition, two foreign patents are pending for the 3030 Stationary pump. For the 6060 Ambulatory Pump, four United States patents have been allowed (are awaiting the issuance of patent numbers by the Patent and Trademark Office) and four United States patents are pending. One United States and one German patent have been issued for the 6060 Infusion Set and United States and foreign patents are pending on this product. The Company also has United States and Foreign patents pending for certain aspects of MediVIEW and PumpMaster. There is one United States patent pending with respect to the pre-filled syringe products. The Company also requires each of its employees, consultants and advisors to agree in writing to keep its proprietary information confidential and to assign all inventions relating to the Company's business to the Company. There can be no assurance that any unprotected information will not also be developed by others.

     The Company has registered or applied to register the following trademarks:
SABRATEK(R) and its logo, AutoRamp(R), HOMERUN(R), SEAMLESS DELIVERY SYSTEM(TM), PumpMaster(TM), MediVIEW(R) and TCS Total Compliance System(TM). The Company has also filed a foreign trademark application for the name SABRATEK(TM) and its logo in Japan. See "Risk Factors--Intellectual Property."

COMPETITION

     The Company faces substantial competition. At the present time, the Company considers its primary competitors to be other marketers of infusion pumps. The Company believes there are several major competitors in the market for infusion pump devices, including, but not limited to: Abbott Laboratories; Advanced Medical, Inc.; Baxter International Inc.; I-Flow Corp.; McGaw, Inc., a subsidiary of IVAX Corporation, and SIMS Deltec. See "Risk Factors -- Highly Competitive Markets; Technological Risk."

     Despite the greater size and market share of its competitors, Sabratek believes that its products compete favorably against the products offered by its competitors. Sabratek has strategically designed its stationary and ambulatory pump products to offer cost efficient and convenient transferability of training/operational procedures and functions. Unlike manufacturers that offer only a stationary or an ambulatory pump, or offer both but whose products lack operational integration, Sabratek's SEAMLESS DELIVERY SYSTEM product design provides health care providers with product standardization which the Company believes to be critical in achieving operating efficiencies. Sabratek believes that its products also compete favorably with the products of larger, more established companies on the basis of other advanced product features.

REIMBURSEMENT

     The Company's current products are generally purchased by health care providers who are reimbursed by third-party payors, including indemnity insurance companies, managed care organizations and government agencies. Such health care providers recover the cost of purchasing the Company's products through reimbursement for services provided using the Company's products. A recent trend is for providers to contract for services on a capitated basis. Under those contracts, providers receive a fixed fee for providing service to patients. In those situations, the providers' profit or loss on the contract is dependent upon managing its costs.

     HCFA coordinates a system of reimbursement for outpatient hospital procedures, physician office procedures and devices used in conjunction therewith. Under this system, HCFA determines coverage eligibility, issues coverage instructions and assigns billing codes called the HCFA Common Procedures Coding System ("HCPCS") for such procedures and devices under Medicare and Medicaid. HCFA has established HCPCS billing codes for infusion devices. Moreover, the HCPCS system is referenced by most third-party payors, including Medicare and Medicaid, insurance companies and health maintenance organizations, thereby standardizing coverage identification and billing identification across a broad spectrum of payor plans. When the use of FDA-approved infusion devices is prescribed by a physician and determined to be reasonable and necessary in the treatment of illness, such use is generally reimbursable under Medicare and Medicaid. Reimbursement by other third-party payors is dependent upon the coverage provided under the applicable plan. See "Risk Factors -- Dependence on Third-Party Reimbursement."

GOVERNMENT REGULATION

     The medical devices and supplies manufactured and marketed by the Company are subject to regulation by the FDA and, in some instances, by state and foreign authorities. Pursuant to the FFDCA and the regulations promulgated thereunder, the FDA regulates the clinical testing, development, manufacture, packaging, labeling, distribution and promotion of medical devices and supplies.

     Pursuant to the FFDCA, medical devices intended for human use are classified into three categories, Classes I, II and III, on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to good manufacturing practice ("GMP") requirements) and Class II devices are subject to general and special controls (for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval ("PMA") from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices). Electronic infusion devices and disposable tubing sets are classified by the FDA as Class II medical devices.

     If a new Class II medical device is substantially equivalent in terms of safety and effectiveness to a medical device already legally marketed in the United States, the FDA requirements may be satisfied through a procedure known as a "510(k) Submission," in which the applicant provides product information supporting its claim of substantial equivalency. "Substantial equivalence" means that a device has the same intended use and the same technological characteristics as the legally marketed device, or the same intended use and different technological characteristics, provided that it can be demonstrated that the device is as safe and effective as the legally marketed device, and does not raise different questions regarding safety and effectiveness. A "legally marketed device" to which a new device may be compared for a determination regarding substantial equivalence is a device that was legally marketed prior to May 28, 1976, when the Medical Device Amendments were added to the FFDCA, or a device which has been reclassified from Class III to Class II or I, or a device which has been found to be substantially equivalent through the 510(k) premarket notification process.

     Commercial distribution of a device for which a 510(k) Submission is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a legally marketed device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. This may include a requirement for clinical testing of the device. It generally takes from four to twelve months from submission of a 510(k) to obtain a 510(k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, in which case a PMA may be required, or that additional information is needed before a substantial equivalence determination can be made, in which case data from safety and effectiveness tests, including clinical tests, may be required. The process for preparing and obtaining FDA approval of a PMA is much more elaborate, time-consuming, and expensive than the process of preparing and obtaining FDA clearance of a 510(k) Submission and would require the Company, among other things, to conduct preclinical and clinical trials to demonstrate the safety and effectiveness of the proposed device. A "not substantially equivalent" determination or a request for additional information could significantly delay the market introduction of new products.

     The Company received 510(k) clearance to begin marketing the 3030 Stationary Pump in the United States in May, 1992. The Company received 510(k) clearance for the disposable tubing sets for use with the 3030 Stationary Pump in March, 1995. In July, 1994, the FDA cleared the 510(k) Submission for the 6060 Ambulatory Pump and disposable tubing sets for use with the 6060 Ambulatory Pump. In June 1996, the Company received 510(k) clearance for the MediVIEW software system for use with the 3030 Stationary Pump.

     The Company believes that its 510(k) clearance for the 6060 Ambulatory Pump adequately described the MediVIEW software system and, accordingly, that the original 510(k) clearance for the 6060 Ambulatory Pump permits the Company to market the MediVIEW software with the 6060 Ambulatory Pump in the United States. However, there can be no assurance that the FDA would agree with the Company's determination. If in the future the FDA concluded that the MediVIEW software system for use with the 6060 Ambulatory Pump required a new 510(k) Submission, the FDA could prohibit the Company from marketing the MediVIEW software system for this use until the Company files a new 510(k) Submission and obtains clearance from the FDA. The FDA could also take regulatory action against the Company for any prior distribution of the MediVIEW software system with the 6060 Ambulatory Pump. Alternatively, the FDA could use its discretion not to take any regulatory steps with regard to this issue.

     The PumpMaster is a hardware and software system designed to perform diagnostic tests on the Company's infusion pumps. The Company has determined that the PumpMaster does not qualify as a medical device under the statutory definition and, therefore, did not file a 510(k) Submission with respect to such product. There can be no assurance that the FDA will agree with the Company's determination in this regard. If the FDA were to determine that the PumpMaster is a medical device, it could suspend its commercial distribution until such time as a 510(k) Submission covering such product has been filed and cleared. The FDA could also take regulatory action against the Company based on its prior distribution of the uncleared product. Alternatively, the FDA could use its discretion not to take any regulatory steps with respect to this issue.

     The FFDCA requires the filing of a new 510(k) Submission when, among other things, there is a major change or modification in the intended use of the device or a change or modification, including product enhancements, to a legally marketed device that could significantly affect its safety or effectiveness. A device manufacturer is responsible for making the initial determination as to whether a proposed change to a cleared device or to its intended use necessitates the filing of a new 510(k) Submission. The Company has made some enhancements to its currently marketed products without filing 510(k) Submissions. There can be no assurance that the FDA would agree with the Company's determinations that these enhancements do not require a 510(k) Submission. Likewise, if the Company determines that any modifications that it may make to its cleared devices in the future do not require a new 510(k) Submission, there can be no assurance that the FDA would agree with the Company's determinations and would not require a new 510(k) Submission for any modifications made to the devices. If the FDA requires the Company to file a new 510(k) Submission for any past or future modification to a cleared device, the Company may be prohibited from marketing the device as modified until it obtains clearance from the FDA. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification for which it files a future 510(k) Submission. If 510(k) clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

     The Company intends to develop new products for the future, including new applications for the MediVIEW software system. The Company's new products, including new applications for existing products, may qualify as devices that require FDA clearance or approval prior to marketing . The FDA is currently in the process of revising the regulatory requirements and review criteria for software-related medical devices, which could adversely affect the Company's introduction of new software products, or devices that incorporate software, in the future. There can be no assurance that market clearance of future products or product applications will be forthcoming in a timely manner, if at all, or that FDA's clearance or approval of future products or product applications will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

     In October 1996, the Company learned of a defect in a software feature of certain units of the 6060 Ambulatory Pump. The Company initiated a recall of these units to correct the problem with an upgrade of the software. Pursuant to FDA regulations, the Company notified the FDA of the recall and has updated the FDA of the progress of the recall, which is now approximately 85% complete. The FDA classified the Company's recall as a Class II recall, which is defined as a situation in which the use of a violative product may cause temporary or medically reversible adverse health consequences or where the probability of serious adverse health consequences is remote. FDA reported this recall in the January 15, 1997 issue of the FDA Enforcement Report. There can be no assurance that FDA will not take further enforcement action against the Company with respect to this matter.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA. Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FFDCA requires devices to be manufactured in accordance with GMP requirements, which impose certain process, procedure and documentation requirements upon the Company with respect to product development, manufacturing and quality assurance activities. FDA recently revised its GMP requirements. The new GMP requirements, which are outlined under the FDA's Quality Systems regulations, are more extensive than previous requirements. There can be no assurance that the Company will be able to attain or maintain compliance with GMP requirements.

     In addition, the Medical Device Reporting ("MDR") regulation obligates the Company to inform the FDA whenever there is reasonable evidence to suggest that one of its devices may have caused or contributed to death or serious injury, or where one of its devices malfunctions and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury. There can be no assurance that the

FDA would agree with the Company's determinations as to whether particular incidents meet the threshold for MDR reporting.

     Labeling and promotion activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA actively enforces regulations prohibiting marketing of products for unapproved or uncleared uses.

     If, as a result of FDA inspections, MDR reports or information derived from any other source, the FDA believes the Company is not in compliance with the law or regulations thereunder, the FDA can refuse to clear pending 510(k) Submissions; withdraw previously cleared 510(k) Submissions; require notification to users regarding newly found unreasonable risks; request repair, refund or replacement of faulty devices; request corrective advertisements, formal recalls or temporary marketing suspension; impose civil penalties; or institute legal proceedings to detain or seize products, enjoin future violations, or seek criminal penalties against the Company, its officers or employees. Civil penalties for FFDCA violations may be assessed by the FDA in lieu of or in addition to instituting legal action. Civil penalties may range up to $15,000 per violation for violations of the FFDCA, and a maximum of $1,000,000 per proceeding. Civil penalties may not be imposed for GMP violations, unless the violations involve a significant or knowing departure from the requirements of the FFDCA or a risk to public health. The FDA provides manufacturers with an opportunity to be heard prior to the assessment of civil penalties. If civil penalties are assessed, judicial review is available.

     The Company exports, or intends to export, its products to Europe, Japan and other foreign countries. Exports of products that have market clearance from the FDA in the United States do not require FDA authorization for export. However, foreign countries often require, among other things, an FDA Certificate to Foreign Government verifying that the product complies with FFDCA requirements. To obtain a Certificate to Foreign Government, the device manufacturer must certify to the FDA that the product has been granted clearance or approval in the United States and that the manufacturer and the exported products are in substantial compliance with the FFDCA and all applicable or pertinent regulations. The FDA may refuse to issue a Certificate to Foreign Government if significant outstanding GMP violations exist.

     International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging and labeling requirements, and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. The Company plans to use its distributors to assist in obtaining any necessary foreign governmental and regulatory approvals. The Company does not currently have its products registered or approved in any countries requiring an extensive registration or approval process and has, therefore, not sold any products in such countries.

     The Company has received Underwriters Laboratory, Inc. product recognition under UL 544, Standard for Medical and Dental Equipment as well as product recognition under Canadian National Standard C22.2 through cUL for both the 3030 Stationary Pump and the 6060 Ambulatory Pump. To maintain "UL" status, the Company is subject to quarterly inspections by Underwriters Laboratory, Inc.

     The Company and its products are also subject to a variety of state and local laws and regulations in those states or localities where its products are or will be marketed. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations.

     The Company's Rocap division is currently registered with the FDA as a drug manufacturer and repackager. Rocap intends to develop new products and to make modifications to existing products. Such new or modified products may require obtaining 510(k) clearance, new drug application approval, or other FDA clearance. If it were determined that any such new or modified products required prior FDA approval, the Company would be prohibited from marketing such products until the necessary approvals were obtained. Such approvals could prove costly and time consuming to obtain. In addition there can be no assurance that the Company will obtain such clearances on a timely basis, if at all, for any new product and/or modification to an existing product. If any such clearance is granted, there can be no assurance that it will not contain significant limitations in the form of warnings, precautions, or contraindications with respect to conditions of the use.

PRODUCT LIABILITY INSURANCE

     The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in adverse effects. The Company maintains product liability insurance with coverage of $5.0 million per claim, with an annual aggregate policy limit of $5.0 million. There can be no assurance that liability claims will not exceed the coverage limits of such policies or that such insurance will continue to be available on commercially acceptable terms, if at all. See "Risk Factors -- Product Liability Exposure."

LITIGATION

     On February 5, 1997, SIMS Deltec filed the Complaint in the United States District Court for the District of Minnesota alleging that Sabratek's manufacture, use and/or sale of the MediVIEW software in conjunction with its infusion pumps infringes on a patent entitled "Systems and Methods for Communicating with Ambulatory Medical Devices Such as Drug Delivery Devices" previously issued to SIMS Deltec. The Complaint seeks injunctive relief, unspecified monetary damages and costs. The Company has not yet formally responded to the Complaint but intends to vigorously defend against the allegations contained in the Complaint. Protracted litigation or an adverse outcome in this matter could have a material adverse impact on the Company's business, financial condition or results of operations.

     The Company is also a party to routine litigation in the ordinary course of business, none of which, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the Company.

EMPLOYEES

     As of December 31, 1996, the Company employed 100 persons full-time, including 48 in manufacturing and operations, 26 in sales and marketing, eight in research and development, twelve in administration, and six in regulatory affairs/quality assurance. The Company anticipates hiring additional personnel following the completion of the Offering, primarily in the areas of sales and marketing and operations. The Company's employees are not represented by a union, and the Company considers its relationship with its employees to be satisfactory.

     The Company has entered into employee non-disclosure and non-competition agreements with each of its full-time employees that (i) prohibit disclosure of confidential information to anyone outside of the Company both during and subsequent to employment, (ii) require disclosure to the Company of ideas, discoveries or inventions relating to or resulting from the employee's work for the Company and assignment to the Company of all proprietary rights to such ideas, discoveries or inventions, and (iii) limit competition with the Company's business by the employee for a maximum period of one year following termination of their employment.

FACILITIES

     The Company occupies approximately 38,000 square feet of development, production, warehouse and administrative space in Niles, Illinois. The facility lease runs through October 31, 1999. The current annual lease rate for this space is approximately $217,000 and is subject to annual increases. Sabratek believes that the leased space is adequate for its anticipated needs into the foreseeable future.

     The Company's Rocap division occupies approximately 7,900 square feet of production, warehouse and administrative space at two facilities in Woburn, Massachusetts. The lease terms end July 31, 2000 and August 1, 2000. The current annual lease rate in aggregate is approximately $64,000. Sabratek intends to continue to operate the Rocap division's current business from its existing facilities but may need to lease additional space based upon the planned expansion of the Rocap division business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company.

                NAME                   AGE                       POSITION
                ----                   ---                       --------
K. Shan Padda........................  34     Chairman of the Board, Chief Executive Officer
                                              and Treasurer
Anil K. Rastogi, Ph.D................  53     President and Chief Operating Officer
Doron C. Levitas.....................  39     Vice Chairman of the Board, Vice President of
                                              International Operations and Secretary
Alan E. Jordan.......................  53     Senior Vice President of Sales and Marketing
Stephen L. Holden....................  43     Senior Vice President and Chief Financial
                                              Officer
Scott Skooglund......................  38     Vice President of Finance
Joseph Moser.........................  43     Vice President of Research and Development
Vincent J. Capponi...................  38     Vice President of Manufacturing
Elliot R. Mandell....................  41     Vice President
Scott Hodes..........................  59     Director
Mark Lampert.........................  36     Director
William D. Lautman(1)................  34     Director
William H. Lomicka(1)................  60     Director
Marvin Samson(2).....................  55     Director
L. Peter Smith(2)....................  48     Director
Edson W. Spencer, Jr.(2).............  42     Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

OFFICERS

     The executive officers of the Company are elected annually by the Board of Directors of the Company (the "Board") and serve at the discretion of the Board.

     K. SHAN PADDA co-founded the Company in 1989 and has served as Chairman, Chief Executive Officer and Treasurer since 1991 and Co-Chairman of the Board and Vice President of Finance from 1989 to 1991. From 1984 to 1988, Mr. Padda served as Chief Executive Officer of Andens of Illinois, Inc., a medical supplies company headquartered in Chicago, Illinois, which assembled and marketed hospital operating room supply kits. From 1982 to 1984, Mr. Padda directed marketing and sales efforts for a division of Crowd Caps, Inc., an apparel company, in Minneapolis, Minnesota. Mr. Padda graduated from Harvard University with a B.A. in Biology. In 1995, Mr. Padda was inducted into the Chicagoland Entrepreneur Hall of Fame.

     ANIL K. RASTOGI, PH.D. joined the Company in August, 1995 as President and Chief Operating Officer. Prior to joining Sabratek, from 1991 to 1995, Dr. Rastogi held various positions with SIMS Deltec, Inc. (formerly Pharmacia Deltec, Inc.), a manufacturer and marketer of ambulatory drug delivery and vascular access devices. From 1994 to 1995, Dr. Rastogi served as Chief Operating Officer; from 1992 to 1994, as Executive Vice President; and from 1991 to 1992, as Vice President and General Manager of the Infusion Division of SIMS Deltec, Inc. Prior thereto, Dr. Rastogi was President of the Cycolor Division of Mead Corporation and held various positions with Owens-Corning Fiberglas Corporation. Dr. Rastogi graduated from McGill University with a Ph.D. degree in Polymer Science.

     DORON C. LEVITAS co-founded the Company in 1989 and has served as Vice Chairman of the Board and Secretary since 1994 and Vice President of International Operations since 1993. Prior thereto, Mr. Levitas served in various capacities including Co-Chairman of the Board and Chief Operating Officer. Before joining Sabratek, from 1986 to 1988, Mr. Levitas served as President of a division of Chicago-based Andens of Illinois. From 1984 to 1986, Mr. Levitas served as President of Headings, Inc., an international apparel marketing firm based in New York, New York, which was later sold to Andens of Illinois. Mr. Levitas graduated from Baruch College in New York, New York with a B.A. in International Business and Finance. In 1996, under Mr. Levitas' guidance, Sabratek received the State of Illinois's 1996 Governor's Export Award.

     ALAN E. JORDAN has served as Senior Vice President of Sales and Marketing of the Company since 1994 and in various other capacities since joining the Company in 1991. Prior thereto, in 1986, he founded Ivonyx Corp., a national home health care company, where he served until 1989 in various positions, including Chairman and Chief Executive Officer. Mr. Jordan has many years experience in the infusion pump industry, including tenures at IMED Corporation, an electronic infusion pump manufacturer, where he, among other positions, served as Vice President of Sales and Marketing. In 1968, Mr. Jordan joined IVAC Corporation, an electronic infusion equipment manufacturer. He graduated from Drake University with a B.S. in Business Management.

     STEPHEN L. HOLDEN has served as Senior Vice President and Chief Financial Officer of the Company since August, 1996. Prior thereto, from 1993 to 1996, Mr. Holden was Chief Operating Officer of a subsidiary of Value Health, Inc., a provider of specialty managed care. From 1976 to 1993, Mr. Holden was with American Hospital Supply, Baxter Healthcare and Caremark, Inc., where he served in a number of financial and operating roles. Mr. Holden holds a B.A. in Economics and a M.S.B.A. in finance from the University of Denver and is a certified public accountant.

     SCOTT SKOOGLUND has been Vice President of Finance of the Company since joining Sabratek in 1992. Prior thereto, from 1989 to 1992, Mr. Skooglund served in various capacities at XCEL Laboratories, Inc., a pharmaceutical manufacturer, including Vice President of Finance. From 1984 to 1989, Mr. Skooglund was Regional Accounting Manager at Leaseway Transportation Corp. Mr. Skooglund graduated with a B.S. in Accounting from Eastern Illinois University and is a certified public accountant.

     JOSEPH MOSER has been Vice President of Research and Development of the Company since joining Sabratek in 1994. Prior thereto, Mr. Moser served as Vice President, Research and Development for VideOcart, a Chicago-based technology firm from 1990 to 1993. Mr. Moser has served as Director of Engineering and Vice President of Engineering for Information Resources, Inc., a communications technology company. Mr. Moser graduated from the University of Michigan with a B.S. in Electrical Engineering.

     VINCENT J. CAPPONI joined the Company in April, 1996, as Vice President of Manufacturing. Prior to joining Sabratek, from 1992 to 1996, Mr. Capponi was employed by SIMS Deltec, a manufacturer and marketer of ambulatory drug delivery and vascular access devices, most recently as Director of Operations. From 1984 to 1992, Mr. Capponi served in a variety of positions with Mead Imaging, a division of Mead Corporation, which commercialized a new color-imaging technology. Mr. Capponi graduated from Bowling Green State University and also holds a Masters of Science degree in Chemistry from Bowling Green State University.

     ELLIOT R. MANDELL was elected a Vice President of Sabratek upon the Company's acquisition of Rocap in February, 1997. Mr. Mandell founded Rocap in 1995 and served as its President until its acquisition by Sabratek. Prior thereto, Mr. Mandell served as corporate director of clinical services for the Yankee Alliance of Hospitals, an affiliation of hospitals located in Andover, Massachusetts. Previously, Mr. Mandell spent 14 years in various clinical capacities with the New England General Hospital. Mr. Mandell holds a B.S. in Pharmacy from the Massachusetts College of Pharmacy and also an M.B.A. from the New Hampshire College Graduate School of Business.

BOARD OF DIRECTORS

     In addition to K. Shan Padda and Doron C. Levitas, the Board includes:

     SCOTT HODES, a director of the Company since 1992, has been a Senior Partner in the Business and Finance Group of the Chicago law firm of Ross & Hardies since 1992. Prior to joining Ross & Hardies,

Mr. Hodes was a Partner at the Chicago law firm of Arvey, Hodes, Costello & Burman. Mr. Hodes is a director of the following companies: Richardson Electronics, Ltd. and First Investors Life Insurance Co. Mr. Hodes graduated from the University of Chicago and has a J.D. degree from the University of Michigan Law School and an LL.M. from Northwestern University Law School.

     MARK LAMPERT, a director of the Company since May, 1996, founded and has been the managing partner of Biotechnology Value Fund, L.P., a private investment partnership which specializes in biotechnology, since 1993. Prior to forming the Biotechnology Value Fund in August, 1993, Mr. Lampert was a Vice President at the investment banking firm Oppenheimer & Co. in New York, New York from March, 1991 through August, 1992. Prior to joining Oppenheimer & Co., Mr. Lampert worked at Biotechnology Royalty Corp., which he founded in March, 1990. Prior to founding Biotechnology Royalty Corp., Mr. Lampert headed business development for Cambridge NeuroScience, Inc., a public biotechnology company, and served as Assistant to the President of the NutraSweet Company, then a subsidiary of G.D. Searle & Co. Mr. Lampert has also worked for the Boston Consulting Group. Mr. Lampert received a B.A. in Chemistry from Harvard College and a M.B.A. from Harvard Business School.

     WILLIAM D. LAUTMAN, a director of the Company since 1994, has been a Managing Director of EGS Securities Corp. since 1995. Prior to joining EGS Securities Corp., Mr. Lautman served as a Managing Director of Advisory Capital Partners, Inc., which he joined in 1994. Prior thereto, Mr. Lautman served as a Managing Director of Cowen & Company, which he joined in 1992. From 1989 until joining Cowen & Company, Mr. Lautman was employed by Kidder, Peabody & Co., Incorporated, most recently as a Senior Vice President. Mr. Lautman is a director of One Call Medical, Inc. Mr. Lautman graduated from The Wharton School, University of Pennsylvania with an M.B.A., and from Georgetown University with a B.S. in Business Administration. Mr. Lautman also completed the Comparative Business Policy Program, Centre for Management Studies, Oxford University, England.

     WILLIAM H. LOMICKA, a director of the Company since 1994, has been President of Mayfair Capital, Inc., a private investment firm, since 1989 and President of The Regent Group, an asset management firm since 1990. Prior thereto, Mr. Lomicka was Senior Vice President of CW Group, a New York venture capital firm specializing in health care enterprises. From 1975 to 1985, Mr. Lomicka served in various capacities at Humana Inc., including Treasurer and Senior Vice President -- Finance. Mr. Lomicka is a director of the following companies: Regal Cinemas, Inc. and Vencor, Inc.

     MARVIN SAMSON, a director of the Company since 1994, has been President and Chief Executive Officer of Marsam Pharmaceuticals Inc. ("Marsam"), a developer, manufacturer and marketer of generic injectable drug products, since its formation. Marsam was acquired by Schein Pharmaceutical, Inc. in 1995. Prior to founding Marsam, Mr. Samson was a founder of Elkins-Sinn, Inc., a manufacturer of generic injectable products. Mr. Samson is a director of Community National Bank. Mr. Samson graduated from Temple University with a B.S. in Chemistry.

     L. PETER SMITH, a director of the Company since 1992, has been Chairman and Chief Executive Officer of Ralin, Inc., a medical service company specializing in outpatient cardiac care, since 1990. Mr. Smith has also served as a Managing Partner of AllCare Health Services, Inc., a health care services provider which was acquired by Medisys, Inc. in 1992. Prior to joining Ralin, Inc. in 1990, Mr. Smith served in various capacities with Baxter Healthcare, Inc., most recently as President of Caremark Inc. and Travacare, a division of Baxter. He also served as Chief Operating Officer of Baxter Japan, Ltd. He is a director of Coram Healthcare Corporation. Mr. Smith graduated from Princeton University and from the University of Chicago, Graduate School of Business with an M.B.A.

     EDSON W. SPENCER, JR., a director of the Company since 1993, has been the Managing Partner of PSF Health Care Fund, L.P., a Minnesota-based venture capital partnership that invests in the health care sector, since 1993. Mr. Spencer has also been principal and Chief Financial Officer of Peterson-Spencer-Fansler Company since 1991. Mr. Spencer serves on the Board of Directors of Pendose Corporation, a privately held physician practice management company, and is Chairman of the Board of Directors of Children's Health Care, the Minneapolis/St. Paul Children's Hospitals. Mr. Spencer graduated from Columbia University with an M.B.A. and from Williams College.

BOARD COMMITTEES

     The Board has established a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, executive officers and key employees of the Company and administers the Company's Amended and Restated 1993 Stock Option Plan (the "Stock Option Plan") and other incentive compensation and benefit plans. The Audit Committee oversees the work performed by the Company's independent auditors, and reviews internal audit controls.

COMPENSATION OF DIRECTORS

     Outside directors do not currently receive cash fees for serving as directors or for attending meetings, participating on committees of the Board of Directors or attending meetings of such committees. The Company does, however, reimburse directors for out-of-pocket expenses incurred in connection with attendance at such meetings. Pursuant to a formula contained in the Stock Option Plan, each director receives an option to purchase 7,879 shares of the Company's Common Stock annually. In addition, each member of a committee of the Board of Directors receives an option to purchase 945 shares of the Company's Common Stock annually and each chairman of each such committee receives an additional option to purchase 473 shares of the Company's Common Stock annually. Such options vest on the earlier of (i) one year from the date of grant or (ii) the next annual election of directors and have an exercise price equal to the market price of the Common Stock on the date of grant.

     Directors who are not also executive officers of the Company have been granted options to purchase a total of 165,298 shares of Common Stock at prices ranging from $3.17 to $11.11 per share pursuant to the Company's Stock Option Plan.

CLASSIFIED BOARD OF DIRECTORS

     The Company's By-Laws divide the Board of Directors into three classes, with three-year staggered terms and initial terms of one, two and three years for Class I, Class II and Class III Directors, respectively. The terms of Messrs. Hodes, Lampert and Spencer expire at the 1997 annual meeting of stockholders; the terms of Messrs. Lautman, Samson and Smith expire at the 1998 annual meeting of stockholders and the terms of Messrs. Padda, Levitas and Lomicka expire at the 1999 annual meeting of stockholders.

EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth certain information concerning compensation paid or accrued for services rendered to the Company in all capacities for the years ended December 31, 1995 and 1996 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                           ANNUAL COMPENSATION        COMPENSATION
                                                      -----------------------------      AWARDS
                                                                             OTHER    ------------
                                                                            ANNUAL     SECURITIES
                                                                            COMPEN-    UNDERLYING     ALL OTHER
                  NAME AND                             SALARY      BONUS    SATION      OPTIONS      COMPENSATION
             PRINCIPAL POSITION                YEAR     ($)       ($)(1)      ($)        (#)(2)          ($)
             ------------------                ----    ------     ------    -------    ----------    ------------
K. Shan Padda................................  1995     90,000      --        --        157,580        --
  Chairman, Chief Executive Officer and
    Treasurer                                  1996    150,000     90,000   10,800(3)   157,580        --
Anil K. Rastogi, Ph.D........................  1995     52,500(4)   --        --         70,911        --
  President and Chief Operating Officer        1996    143,000    107,200     --         31,516        --
Doron C. Levitas.............................  1995     90,000      --        --         94,548        --
  Vice Chairman and Vice President of          1996    120,000     24,000     --         47,274        --
  International Operations
Alan E. Jordan...............................  1995    124,980      --      22,939(5)   107,154        --
  Senior Vice President of Sales and
    Marketing                                  1996    132,000     26,400  426,533(6)    47,274       --
Stephen L. Holden............................  1995      --         --        --         --            --
  Senior Vice President and                    1996     50,053(7)  21,000     --         55,000        --
  Chief Financial Officer


---------------
(1) The Board adopted a bonus plan for 1996 and subsequent years, with bonuses to be paid at the discretion of the Compensation Committee.

(2) Represents shares of Common Stock underlying stock options granted during 1995 and 1996 pursuant to the Stock Option Plan.

(3) Represents Mr. Padda's housing allowance as provided for in his employment agreement.

(4) Mr. Rastogi joined the Company in August 1995.

(5) Represents commissions paid by the Company.

(6) Represents $89,594 in commissions plus $336,939 in forgiveness of indebtedness to the Company.

(7) Mr. Holden joined the Company in August 1996.

     The following table sets forth certain information with respect to options granted to the Named Executive Officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                               --------------------------------------------------------------
                               NUMBER OF
                               SECURITIES   PERCENT OF TOTAL
                               UNDERLYING       OPTIONS
                                OPTIONS        GRANTED TO       EXERCISE                         GRANT
                                GRANTED       EMPLOYEES IN        PRICE         EXPIRATION        DATE
            NAME                  (#)             1996          ($/SH)(1)        DATE(2)        VALUE(3)
            ----               ----------   ----------------    ---------       ----------      --------
K. Shan Padda................   157,580          35.9%         $4.76/$9.80   1/05/06, 3/15/06   $606,999
Anil K. Rastogi, Ph.D. ......    31,516           7.2%            $4.76          01/05/06        100,221
Alan E. Jordan...............    47,274          10.8%            $4.76          01/05/06        150,331
Stephen L. Holden............    55,000          12.5%            $8.38          8/09/06         307,450
Doron C. Levitas.............    47,274          10.8%            $4.76          01/05/06        150,331

---------------
(1) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board.

(2) Some of the options granted to the Named Executive Officers are subject to vesting and, accordingly, may expire before the dates indicated.

(3) Calculation based on the Black-Scholes model. For assumptions used see Note 18 to the Financial Statements.

     The following table sets forth certain information with respect to the unexercised options held by the Named Executive Officers as of December 31, 1996. No options were exercised by the Named Executive Officers during 1996.

                             YEAR-END OPTION VALUES


                                                                                       VALUE OF UNEXERCISED
                                                              NUMBER OF SECURITIES         IN-THE-MONEY
                                                             UNDERLYING UNEXERCISED    OPTIONS AT YEAR-END
                              SHARES ACQUIRED     VALUE       OPTIONS AT YEAR-END            1996($)
                                ON EXERCISE      REALIZED     1996(#) EXERCISABLE/         EXERCISABLE/
            NAME                    (#)            ($)           UNEXERCISABLE           UNEXERCISABLE(1)
            ----              ---------------    --------    ----------------------    --------------------
K. Shan Padda...............        --             --            39,395/275,765         $438,072/3,090,065
Anil K. Rastogi, Ph.D. .....        --             --            70,911/ 31,516           788,530/ 350,458
Alan E. Jordan..............        --             --            50,425/104,003          560,726/1,156,513
Stephen L. Holden...........        --             --            13,750/ 41,250           103,125/ 309,375
Doron C. Levitas............        --             --            23,637/118,185          262,843/1,314,217


---------------
(1) Calculated based on stock price at December 31, 1996 of $15.88.

STOCK OPTION PLAN

     The Company's Stock Option Plan was adopted in 1992, amended in 1993 and amended and restated in 1996. The Stock Option Plan, as amended, provides for the grant of options to purchase up to an aggregate of 1,773,668 shares of Common Stock. The Plan is administered by the Compensation Committee which makes discretionary grants ("discretionary grants") of options to employees (including employees who are officers and directors of the Company) and consultants. The Stock Option Plan also provides for formula grants ("formula grants") of options to directors who are not employees of the Company.

     Options granted pursuant to discretionary grants may be nonqualified options or incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options are determined by the Compensation Committee, in its sole discretion. Options granted pursuant to discretionary grants are exercisable for a period of up to ten years, except that incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, are exercisable for a period of up to five years. The per share exercise price of incentive options granted pursuant to discretionary grants must be no less than 100% of the fair market value of the Common Stock on the date of grant, except that the per share exercise price of incentive options granted to optionees who, at the time the options are granted, own stock representing greater than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, must be no less than 110% of the fair market value of the Common Stock. The per share exercise price of non-qualified stock options granted pursuant to discretionary grants must be no less than 85% of the fair market value of the Common Stock on the date of grant.

     Under the formula grants, each director who is not an employee of the Company receives automatically upon such director's election to the Board an option to purchase 7,879 shares of Common Stock. In addition, each director who serves on a Committee of the Board of Directors receives an option to purchase 945 shares of the Company's Common Stock annually and each Chairman of each such Committee will receive an additional option to purchase 473 shares of the Company's Common Stock annually. Such options vest on the earlier of (i) one year from the date of grant or (ii) the next annual election of directors. Each such option shall have a term of not more than ten years from the date of vesting and the exercise price per share of Common Stock for such options shall be 100% of the fair market value of the Common Stock as determined under the terms of the Stock Option Plan.

     Options granted under the Stock Option Plan are nontransferable, other than by will or by the laws of descent and distribution, and may be exercised during the optionee's lifetime, only by the optionee, or in the event of optionee's legal incapacity to do so, by the optionee's guardian or legal representative.

EMPLOYMENT AGREEMENTS

     The Company entered into a two-year Employment Agreement with Mr. Padda as of January 1, 1996. The Employment Agreement provides that Mr. Padda shall receive a base salary of $150,000, bonuses based upon the Company's performance as compared to its budget and options to purchase shares of the Company's Common Stock under its Stock Option Plan. Mr. Padda is entitled to severance payments if he is terminated other than for cause. In addition, the Employment Agreement provides that Mr. Padda will be paid his base salary through the term of the Employment Agreement if he is terminated following a change in control of the Company. In addition to provisions relating to Mr. Padda's duties and compensation, the Employment Agreement requires Mr. Padda to assign all inventions he develops in the course of his employment with the Company to the Company, maintain the confidentiality of the Company's proprietary information and refrain from competing with the Company during his employment with the Company and for a period of twelve months thereafter.

     The Company has entered into an Employment Agreement with Mr. Rastogi. The Employment Agreement provides that Mr. Rastogi will receive a base salary of $130,000, bonuses based upon the Company's performance as compared to its business plan and options to purchase shares of the Company's Common Stock under its Stock Option Plan. Mr. Rastogi is entitled to severance payments if he is terminated other than for cause. Mr. Rastogi's Employment Agreement contains a non-competition provision.

     The Company entered into a seventeen-month Employment Agreement with Mr. Holden, dated as of August 15, 1996, with provision for automatic extensions for consecutive one-year terms, unless proper notice of termination is given. The Employment Agreement provides that Mr. Holden will receive an annual base salary of $140,000, with an unspecified guaranteed increase on January 1, 1997, bonuses based upon the Company's performance, and options to purchase shares of the Company's Common Stock under its Stock Option Plan. Mr. Holden is entitled to severance payments if he is terminated other than for cause. In addition to provisions relating to Mr. Holden's duties and compensation, the Employment Agreement requires Mr. Holden to assign all inventions he develops in the course of his employment with the Company to the

Company, maintain the confidentiality of the Company's proprietary information and refrain from competing with the Company during his employment with the Company and for a period of the longer of the term of the contract or six months after his employment with the Company ends.

     The Company entered into a three-year Employment Agreement with Mr. Mandell, dated as of February 25, 1997. The Employment Agreement provides that Mr. Mandell will receive an annual base salary of $150,000, based upon Mr. Mandell's and the Company's performance, and options to purchase shares of the Company's Common Stock under its Stock Option Plan. As of the date of the Employment Agreement, Mr. Mandell was granted options to acquire 200,000 shares of the Company's Common Stock. Under the Employment Agreement, the Company could be obligated to purchase 100,000 option shares at $18.00 each. Mr. Mandell is entitled to severance payments if he is terminated other than for cause. In addition to provisions relating to Mr. Mandell's duties and compensation, the Employment Agreement requires Mr. Mandell to assign all inventions he develops in the course of his employment with the Company to the Company, maintain the confidentiality of the Company's proprietary information and refrain from competing with the Company during his employment with the Company and for a period of the longer of the term of the contract or 12 months after his employment with the Company ends.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of February 28, 1997, for (i) each officer of the Company, (ii) each director of the Company, (iii) each stockholder known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock of the Company and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, the address for each officer, director and 5% stockholder is c/o the Company, 5601 West Howard Street, Niles, Illinois 60714.


                                      SHARES BENEFICIALLY                SHARES BENEFICIALLY
                                        OWNED PRIOR TO      NUMBER OF   OWNED AFTER COMPLETION
                                          OFFERING(1)        SHARES         OF OFFERING(1)
       OFFICERS, DIRECTORS OR         -------------------     BEING     ----------------------
          5% STOCKHOLDERS              NUMBER     PERCENT    OFFERED     NUMBER     PERCENT(2)
       ----------------------          ------     -------   ---------    ------     ----------
OFFICERS:
K. Shan Padda(3)....................    509,611    5.311%    75,000       434,611     3.784%
Doron C. Levitas(4).................    450,282    4.693%    59,020       391,262     3.406%
Stephen L. Holden(5)................     27,500    0.287%         0        27,500     0.239%
Anil K. Rastogi, Ph.D(6)............     78,790    0.821%    20,000        58,790     0.512%
Alan E. Jordan(7)...................    153,954    1.605%    72,801        81,153     0.707%
Scott Skooglund(8)..................     12,606    0.131%         0        12,606     0.110%
Joseph Moser(9).....................     18,910    0.197%         0        18,910     0.165%
Vincent J. Capponi(10)..............      5,916    0.062%         0         5,916     0.052%
Elliot R. Mandell(11)...............     40,000    0.417%         0        40,000     0.348%
DIRECTORS:
Scott Hodes(12).....................     64,079    0.668%         0        64,079     0.558%
Mark Lampert(13)....................      7,879    0.082%         0         7,879     0.069%
William D. Lautman(14)..............    175,703    1.831%         0       175,703     1.530%
William H. Lomicka(15)..............     84,434    0.880%         0        84,434     0.735%
Marvin Samson(16)...................     24,115    0.251%         0        24,115     0.210%
L. Peter Smith(17)..................     42,028    0.438%         0        42,028     0.366%
Edson W. Spencer, Jr.(18)...........    114,173    1.190%    37,031        77,142     0.672%
5% STOCKHOLDERS:
MSI, Inc.(19).......................    758,631    7.907%    50,000       708,631     6.169%
Charles K. Stewart(20)..............    507,688    5.291%         0       507,688     4.420%
The Kaufman Fund, Inc.(21)..........    802,500    8.364%         0       802,500     6.987%
All Officers and Directors as a
  group (15 persons):...............  1,809,980   18.865%               1,546,128    13.461%


---------------

 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage of beneficial ownership is based on 9,594,508 shares of Common Stock outstanding as of February 28, 1997, including shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person holding such options.



 (2) Assumes that the Underwriters' over-allotment option to purchase up to 326,774 shares from the Company is not exercised.


 (3) Includes 118,184 shares subject to options exercisable within 60 days. Mr. Padda will be selling 75,000 shares which are issuable upon exercise of options at $4.76 per share.

 (4) Includes 59,091 shares subject to options exercisable within 60 days. Mr. Levitas will be selling 59,091 shares which are issuable upon exercise of options at $4.76 per share.

 (5) Includes 27,500 shares subject to options exercisable within 60 days.


 (6) Includes 78,790 shares subject to options exercisable within 60 days. Mr. Rastogi will be selling 20,000 shares which are issuable upon exercise of options at $4.76 per share.


 (7) Includes 81,153 shares subject to options exercisable within 60 days.

 (8) Includes 12,606 shares subject to options exercisable within 60 days.

 (9) Includes 18,910 shares subject to options exercisable within 60 days.

(10) Includes 5,916 shares subject to options exercisable within 60 days.

(11) Includes 40,000 shares subject to options exercisable within 60 days.

(12) Includes 24,080 shares subject to options exercisable within 60 days and 46 shares issuable upon exercise of warrants.

(13) Includes 7,879 shares subject to options exercisable within 60 days.

(14) Includes 21,115 shares subject to options exercisable within 60 days and 77,199 shares issuable upon exercise of warrants. Excludes 21,977 shares held of record by The Pharmaceutical/Medical Technology Fund, L.P., an investment partnership whose general partners are the owners of EGS Partners, L.L.C. EGS Partners, L.L.C. is an affiliate of EGS Securities Corp. of which Mr. Lautman is a managing director. Mr. Lautman disclaims beneficial ownership of shares owned by The Pharmaceutical/Medical Technology Fund, L.P.

(15) Includes 21,824 shares subject to options exercisable within 60 days and 3,152 shares issuable upon exercise of warrants.


(16) Includes 21,115 shares subject to options exercisable within 60 days. Mr. Samson disclaims beneficial ownership of shares owned by MSI, Inc., a subsidiary of Marsam.


(17) Includes 34,115 shares subject to options exercisable within 60 days.

(18) Includes 28,915 shares subject to options exercisable within 60 days, 2,749 shares issuable upon exercise of warrants, 3,366 shares held of record by Peterson-Spencer-Fansler Company ("PSF Co."), of which Mr. Spencer is a principal, 14,240 shares issuable upon exercise of warrants held by PSF Co., 33,098 shares held by PSF HealthCare Fund, L.P. ("PSF Health") of which Mr. Spencer is the managing partner, and 12,153 shares held of record by Spencer Family Partnership, L.P. Excludes 5,253 shares held of record by Valerie Spencer, Mr. Spencer's wife, 1,719 shares held of record by Valerie
     C. Spencer Trust #3 U/A 8/24/84, Valerie C. Spencer & Edward J. Stewart, III TTEE, and by WHC #145751 Trust, a trust established for the benefit of Mrs. Spencer's family. Mr. Spencer disclaims beneficial ownership of shares owned by Mrs. Spencer, Valerie C. Spencer Trust #3 and the WHC #145751 Trust. Mr. Spencer is selling 6,303 shares and 13,315 shares which are issuable upon exercise of options at $11.11 and $4.76 per share, respectively and 1,173 shares issuable upon exercise of warrant at $4.76 per share. PSF Co. is selling 3,152 shares and 11,088 shares which are issuable upon exercise of warrants at $3.17 and $4.76 per share, respectively.

(19) Includes 318,667 shares issuable upon exercise of warrants. MSI, Inc. disclaims beneficial ownership of shares owned by Marvin Samson. MSI, Inc.'s address is Building 31, Olney Ave., Cherry Hill, New Jersey 08034.

(20) Includes 3,939 shares subject to options exercisable within 60 days, 271,738 shares held of record by Charles K. Stewart Money Purchase Plan. Mr. Stewart's address is 401 South LaSalle Street, Suite 1502, Chicago, Illinois 60605.


(21) The Kaufman Fund's address is 140 E. 45th Street, New York, New York 10017.

                              SELLING STOCKHOLDERS

     The table below sets forth the number of shares of Common Stock (i) owned beneficially by each of the Selling Stockholders as of February 28, 1997; (ii) being offered by each Selling Stockholder pursuant to this Prospectus; (iii) to be owned by each Selling Stockholder after completion of the Offering, assuming that all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold and (iv) the percentage (if one percent or more) to be owned by each Selling Stockholder after completion of the Offering, assuming that all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold. Except as otherwise noted, none of such persons or entities has had any material relationship with the Company during the past three years.


                                                                                         PERCENTAGE OF
                                                                           NUMBER OF      OUTSTANDING
                                                                         SHARES TO BE    SHARES TO BE
                                     TOTAL      NUMBER OF                 OWNED AFTER     OWNED AFTER
                                     SHARES      SHARES        OPTION/   COMPLETION OF   COMPLETION OF
      SELLING STOCKHOLDERS          OWNED(1)     OFFERED       WARRANT    OFFERING(1)      OFFERING
      --------------------          --------    ---------      -------   -------------   -------------
K. Shan Padda(2).................     509,611     75,000(10)    75,000       434,611         3.78%
Doron C. Levitas(3)..............     450,282     59,020(10)    59,020       391,262         3.41%
Anil K. Rastogi, Ph.D.(4)........      78,790     20,000(10)    20,000        58,790         0.51%
MSI, Inc.(5).....................     758,631     50,000                     708,631         6.17%
Edson W. Spencer, Jr.(6).........      51,316     20,791(11)    20,791        30,525         0.27%
Peterson-Spencer-Fansler
  Company(6).....................      17,606     14,240(12)    14,240         3,366         0.03%
Spencer Family Partnership,
  L.P.(6)........................      12,153      2,000                      10,153         0.09%
Gary Peterson....................       1,173      1,173(13)     1,173            --         0.00%
Sam Oracle Fund, Inc.(7).........      44,797     13,185            --        31,612         0.28%
Oracle Partners, L.P.(7).........     188,580     50,000            --       138,580         1.21%
Oracle Institutional Partners,
  L.P.(7)........................      12,749      3,295            --         9,454         0.08%
Alan E. Jordan(8)................     153,954     72,801            --        81,153         0.71%
James O. Pohlad(9)...............      14,048     14,048                          --         0.00%
Pohlad Companies(9)..............      22,331     22,331            --            --         0.00%
Carl Pohlad Trust No. 2(9).......       5,093      5,093            --            --         0.00%
Gideon Hixon Fund, L.P...........      32,131      1,575(14)     1,575        30,556         0.27%
Paul J. Finnegan.................      21,089     15,000            --         6,089         0.05%
John E. Rogers...................     118,262     22,749            --        31,515         0.83%
Oakleaf Associates...............       5,093      5,093            --            --         0.00%
Gerald E. Jr. & Linda E.
  Bisbee.........................       1,099      1,099            --            --         0.00%
Mirza Mehdi......................      40,179     10,000            --        30,179         0.26%
                                   ----------    -------       -------     ---------        ------
     Total.......................   2,538,967    478,493       191,799     2,060,474        17.94%
                                   ==========    =======       =======     =========        ======


---------------
  (1) Includes shares issuable upon exercise of warrants or options exercisable within 60 days.

  (2) Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company.

  (3) Vice Chairman of the Board, Vice President of International Operations, a Secretary and a director of the Company.

  (4) President and Chief Operating Officer.


  (5) MSI, Inc. is a beneficial owner of more than 5% of the shares of Common Stock of the Company.


  (6) Related party to Edson W. Spencer, Jr., a director of the Company. The total number of shares Mr. Spencer beneficially owns is 107,870.


  (7) Related party to Larry Feinberg. The total number of shares which Mr. Feinberg beneficially owns is 246,126.

  (8) Senior Vice President of the Company.



  (9) Related party to James Pohlad. The total number of shares which Mr. Pohlad owns is 42,472.



 (10) Represents the number of shares of Common Stock issuable upon exercise of option at $4.76 per share which is to take effect simultaneously with the Offering.



 (11) Includes 6,303 shares and 13,315 shares of Common Stock issuable upon exercise of options at $11.11 and $4.76 per share respectively, and 1.173 shares of Common Stock issuable upon exercise of warrant at $4.76 per share which is to take effect simultaneously with the Offering.



 (12) Includes 11,088 shares and 3,152 shares of Common Stock issuable upon exercise of warrants at $4.76 and $3.17 per share respectively, which is to take effect simultaneously with the Offering.



 (13) Includes shares of Common Stock issuable upon exercise of warrant at $4.76 per share which is to take effect simultaneously with the Offering.



 (14) Represents the number of shares of Common Stock issuable upon exercise of warrant which is to take effect simultaneously with the Offering.



                                 CERTAIN TRANSACTIONS


     On February 25, 1997, Sabratek acquired substantially all the assets of Rocap for $100,000 in cash, 131,593 shares of Sabratek Common Stock (valued at approximately $2.9 million), plus the assumption of net liabilities of approximately $661,000 and the forgiveness of a bridge loan. In connection with the acquisition, the former President of Rocap, who is also the majority shareholder of Rocap, entered into a three-year employment agreement with Sabratek. See "Management -- Employment Agreements." The number of shares to be paid to Rocap may be increased based on the value of the Sabratek Common Stock on July 1, 1997 (the "Valuation Date"). Sabratek retains the right to pay cash in lieu of delivery of the shares of Common Stock. As part of the transaction, the former shareholders of Rocap received the right to have a registration statement relating to the shares issued in the acquisition filed for their benefit. In the event such registration statement is not declared effective by the Commission on or before September 1, 1997, such former shareholders have the right, exercisable from September 2, 1997 to September 15, 1997, to put such shares to the Company at a price determined in accordance with the acquisition agreement.

     On December 26, 1996, the Company granted EGS Securities Corp. ("EGS"), of which William D. Lautman, a director of the Company, is Managing Director, an option under the Stock Option Plan to purchase 50,000 shares of the Company's Common Stock at a price of $14.00 per share. The option was granted in consideration of services provided by EGS to the Company in evaluating potential acquisitions and strategic relationships and fully vests on June 30, 1997.

     In May, 1996 the Company entered into an agreement with EGS, of which William D. Lautman, a director of the Company, is a Managing Director, pursuant to which EGS agreed to provide financial advisory services in connection with the initial public offering. In connection with this agreement, the Company paid EGS $150,000 upon consummation of the Company's initial public offering.

     In March, 1996, the Company issued a Convertible Subordinated Debenture to Charles K. Stewart Investments, in the principal amount of $844,500. The debenture was converted into 354,869 shares of Common Stock upon the consummation of the initial public offering at a conversion price of $5.23757 per share. Also in March, 1996, the Company issued 167,245 shares of Common Stock at $9.80 per share to Charles K. Stewart Investments.

     In March, 1996, the Company issued 100,851 shares of Common Stock to Arie Kalo at $4.76 per share in payment for past engineering consulting services performed by him personally during 1995 and which the

Company valued at $480,000. K. Shan Padda and Doron Levitas, each of whom is an officer and director of the Company, together with Arie Kalo each own one-third of the shares of DAK-Tech, Ltd. (an Israeli corporation) which supplies component assemblies and research and development services to the Company, the value of which was $538,544 in 1995.

     In January, 1996, the Company issued a Convertible Subordinated Debenture to William D. Lautman, a director of the Company, in the principal amount of $110,000, of which $60,000 was payment for financial consulting services rendered. The debenture was converted into 23,112 shares of Common Stock at a conversion price of $4.76 per share.

     In January, 1996, the Company issued a Convertible Subordinated Debenture to Marvin Samson, a director of the Company, in the principal amount of $100,000. The debenture bore interest at a rate of 10% per annum. The Company repaid the Convertible Subordinated Debenture, plus accrued interest thereon, in June 1996.

     In December, 1995, the Company issued a Convertible Subordinated Debenture to Charles Stewart in the principal amount of $100,000. The debenture was converted into 42,021 shares of Common Stock upon the consummation of the initial public offering at a conversion price of $5.23757 per share.

     On September 26, 1995, the Company entered into an agreement with EGS (the "EGS Agreement") for a period of one year pursuant to which the Company engaged EGS as a financial and business consultant for the Company. Mr. Lautman is a Managing Director of EGS and a director of the Company. Pursuant to the EGS Agreement, as amended, the Company paid EGS a fee of approximately $410,000.

     In July and September, 1995, the Company issued Convertible Subordinated Debentures to Charles K. Stewart Money Purchase Plan in the principal amount of $150,000 and $200,000 respectively. The debentures were converted into 147,075 shares of Common Stock upon the consummation of the initial public offering at a conversion price of $5.23757 per share.

     On May 12, 1995, the Company issued warrants in exchange for advisory services to Scott C. Newquist and Robert G. Eccles which gives each of them the right to purchase 87,032 shares of Common Stock at $4.76 per share. The Company valued the services received in exchange for these warrants at $27,618. Messrs. Eccles and Newquist transferred such portion of the rights under their warrants as was necessary to purchase 174,065 shares of Common Stock to Oracle Partners, L.P. for immediate exercise and, in connection therewith, the Company entered into stock appreciation rights agreements with Messrs. Newquist and Eccles. Under the stock appreciation rights agreements, the Company paid each of Messrs. Newquist and Eccles a stock appreciation payment in the amount of approximately $414,000. Messrs. Newquist and Eccles are principals of Advisory Capital Partners, Inc. of which William D. Lautman, a director of the Company, was also affiliated at the time the parties entered into the stock appreciation rights agreement.

     On May 12, 1995, the Company issued a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to William D. Lautman, a Managing Director of EGS, as compensation for financial services rendered to the Company which services were valued at $13,809. This warrant vested immediately and expires on May 12, 2000. On May 31, 1995, Mr. Lautman exercised the warrant to purchase 21,011 shares of Common Stock at $2.38 per share, pursuant to a re-pricing offered by the Company. Mr. Lautman retains the right to exercise the warrant for the remaining 66,021 shares of Common Stock at $4.76 per share.

     On September 23, 1994, the Company issued a warrant (the "MSI Warrant") to MSI, Inc. which initially gave MSI, Inc., a subsidiary of Marsam Pharmaceuticals Inc. of which Marvin Samson, a director of the Company, is President and a director, the right to purchase up to 472,739 shares of Series A Preferred Stock. On May 8, 1995, such portion of the rights under the MSI Warrant as was necessary to acquire 84,043 shares of Series A Preferred Stock was transferred to each of Charles K. Stewart Money Purchase Plan and John Stafford for immediate exercise. In connection with the transfer, the Company entered into a stock appreciation rights agreement with MSI, Inc. pursuant to which the Company paid MSI, Inc. a stock appreciation payment in the amount of approximately $800,000. Pursuant to the MSI Warrant, after giving effect to conversion of Series A Preferred Stock to Common Stock, MSI, Inc. currently has the right to purchase 318,668 shares of Common Stock at $4.55 per share.

     On November 14, 1991, the Company lent Alan Jordan, currently its Executive Vice President of Sales and Marketing, $112,500 to purchase 135,000 shares of the Company's Common Stock. This note and the related accrued interest were forgiven during 1996.

     Scott Hodes, a director of the Company, is a senior partner at the Chicago law firm of Ross & Hardies and provides legal services as corporate counsel to the Company.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately prior to the issuance of the shares offered hereby, the authorized capital of the Company will consist of 25,000,000 shares of Common Stock, par value $0.01 per share, and 12,500,000 shares of Preferred Stock, par value $0.01 per share. See "Risk Factors -- Influence of Limited Number of Stockholders" and "-- Impact of Anti-Takeover Measures; Possible Issuance of Preferred Stock; Classified Board."

COMMON STOCK

     As of February 28, 1997, assuming no exercise of outstanding options or warrants, there were 8,374,229 shares of Common Stock outstanding, held of record by approximately 214 stockholders of record. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The outstanding shares of the Common stock are fully paid and nonassessable. No preemptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Common Stock.

WARRANTS

     As of February 28, 1997, there were warrants outstanding to purchase 544,430 shares of Common Stock at a weighted average exercise price of $5.36 per share. The warrants were issued in exchange for services or in connection with the issuance of debt securities by the Company. All of the warrants are currently exercisable. The warrants will expire by their terms at times ranging from April 18, 1997 to September 6, 2001.

REGISTRATION RIGHTS


     The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") which may, in certain circumstances, be applicable to the holders of the equivalent of approximately 1,442,752 shares of Common Stock. As part of this Offering, the Company is registering the sale of 478,493 of such shares. As such, following the Offering 964,259 shares of the Company's outstanding Common Stock will continue to have the benefit of Registration Rights. Persons who own shares of Common Stock which will have the benefit of Registration Rights following this Offering are hereinafter referred to as "Rights Holders." In order for the Rights Holders to effect a demand for registration, the Registration Rights Agreement requires that the holders of more than 25% of all of the shares held under the Registration Rights Agreement request such registration. An unlimited number of demands may be made; however, the Company has an obligation to complete only two registrations at the demand of Rights Holders. In addition to demand registration rights, Rights Holders have unlimited "piggyback" registration rights pursuant to which the Rights Holders will have the right to request that the Company register shares of Common Stock under the Act at the expense of the Company, unless in connection with an underwritten public offering, the managing underwriter is of the opinion that inclusion of the shares of Common Stock to which the Rights Holders request registration would have an adverse impact on the marketing of the securities to be sold in such public offering.


     The Company has entered into a Registration Rights Agreement with Rocap, pursuant to which the Company agreed to register on Form S-3 in a delayed or continuous offering (a "Shelf Registration"), 131,593 shares of Common Stock of the Company, which were distributed to Rocap in connection with the Company's acquisition of Rocap. Such Shelf Registration would permit the registration of such securities for resale by Rocap or the Rocap shareholders to whom such shares may be distributed (the "Rights Holders"). In the event a Shelf Registration is not permitted under the Securities Act, the Company agreed to provide alternative registration rights to the Rights Holders. Rights Holders also have "piggyback" registration rights pursuant to which the Rights Holders will have the right to require the Company to register shares of Common Stock held by the Rights Holders on any Registration Statement being filed by the Company, unless in connection with an underwritten public offering, the managing underwriter is of the opinion that inclusion of such shares of Common Stock would have an adverse impact on the marketing of the securities to be sold for the benefit of the Company in such public offering.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is LaSalle National Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have approximately 10,266,028 shares of Common Stock outstanding. Of these shares, the 2,178,493 shares of Common Stock sold in the Offering and the 2,875,000 shares of Common Stock sold by the Company in its initial public offering in June, 1996, will be freely tradable without restriction under the Act, unless held by "affiliates" of the Company (as that term is defined in the Act and regulations promulgated thereunder).


     The shares of Common Stock issued and outstanding prior to the Company's initial public offering were acquired by existing stockholders without registration under the Act in reliance upon exemptions from registration and are "restricted securities" for purposes of the Act. The "restricted securities" may not be sold unless they are registered under the Act or unless an exemption from registration, such as the exemption provided by Rule 144 under the Act, is available.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned "restricted securities" for at least two but less than three years (at least one year but less than two years beginning April 29, 1997), and any affiliate of the Company who has owned shares for at least two years (one year beginning April 29, 1997), is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder who is not an affiliate of the Company at the time of the sale and for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for at least three years (two years beginning April 29, 1997) is entitled to sell such shares under Rule 144 without regard to the limitations described above.

     The Company, all Selling Stockholders, all directors, certain officers, and certain other stockholders have agreed not to offer, pledge, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose or announce any offer, sale, grant of any option to purchase or other disposition of, directly or indirectly, any Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, until 90 days, or 60 days in the case of certain stockholders, following the date of the final prospectus relating to the Offering without the prior written consent of Bear, Stearns & Co. Inc. ("Bear, Stearns"), subject to certain exceptions (the "Lock-up Agreements").

     On October 2, 1996, the Company's registration statement on Form S-8 under the Act to register all of the shares of Common Stock issued or reserved for future issuance under the Stock Option Plan and certain other options currently outstanding to employees of the Company became effective. After the effective date of that registration statement, but subject to the provisions of applicable Lock-up Agreements, shares purchased upon exercise of options covered by such registration statement generally would be available for resale in public market.


     On the anticipated Effective Date, all except 840,789 shares of Common Stock not issued in a public offering will be eligible for sale or have already been sold pursuant to Rule 144 promulgated under the Act. Shares subject to the Lock-up Agreements may become available for sale upon the expiration of such lock-ups.


     The holders of certain of the Company's outstanding securities also have the benefit of a Registration Rights Agreements which provide that, subject to certain conditions, certain holders of the Company's outstanding securities have rights with respect to registration under the Act. See "Description of Capital Stock -- Registration Rights."

     Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price of Common Stock.

                                  UNDERWRITING


     Subject to certain terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Bear, Stearns, Salomon Brothers Inc, Smith Barney Inc. and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase an aggregate of 1,700,000 shares of Common Stock from the Company and 478,493 shares of Common Stock from the Selling Stockholders. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:



                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Bear, Stearns & Co. Inc. ...................................
Salomon Brothers Inc .......................................
Smith Barney Inc. ..........................................
Jefferies & Company, Inc. ..................................

                                                              ---------
                                                              2,178,493
                                                              =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to approval of certain legal matters by counsel and to certain other conditions precedent. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than shares of Common Stock covered by the over-allotment option described below) must be so purchased.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has been advised by the Representatives that the Underwriters propose to offer the Common Stock to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $ per share. The Underwriters may allow, and such dealers may allow, discounts not in excess of
$     per share to any Underwriter and certain other dealers.


     The Company has granted to the Underwriters an option to purchase up to an aggregate of 326,774 additional shares of Common Stock at the public offering price less underwriting discounts and commissions solely to cover overallotments. Such option may be exercised at any time until 30 days after the date of the final Prospectus relating to the Offering. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriters' initial commitment as indicated in the preceding table.


     The Company, all Selling Stockholders, all directors, certain officers and certain other stockholders have agreed not to offer, pledge, issue, sell, contract to sell, grant any option to purchase or otherwise dispose (or announce any offer, sale, grant of any option to purchase or other disposition) of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock for a period of

60 or 90 days after the date of the final Prospectus relating to the Offering, without the prior written consent of Bear, Stearns.

     The Underwriters do not intend to sell shares of Common Stock to any account over which they exercise discretionary authority.


     Stephen Raphael, an employee and director of Bear, Stearns, beneficially owns 10,505 shares of Common Stock of the Company.



     In order to facilitate this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with this Offering, creating a short position in the Common Stock for their own account. The Representatives may elect to reduce any short position by exercising all or part of the over-allotment option described above. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Representatives may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in this Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise.



     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.



     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representations that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock of the Company offered hereby will be passed upon for the Company by Ross & Hardies, Chicago, Illinois. A partner of Ross & Hardies beneficially owns 64,079 shares of the Company's Common Stock. O'Sullivan Graev & Karabell, LLP, New York, New York, has acted as counsel to the Underwriters in connection with the Offering.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 have been included herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein, and upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Rocap as of December 31, 1996 and for the year ended December 31, 1996 have been included herein and elsewhere in the Registration Statement in reliance upon the report of Parent, Naffah & Company, independent certified public accountants, appearing herein, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission.

     Sabratek is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Sabratek can be inspected and copied at Room 1024 of the Offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

     Sabratek Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "SBTK." Documents filed by Sabratek with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
SABRATEK CORPORATION
Independent Auditors' Report................................     F-2
Balance Sheets as of December 31, 1996 and 1995.............     F-3
Statements of Operations for the years ended December 31,
  1996, 1995 and 1994.......................................     F-4
Statements of Stockholders' Equity for the years ended
  December 31, 1996, 1995 and 1994..........................     F-5
Statements of Cash Flows for the years ended December 31,
  1996, 1995 and 1994.......................................     F-6
Notes to Financial Statements...............................     F-7

ROCAP, INC.
Independent Auditors' Report................................    F-17
Balance Sheet as of December 31, 1996.......................    F-18
Statement of Loss and Accumulated Deficit for the year ended
  December 31, 1996.........................................    F-19
Statement of Cash Flows for the year ended December 31,
  1996......................................................    F-20
Notes to Financial Statements...............................    F-21

SABRATEK CORPORATION PRO FORMA SUPPLEMENTAL CONSOLIDATED
  FINANCIAL STATEMENTS......................................    F-24
Balance Sheet as of December 31, 1996.......................    F-25
Statement of Operations for the year ended December 31,
  1996......................................................    F-26
Notes to Pro Forma Supplemented Consolidated Financial
  Statements................................................    F-27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sabratek Corporation:

     We have audited the accompanying balance sheets of Sabratek Corporation as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sabratek Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 4, 1997

                              SABRATEK CORPORATION

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                                 ----           ----
ASSETS
Current assets:
  Cash and cash equivalents.................................  $10,446,818   $      8,027
  Short-term investments in marketable securities...........    4,351,726             --
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $146,151 and $75,469 at December 31, 1996 and December
      31, 1995, respectively................................    8,305,045      1,454,919
     Other..................................................      124,690             --
                                                              -----------   ------------
          Total receivables.................................    8,429,735      1,454,919
                                                              -----------   ------------
  Inventories...............................................    5,049,001      1,825,411
  Prepaids and other assets.................................      586,338         50,737
                                                              -----------   ------------
Total current assets........................................   28,863,618      3,339,094
                                                              -----------   ------------
Property, plant and equipment, net..........................    1,774,612        901,728
Intangible asset, net.......................................       41,587             --
Note receivable.............................................      200,000             --
Long-term investments in marketable securities..............    2,011,560             --
Other.......................................................       59,495         50,828
                                                              -----------   ------------
                                                              $32,950,872   $  4,291,650
                                                              ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term debt...........................................  $   167,813   $    621,021
  Current portion of capital lease obligation...............      132,459        150,848
  Current portion of long-term debt.........................        3,200          3,200
  Accounts payable..........................................    2,247,312      2,377,159
  Accrued expenses:
     Payroll & commissions..................................    1,264,857        191,086
     Warranty...............................................      235,740        229,263
     Other..................................................       54,861        399,490
  Deferred rent.............................................       30,599         31,322
  Deferred revenue..........................................           --        125,000
  Due to affiliated company.................................      139,991        311,811
                                                              -----------   ------------
Total current liabilities...................................    4,276,832      4,440,200
                                                              -----------   ------------
Long-term capital lease obligation..........................       23,111        149,334
Long-term debt..............................................          800      2,362,293
Accrued interest............................................           --        160,630
                                                              -----------   ------------
Total liabilities...........................................    4,300,743      7,112,457
                                                              -----------   ------------
Stockholders' equity (deficit):
  Convertible preferred stock par value $.01, issued and
     outstanding -- 0 at December 31, 1996 and 1,768,129 at
     December 31, 1995......................................           --         17,681
  Common stock, par value $.01, issued and outstanding --
     8,196,981 at December 31, 1996 and 1,718,458 at
     December 31, 1995......................................       81,970         17,185
  Additional paid-in capital................................   42,891,350     10,708,671
  Note receivable from stockholder..........................           --       (112,500)
  Deferred compensation.....................................      (17,371)            --
  Unrealized gains..........................................        4,140             --
  Accumulated deficit.......................................  (14,309,960)   (13,451,844)
                                                              -----------   ------------
Total stockholders' equity (deficit)........................   28,650,129     (2,820,807)
                                                              -----------   ------------
Commitments and contingencies...............................
                                                              -----------   ------------
                                                              $32,950,872   $  4,291,650
                                                              ===========   ============

                See accompanying notes to financial statements.

                              SABRATEK CORPORATION

                            STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------------
                                                       1996              1995              1994
                                                       ----              ----              ----
Net sales.........................................  $17,696,786       $ 4,039,797       $ 3,314,599
Cost of sales.....................................    8,748,364         2,901,818         2,480,369
                                                    -----------       -----------       -----------
Gross margin......................................    8,948,422         1,137,979           834,230
Selling, general and administrative expenses......    8,474,408         6,873,934         4,107,588
                                                    -----------       -----------       -----------
Operating income (loss)...........................      474,014        (5,735,955)       (3,273,358)
Other income (expenses):
  Interest income.................................      617,157            12,607            19,340
  Interest expense................................     (318,557)         (222,491)         (260,494)
  Stock appreciation rights.......................   (1,628,463)               --                --
  Other...........................................       (2,267)          (90,496)          (40,311)
                                                    -----------       -----------       -----------
Net loss..........................................  $  (858,116)      $(6,036,335)      $(3,554,823)
                                                    ===========       ===========       ===========
Weighted average shares outstanding...............    7,263,114         6,609,571
                                                    ===========       ===========
Net loss per share (1995 pro forma)...............  $     (0.12)      $     (0.90)
                                                    ===========       ===========

                See accompanying notes to financial statements.

                              SABRATEK CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                        PREFERRED               COMMON          ADDITIONAL
                                  ---------------------   -------------------     PAID-IN        NOTE        DEFERRED
          DESCRIPTION               SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL     RECEIVABLE   COMPENSATION
          -----------               ------      ------     ------     ------    ----------    ----------   ------------
Balance at December 31, 1993....          --   $     --   1,510,395   $15,104   $ 2,746,663   $(112,500)     $     --
Conversion of short-term
 convertible subordinated
 debentures to convertible
 preferred stock................     635,815      6,358          --        --     3,019,802          --            --
Issuance of convertible
 preferred stock, net of
 $354,596 of offering costs.....     681,900      6,819          --        --     2,884,090          --            --
Net loss........................          --         --          --        --            --          --            --
                                  ----------   --------   ---------   -------   -----------   ---------      --------
Balance at December 31, 1994....   1,317,715     13,177   1,510,395    15,104     8,650,555    (112,500)           --
Issuance of convertible
 preferred stock and warrants,
 net of $76,758 of offering
 costs..........................     202,963      2,030          --        --       887,207          --            --
Issuance of preferred stock in
 exchange for services
 rendered.......................         728          7          --        --         3,458          --            --
Exercise of stock options.......          --         --       9,621        96        33,623          --            --
Exercise of stock warrants......     246,723      2,467     198,442     1,985     1,054,928          --            --
Issuance of common stock
 warrants.......................          --         --          --        --        78,900          --            --
Net loss........................          --         --          --        --            --          --            --
                                  ----------   --------   ---------   -------   -----------   ---------      --------
Balance at December 31, 1995....   1,768,129     17,681   1,718,458    17,185    10,708,671    (112,500)           --
Issuance of common shares, net
 of offering costs of
 1,562,932......................          --         --   3,042,245    30,422    26,783,907          --            --
Issuance of common shares for
 services.......................          --         --     124,488     1,245       591,255          --            --
Conversion of long-term
 debentures.....................          --         --   1,331,162    13,312     3,992,662          --            --
Conversion of preferred stock...  (1,768,129)   (17,681)  1,838,113    18,381          (700)         --            --
Exercise of warrants and
 options........................          --         --     142,515     1,425       668,702          --            --
Settlement of note receivable...          --         --          --        --            --     112,500            --
Issuance of warrant.............          --         --          --        --       127,000          --            --
Deferred compensation, net......          --         --          --        --        19,853          --       (17,371)
Unrealized gains on
 investments....................          --         --          --        --            --          --            --
Net loss........................          --         --          --        --            --          --            --
                                  ----------   --------   ---------   -------   -----------   ---------      --------
Balance at December 31, 1996....          --   $     --   8,196,981   $81,970   $42,891,350   $      --      $(17,371)
                                  ==========   ========   =========   =======   ===========   =========      ========

                                                                  TOTAL
                                                              STOCKHOLDERS'
                                  UNREALIZED   ACCUMULATED       EQUITY
          DESCRIPTION               GAINS        DEFICIT        (DEFICIT)
          -----------             ----------   -----------    -------------
Balance at December 31, 1993....    $   --     $ (3,860,686)   $(1,211,419)
Conversion of short-term
 convertible subordinated
 debentures to convertible
 preferred stock................        --               --      3,026,160
Issuance of convertible
 preferred stock, net of
 $354,596 of offering costs.....        --               --      2,890,909
Net loss........................        --       (3,554,823)    (3,554,823)
                                    ------     ------------    -----------
Balance at December 31, 1994....        --       (7,415,509)     1,150,827
Issuance of convertible
 preferred stock and warrants,
 net of $76,758 of offering
 costs..........................        --               --        889,237
Issuance of preferred stock in
 exchange for services
 rendered.......................                         --          3,465
Exercise of stock options.......        --               --         33,719
Exercise of stock warrants......        --               --      1,059,380
Issuance of common stock
 warrants.......................        --               --         78,900
Net loss........................        --       (6,036,335)    (6,036,336)
                                    ------     ------------    -----------
Balance at December 31, 1995....        --      (13,451,844)    (2,820,807)
Issuance of common shares, net
 of offering costs of
 1,562,932......................        --               --     26,814,329
Issuance of common shares for
 services.......................        --               --        592,500
Conversion of long-term
 debentures.....................        --               --      4,005,974
Conversion of preferred stock...        --               --             --
Exercise of warrants and
 options........................        --               --        670,127
Settlement of note receivable...        --               --        112,500
Issuance of warrant.............        --               --        127,000
Deferred compensation, net......        --               --          2,482
Unrealized gains on
 investments....................     4,140               --          4,140
Net loss........................        --         (858,116)      (858,116)
                                    ------     ------------    -----------
Balance at December 31, 1996....    $4,140     $(14,309,960)   $28,650,129
                                    ======     ============    ===========

                 See accompanying notes to financial statements

                              SABRATEK CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996          1995          1994
                                                                 ----          ----          ----
Cash flows from operating activities:
  Net loss..................................................  $  (858,116)  $(6,036,335)  $(3,554,823)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      402,953       185,562        89,483
    Loss on sale of property, plant and equipment...........           --            --        63,498
    Deferred compensation...................................        2,482            --            --
    Expenses paid with issuance of stock....................      840,051         3,465            --
    Expenses paid with issuance of warrants.................      127,000        35,700            --
    Stock appreciation rights expense.......................    1,628,463            --            --
    Provision for bad debts.................................       70,682        75,469            --
    Changes in assets and liabilities:
      Receivables...........................................   (7,045,498)     (350,659)     (509,268)
      Note receivable.......................................     (200,000)           --            --
      Deferred revenue......................................     (125,000)      125,000            --
      Inventories...........................................   (3,223,590)   (1,190,326)      (90,479)
      Advances to stockholders..............................           --       162,306       (11,827)
      Accounts payable......................................     (129,847)    1,522,960       147,883
      Deferred rent.........................................         (723)       19,254         3,535
      Accrued expenses......................................      848,119       621,860       139,010
      Due to affiliated company.............................     (171,820)      (95,863)      238,732
      Other.................................................     (544,268)       45,751      (124,196)
                                                              -----------   -----------   -----------
Net cash used in operating activities.......................   (8,379,112)   (4,875,856)   (3,608,452)
                                                              -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property, plant and equipment................   (1,275,221)     (458,857)     (249,824)
  Purchase of intangible assets.............................      (42,203)           --            --
  Proceeds from sale of property, plant and equipment.......           --            --       182,611
  Purchases of marketable securities, net...................   (6,359,146)           --            --
                                                              -----------   -----------   -----------
Net cash used in investing activities.......................   (7,676,570)     (458,857)      (67,213)
                                                              -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of short-term debt.................      167,813       621,021       860,000
  Repayment of short-term debt..............................     (621,021)           --       (25,000)
  Repayment of long-term debt...............................     (353,200)       (3,200)       (3,200)
  Proceeds from issuance of long-term debt..................    1,589,500     2,058,533            --
  Payment of stock appreciation rights......................   (1,628,463)           --            --
  Payments of capital lease, net............................     (144,612)     (123,912)      (45,880)
  Proceeds from issuance of common stock, net...............   27,484,456       505,963            --
  Proceeds from issuance of preferred stock, net............           --     1,519,573     3,072,069
                                                              -----------   -----------   -----------
Net cash provided by financing activities...................   26,494,473     4,577,978     3,857,989
                                                              -----------   -----------   -----------
Increase (decrease) in cash and cash equivalents............   10,438,791      (756,735)      182,324
Cash and cash equivalents at beginning of year..............        8,027       764,762       582,438
                                                              -----------   -----------   -----------
Cash and cash equivalents at end of year....................  $10,446,818   $     8,027   $   764,762
                                                              ===========   ===========   ===========

                See accompanying notes to financial statements.

                              SABRATEK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS

     Sabratek Corporation (the "Company") designs, manufactures and markets programmable electronic intravenous infusion pumps, disposable intravenous administration sets, integrated software, and related accessories. Sales of the products are made through distributors as well as the Company's own representatives.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Revenue Recognition

     Revenues are recognized when products are shipped with allowances for discounts and estimated returns recorded at the time of sale. Contract revenue from research agreements is recorded when earned and as the related costs are incurred. Payments received which are related to future performance are deferred and recognized as revenue when earned over future performance periods.

  (b) Cash and Cash Equivalents

     Cash and cash equivalents represent funds in demand deposit accounts, money market accounts and short-term bond mutual funds. Also included are U.S. Treasury Bills and U.S. Treasury Notes to the extent they mature within 90 days.

  (c) Short-term and Long-term Investment in Marketable Securities

     Short-term and long-term investments in marketable securities are classified as available-for-sale and are reported at fair market value. Unrealized gains on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

  (d) Inventories

     Inventories are stated at the lower of cost or net realizable value. Cost is determined under the first-in, fist-out ("FIFO") method.

  (e) Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation and amortization is provided on a straightline basis over the estimated useful lives. The estimated useful lives of the machinery and equipment range from 3 to 5 years. The estimated useful lives of office furniture, fixtures and equipment is 7 years. Leasehold improvements are amortized over the life of the lease.

  (f) Research and Development

     Research and development costs are expensed as incurred. Research and development costs amounted to $969,059, $2,193,508 and $1,098,167 in 1996, 1995
and 1994, respectively.

  (g) Patents

     Patents costs in progress are amortized over 16 years. The Company has assessed that no permanent impairment of the value of the asset has occurred. Such assessment includes consideration of possible obsolescence, demand, new technology, competition, and other pertinent economic factors and trends that may have an impact on the value or remaining lives of the asset.

                              SABRATEK CORPORATION

  (h) Warranty

     The provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience.

  (i) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (j) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (k) Computation of Net Loss Per Share

     Net loss per share is based on the weighted average number of shares outstanding with common equivalent shares from stock options and warrants excluded because their effect is antidilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, options and warrants, and convertible debt granted or issued by the Company during the twelve month period immediately preceding the initial public offering of the Company's common stock have been included in the calculation of common shares as if they had been outstanding for all periods presented. The net loss per share for the year ended December 31, 1995 has been presented on a pro forma basis in lieu of historical net loss per share as such historical information is not meaningful due to the conversion of preferred stock and debt in connection with the Company's initial public offering.

  (l) Reclassifications

     Certain amounts for the year ended December 31, 1995 were reclassified to conform to the current year presentation.

(3) INVESTMENTS IN MARKETABLE SECURITIES

     The following table summarizes short-term and long-term investments in marketable securities as of December 31, 1996:

                                               LESS THAN           1-2
                                                 1 YEAR           YEARS            TOTAL
                                               ---------          -----            -----
U.S. Treasury Bills..........................  $1,344,386       $       --       $1,344,386
U.S. Treasury Notes..........................   3,007,340        2,011,560        5,018,900
                                               ----------       ----------       ----------
                                               $4,351,726       $2,011,560       $6,363,286
                                               ==========       ==========       ==========

     The above securities are classified as available-for-sale and are reported at fair market value. As of the balance sheet date, an unrealized gain of $4,140 was recorded in the stockholders' equity section of the Balance Sheet.

                              SABRATEK CORPORATION

(4) INVENTORIES

     Inventories at December 31 is as follows:

                                                               1996             1995
                                                               ----             ----
Raw materials.............................................  $3,401,848       $1,228,594
Work-in-process...........................................   1,068,343          195,981
Finished goods............................................     578,810          400,836
                                                            ----------       ----------
                                                            $5,049,001       $1,825,411
                                                            ==========       ==========

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 is as follows:

                                                                 1996          1995
                                                                 ----          ----
Machinery and equipment.....................................  $1,817,063    $  725,694
Furniture and fixtures......................................     411,187       278,168
Leasehold improvements......................................     181,769       130,936
                                                              ----------    ----------
                                                               2,410,019     1,134,798
Less accumulated depreciation...............................     635,407       233,070
                                                              ----------    ----------
                                                              $1,774,612    $  901,728
                                                              ==========    ==========

     Depreciation expense for years ended December 31, 1996, 1995 and 1994 amounted to $402,337, $184,383 and $86,639 respectively.

(6) NOTE RECEIVABLE

     In December, 1996, the Company loaned $200,000 to a non-affiliated corporation in exchange for a Non-Negotiable Promissory Note due upon demand after February 18, 1999. The note carries an interest rate of 5.5% per annum, payable upon maturity or prepayment of the note.

(7) AFFILIATED COMPANY

     The Company is affiliated through common ownership with Dak-Tech Ltd., an Israeli company. Dak-Tech Ltd. provides the Company with manufacturing goods and previously research and development activities. 67% of the Dak-Tech Ltd. stock is owned by two stockholders of Sabratek. Amounts included as research and development expense were $0, $44,585, and $271,166 for the years ended December 31, 1996, 1995 and 1994, respectively. Amounts included as cost of sales were $384,800, $493,959 and $748,652 for the years ended December 31, 1996, 1995 and
1994, respectively. As of December 31, 1996 and 1995, the Company was indebted to Dak-Tech Ltd. for receipts of various inventory components in the amount of $139,991 and $311,811, respectively.

(8) TRANSACTIONS WITH STOCKHOLDERS

     During 1996, the Company forgave the repayment of a loan, interest on the loan and certain advances to a stockholder who is an officer of the Company totaling $336,939, in aggregate.

(9) CAPITAL STOCK

     In March, 1996, the Company issued 167,245 shares of common stock at a per share price of approximately $9.80, resulting in gross proceeds to the Company of $1,639,761.

                              SABRATEK CORPORATION

     In April, 1996, the Company executed a 1-for-3.173 reverse stock split of its Common Stock and Series A convertible preferred stock. All references in the financial statements to share and per share data retroactively reflect the reverse stock split. Also in April, the Company filed a Restated Certificate of Incorporation authorizing an increase in the number of authorized shares of common stock to 25,000,000, $0.01 par value, and preferred stock to 12,500,000, $0.01 par value.

     In October, 1996, the Company filed a Certificate of Elimination to rescind its Preferred Stock Certificate of Designation.

(10) INITIAL PUBLIC OFFERING

     In June, 1996, the Company completed an underwritten initial public offering (the "Offering") of 2,785,000 shares of common stock, par value $0.01, at a price of $10.00 per share, with proceeds to the Company of $26,737,500 after underwriters' discounts and commissions. The Company's shares are traded on the Nasdaq National Market under the symbol "SBTK."

(11) SHORT-TERM DEBT

     During 1996, the Company executed a bank promissory note due August 5, 1997, in the amount of $167,813. Interest is paid monthly at a floating rate of 0.50% over the bank's prime rate and is secured by a domestically confirmed letter of credit from a foreign customer of Sabratek.

     During 1995, the Company entered into a General Loan and Security Agreement with Sterling Business Credit (Sterling), pursuant to which, Sterling held a first security interest in accounts receivable, as well as other assets of the Company. As of December 31, 1995, the outstanding balance on the loan was $621,021. During 1996, the Company paid back the loan in full and terminated the General Loan and Security Agreement.

(12) LONG-TERM DEBT

     In January, 1996, the Company issued 6 year convertible subordinated debentures bearing interest at 13.22% per annum in the amount of $110,000, convertible into one share of common stock for every $5.24 of principal and accrued interest. The debentures were converted into 46,222 shares of common stock, in the aggregate, upon the Offering, giving effect to the conversion premium provided for in the debentures.

     In January, 1996, the Company issued a convertible subordinated debenture to a director of the Company in the amount of $100,000 at an interest rate of 10%, until due at June 30, 1996. After June 30, 1996, the debenture would have paid interest at 13.22% and been extended to 6 years, however, the debenture was repaid in full, including interest, immediately following the Offering, and prior to June 30, 1996.

     In January and February, 1996, the Company issued convertible subordinated debentures to directors and independent third-parties in the principal amounts of $110,000 and $425,000, respectively. $60,000 of the debentures were issued to a director in satisfaction of an obligation for services rendered. In February, 1996, the debenture holders and the Company agreed to convert the debenture into 112,407 shares of common stock, in the aggregate, reflecting a conversion rate of $4.76.

     In March, 1996, the Company issued a convertible subordinated debenture to a stockholder in the principal amount of $844,500. The debenture contained a 6 year maturity and an interest rate of 13.22% per annum and was convertible into one share of common stock for every $5.24 of principal and accrued interest. The debenture was converted into 354,869 shares of common stock upon the Offering, giving effect to the conversion premium provided for in the debenture.

     In June, 1996, two convertible subordinated debentures, issued in 1993, in the principal amount of $300,000, in the aggregate, plus accrued interest thereon, were converted into 63,031 shares of common stock,

                              SABRATEK CORPORATION
in the aggregate, upon the Offering. The conversion rate included a conversion premium not originally provided for in the debentures which resulted in a charge to operating income of $46,841 in 1996.

     In June, 1996, convertible subordinated debentures, issued in 1995, in the aggregate principal amount of $1,808,292, were converted into 749,348 shares of common stock, in the aggregate, upon the Offering, giving effect to the conversion premium provided for in the debentures.

(13) SERIES A CONVERTIBLE PREFERRED STOCK

     Upon the closing of the Offering, all 1,768,129 shares of Series A Preferred Stock were converted into 1,838,113 shares of the Company's Common Stock, including anti-dilution adjustments.

(14) STOCK APPRECIATION RIGHTS

     In July, 1996, the Company paid, in full, stock appreciation rights totaling $1,628,463 in aggregate, which were issued pursuant to three separate agreements during 1995. The agreements provided for a maximum appreciation of $4.76 per share and required payment at the time of certain qualifying events, or upon demand of the holder. The obligation created with respect to the agreements resulted in a non-recurring charge to other income (expenses) in the Statement of Operations for 1996.

(15) BUSINESS AND CREDIT CONCENTRATIONS

     As of December 31, 1996 and 1995, individual customers representing at least 10% of total receivables accounted for $3,458,882 or 41% (three customers) and $848,588 or 53% (five customers) of accounts receivable, respectively. Aggregate sales to customers representing at least 10% of total sales individually amounts to $0, $1,367,227 (three customers) and $1,690,678 (four customers), for the years ended December 31, 1996, 1995 and 1994, respectively. Individual customers representing over 10% of aggregate sales each had sales of $0 for the year ended December 31, 1996; $475,591, $449,020 and $442,616 for the
year ended December 31, 1995 and $517,204, $468,636, $353,364 and $351,474 for
the year ended December 31, 1994.

     The Company's customers are based throughout the world with 9%, 15%, 14% of sales from international markets for the years ended December 31, 1996, 1995 and 1994, respectively. Customers are not concentrated in any specific geographic location. The customer base is very specific, however, to the health care industry as the Company's products are used primarily by hospitals and alternate site healthcare settings such as nursing homes and clinics.

(16) RETIREMENT PLAN

     The Company implemented a defined contribution plan during 1995 pursuant to section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Plan includes a discretionary employer matching contribution program as determined by the Board of Directors. In 1996 and 1995, no matching contributions were made to Plan participants' accounts.

(17) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                1996      1995
                                                                ----      ----
Cash paid during the year for interest......................  $133,103   $87,473

     In 1996, 124,488 shares of common stock were issued in satisfaction of accrued obligations in the amount of $592,500 for services rendered in 1995.

                              SABRATEK CORPORATION

     In 1996, 1,331,451 shares of common stock were issued in exchange for the retirement of $3,597,793 in long-term debt principal and $364,210 in accrued interest on long-term debt. The number of shares issued included the conversion premium originally provided for in the debt instruments.

     Capital lease obligations of $0 and $178,239 were incurred in 1996 and 1995, respectively, when the Company entered into leases primarily for machinery, equipment, furniture and fixtures.

     In 1995, 728 shares of common stock were issued in exchange for services rendered. The value of the services rendered equaled $3,465.

     In 1994, 635,815 shares of Series A convertible preferred stock were issued upon the conversion of $3,026,160 of short-term convertible subordinated debentures, including accrued interest of $181,160.

(18) STOCK OPTIONS

     The Company adopted the Amended and Restated 1993 Stock Option Plan (the Stock Option Plan) which provided for the granting of stock options to employees, nonemployee consultants, and directors of the Company. Options vest over various periods as defined in the agreements and expire as determined by the Board on an individual basis, but not to exceed 10 years. Total shares of common stock reserved at December 31, 1996 for issuance on the exercise of stock options was 1,773,668.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recorded. Had compensation cost for the Company's Stock Option Plan been determined consistent with FASB Statement No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below.

     The compensation cost of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995.

                                                              1996   1995
                                                              ----   ----
Dividend yield..............................................    0%     0%
Volatility..................................................   67%    67%
Risk-free interest rate.....................................    7%     7%
Expected term in years......................................  4.2    4.2

                                                                     1996           1995
                                                                     ----           ----
Net loss          As reported.................................    $  (858,116)   $(6,036,335)
                  Pro forma...................................    $(2,025,953)   $(6,522,389)
Net loss per
  share           As reported (1995 pro forma)................    $     (0.12)   $     (0.90)
                  Pro forma...................................    $     (0.28)   $     (0.99)
                                                                  ===========    ===========

     Pro forma net loss and loss per share reflect only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of up to 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

                              SABRATEK CORPORATION

     A summary of the status of the Company's Stock Option Plan as of December 31, 1994, 1995 and 1996 and changes during the years then ended is presented below:

                                                                               WEIGHTED
                                                                 SHARES      AVERAGE PRICE
                                                                 ------      -------------
Outstanding at December 31, 1993............................      105,184       $ 4.71
  Granted...................................................       53,577         5.43
  Expired...................................................         (157)       11.11
                                                                ---------
Outstanding at December 31, 1994............................      158,604         4.95
  Granted...................................................      613,773         4.76
  Exercised.................................................       (9,621)        3.51
  Expired...................................................      (30,120)        5.51
                                                                ---------
Outstanding at December 31, 1995............................      732,636         4.78
  Granted...................................................      581,590         7.10
  Exercised.................................................      (55,978)        4.90
  Expired...................................................       (2,994)        5.29
                                                                ---------
Outstanding at December 31, 1996............................    1,255,254       $ 5.85
                                                                =========

     The following table summarizes information about stock options outstanding as of December 31, 1996:

                                           OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                              ---------------------------------------------    ----------------------------
                                             WEIGHTED-AVG.
                                               REMAINING      WEIGHTED-AVG.                   WEIGHTED-AVG.
                                NUMBER        CONTRACTUAL       EXERCISE         NUMBER         EXERCISE
 RANGE OF EXERCISE PRICES     OUTSTANDING        LIFE             PRICE        EXERCISABLE        PRICE
 ------------------------     -----------    -------------    -------------    -----------    -------------
$3.17 to 4.76.............     1,021,363          7.4            $ 4.73          375,986         $ 4.68
$8.38 to 9.80.............       159,224          9.4              9.31           20,986           8.87
$11.11 to 15.25...........        74,667          9.2             13.75            8,619          11.60
                               ---------                                         -------
$3.17 to 15.25............     1,255,254          7.8              5.85          405,591           5.04
                               =========                                         =======

(19) WARRANTS

     The following table of warrants gives effect to the anti-dilution adjustment on the conversion of preferred stock warrants to common stock warrants. The anti-dilution adjustment resulted in 19,849 additional shares of

                              SABRATEK CORPORATION
common stock issuable upon the exercise of certain warrants and changed the exercise price from $4.76 to $4.55.

                                                     PREFERRED STOCK        COMMON STOCK
                                                   -------------------   -------------------
                                                    NUMBER     AVERAGE    NUMBER     AVERAGE
                                                   OF SHARES    PRICE    OF SHARES    PRICE
                                                   ---------   -------   ---------   -------
December 31, 1993................................    84,462     4.76       33,798      5.17
  Issued.........................................   593,760     4.76          945      4.76
                                                   --------              --------
December 31, 1994................................   678,222     4.76       34,743      5.16
  Anti-dilution adjustment.......................    19,849     4.76
  Issued.........................................                         316,397      4.76
  Exercised......................................  (246,723)    2.38     (198,442)     2.38
                                                   --------              --------
December 31, 1995................................   451,348     4.55      152,698      4.71
  Converted to Common............................  (451,348)    4.55      451,348      4.55
  Issued.........................................        --                50,000     13.00
  Exercised......................................        --               (86,537)     4.57
                                                   --------              --------
December 31, 1996                                        --               567,509      5.33
                                                   ========              ========

(20) INCOME TAXES

     A deferred tax asset stemming from the Company's net operating loss carryforward, research and development credit carryforward, and other accruals has been reduced by a valuation account to zero due to uncertainties regarding the utilization of the deferred assets. The deferred tax asset and the corresponding valuation allowance were approximately $5,851,000 and $5,201,542 as of December 31, 1996 and 1995, respectively.

     The sale of the Company's common stock will result in an ownership change for the Company, as defined for tax purposes. As a result an annual limitation will be placed on the utilization of the existing net operating loss carryforwards and credit carryforwards. This limitation may cause a portion of the existing net operating loss and credit carryforwards to expire prior to utilization.

     The net operating loss and research and development credit carryforwards will expire as follows:

                                                                  NET        RESEARCH
                                                               OPERATING        AND
                                                                 LOSS       DEVELOPMENT
                                                               ---------    -----------
2005........................................................  $    42,000    $     --
2006........................................................      128,000          --
2007........................................................      794,000       2,000
2008........................................................    2,500,000      47,000
2009........................................................    3,341,000      53,000
2010........................................................    5,880,000      63,000
2011........................................................    1,335,000      27,000
                                                              -----------    --------
Total.......................................................  $14,020,000    $192,000
                                                              ===========    ========

                              SABRATEK CORPORATION

     The net deferred tax assets are summarized at December 31 as follows:

                             1992         1993          1994          1995          1996
                             ----         ----          ----          ----          ----
Deferred tax assets
  Net operating loss
     carryforwards.......  $ 374,032   $ 1,344,032   $ 2,640,340   $ 4,839,542   $ 5,443,000
  Research and
     development credit
     carryforwards.......         --            --       102,000       188,000       192,000
  Other..................         --            --            --       174,000       216,000
                           ---------   -----------   -----------   -----------   -----------
                             374,032     1,344,032     2,742,340     5,201,542     5,851,000
Less: Valuation
  allowance..............   (374,032)   (1,344,032)   (2,742,340)   (5,201,542)   (5,851,000)
                           ---------   -----------   -----------   -----------   -----------
Net deferred taxes.......  $      --   $        --   $        --   $        --   $        --
                           =========   ===========   ===========   ===========   ===========

(21) LEASES

     The following summarizes assets held under capital leases which are included in property, plant, and equipment as of December 31, 1996 and 1995:

                                                                1996        1995
                                                                ----        ----
Machinery and equipment.....................................  $239,839    $239,839
Furniture and fixtures......................................   181,750     181,750
Leasehold improvements......................................    48,386      48,386
                                                              --------    --------
                                                               469,975     469,975
Less accumulated depreciation...............................   232,871      94,316
                                                              --------    --------
                                                              $237,104    $375,659
                                                              ========    ========

     The Company leases its facility under a noncancelable operating lease arrangement. Rent expense charged to operations for the years ended December 31, 1996, 1995 and 1994 amounted to $221,035, $221,361 and $121,632, respectively.

     At December 31, 1996 minimum lease commitments together with the present value of obligations under leases that have initial or remaining noncancelable terms in excess of one year were as follows:

                        YEARS ENDING                          CAPITAL     OPERATING
                        DECEMBER 31,                           LEASES      LEASES
                        ------------                          -------     ---------
  1997......................................................  $141,789    $230,949
  1998......................................................    23,351     236,335
  1999......................................................        --     200,764
  2000......................................................        --          --
  2001......................................................        --          --
                                                              --------    --------
Total minimum lease payments................................   165,140    $668,048
                                                                          ========
Less amount representing interest...........................     9,570
                                                              --------
Present value of minimum lease payments.....................   155,570
Less current installments of obligation.....................   132,459
                                                              --------
Obligation excluding current installments...................  $ 23,111
                                                              ========

                              SABRATEK CORPORATION

(22) SUBSEQUENT EVENTS (UNAUDITED)

  Acquisition

     In February, 1997, the Company purchased substantially all of the assets of Rocap, Inc., a Massachusetts company which produces various types of pre-packaged syringes. Consideration paid by the Company is summarized as follows:

        (1) $100,000 cash.

        (2) Forgiveness of $300,000 in debt, owed to the Company in the form of a bridge loan agreement entered into on January 15, 1997.

        (3) Assumption of approximately $661,000 in net liabilities.

        (4) $2,900,000 in cash or stock of the Company.

     The stock value as determined by the Asset Purchase Agreement for payment in shares was $22.0375 per share and, as such, 131,593 shares are held in escrow. The final number of Company shares deliverable to Rocap, Inc. will be determined by the Company's stock price at July 1, 1997. The Company has the option to pay in cash, rather than shares.

     In February, 1997, the Company granted stock options to two former Rocap, Inc. employees, one of which was elected an officer of the Company. In aggregate, 220,000 option shares were granted at an exercise price of $22.25, under the Company's Amended and Restated 1993 Stock Option Plan. The stock options vest over a period of 3 to 4 years. Pursuant to the officer's employment agreement, the Company could be obligated to purchase 100,000 option shares at $18.00 each.

  Litigation

     On February 5, 1997, SIMS Deltec filed a complaint (the "Complaint") in the United States District Court for the District of Minnesota alleging that Sabratek's manufacture, use and/or sale of the MediVIEW software in conjunction with its infusion pumps infringes on a patent entitled "Systems and Methods for Communicating with Ambulatory Medical Devices Such as Drug Delivery Devices" previously issued to SIMS Deltec. The Complaint seeks injunctive relief, unspecified monetary damages and costs. The Company has not yet formally responded to the Complaint but intends to vigorously defend against the allegations contained in the Complaint. Although the outcome of these proceedings cannot be determined, management believes that the outcome should not have a material adverse effect on the Company's financial position.

  Credit Facility

     The Company received a commitment for a credit facility with up to $9.5 million of available borrowings. Borrowings under this facility bear interest at the bank's prime rate and the facility matures in April, 1999. No amounts have been borrowed under this facility.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
      ROCAP, Inc.
      Five Constitution Way
      Woburn, MA 01801

     We have audited the accompanying balance sheet of ROCAP, Inc. (an S corporation) as of December 31, 1996, and the related statements of loss and accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ROCAP, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ Parent, Naffah & Company

North Andover, Massachusetts
February 3, 1997

                                  ROCAP, INC.

                        BALANCE SHEET, DECEMBER 31, 1996

ASSETS
Current assets
  Cash                                                        $    22,317
  Accounts receivable, net of allowance for bad debts of
     $50,000................................................      425,629
  Inventory.................................................       24,500
  Prepaid expense...........................................       10,455
                                                              -----------
          Total Current Assets..............................      482,901
                                                              -----------
Property and equipment
  Leasehold improvements....................................       62,637
  Equipment.................................................      217,148
  Office equipment..........................................       17,152
  Furniture and fixtures....................................       32,164
                                                              -----------
          Total.............................................      329,101
  Less: Accumulated depreciation............................       95,100
                                                              -----------
  Property and equipment -- net.............................      234,001
                                                              -----------
Other assets
  Organization costs, net of accumulated amortization of
     $792...................................................        1,708
  Deposits..................................................        4,133
                                                              -----------
          Total Other Assets................................        5,841
                                                              -----------
          Total assets......................................  $   722,743
                                                              ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Note payable..............................................  $   200,000
  Accounts payable..........................................      629,224
  Accrued payroll and payroll taxes.........................       40,248
  Accrued liabilities.......................................      141,023
  Due to officer............................................       82,800
                                                              -----------
          Total Current Liabilities.........................    1,093,295
Notes payable -- stockholders...............................      290,576
                                                              -----------
          Total Liabilities.................................    1,383,871
                                                              -----------
Stockholders' Deficit
  Common Stock, no par value, 100,000 shares authorized,
     58,677 issued and outstanding..........................      515,000
  Additional paid-in capital................................      277,500
  Accumulated deficit.......................................   (1,453,628)
                                                              -----------
          Total Stockholders' Deficit.......................     (661,128)
                                                              -----------
          Total liabilities and stockholders' deficit.......  $   722,743
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                                  ROCAP, INC.

                   STATEMENT OF LOSS AND ACCUMULATED DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenue
  Flush program.............................................    $ 1,672,726
  IV program................................................        263,365
                                                                -----------
     Total Revenue..........................................      1,936,091
                                                                -----------
Cost of Goods Sold
  Materials and supplies....................................      1,109,805
  Outside labor.............................................        275,539
  Shipping and freight......................................        138,001
  Equipment leases..........................................         16,264
  Waste removal.............................................          4,391
                                                                -----------
     Total Cost of Goods Sold...............................      1,544,000
                                                                -----------
Gross Profit................................................        392,091
General and Administrative Expenses.........................      1,388,402
                                                                -----------
Loss from Operations........................................       (996,311)
                                                                -----------
Other Income (Expense)
  Interest income...........................................             31
  Interest expense..........................................        (37,531)
                                                                -----------
     Total Other Income (Expense)...........................        (37,500)
                                                                -----------
Net Loss....................................................     (1,033,811)
Accumulated Deficit, January 1, 1996........................       (419,817)
                                                                -----------
Accumulated Deficit, December 31, 1996......................    $(1,453,628)
                                                                ===========

   The accompanying notes are an integral part of these financial statements.

                                  ROCAP, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 13, 1996

                        INCREASE (DECREASE) IN CASH
Cash Flows From Operating Activities
  Cash received from customers..............................    $ 1,476,626
  Cash paid to suppliers and employees......................     (2,098,539)
  Interest received.........................................             31
  Interest paid.............................................         (2,600)
                                                                -----------
     Net Cash Used in Operating Activities..................       (624,482)
                                                                -----------
Cash Flows from Investing Activities
  Capital expenditures......................................        (13,562)
  Collection of notes receivable............................         22,750
                                                                -----------
     Net Cash Provided by Investing Activities..............          9,188
                                                                -----------
Cash Flows from Financing Activities
  Proceeds from note payable................................        200,000
  Proceeds from issuance of common stock....................        265,000
  Proceeds from issuance of stockholder notes payable.......         40,576
  Proceeds from officer loan................................         82,800
                                                                -----------
     Net Cash Provided by Financing Activities..............        588,376
                                                                -----------
Net Decrease in Cash........................................        (26,918)
Cash, January 1, 1996.......................................         49,235
                                                                -----------
Cash, December 31, 1996.....................................    $    22,317
                                                                ===========
Reconciliation of Net Loss to Net Cash Used in Operating
  Activities
  Net Loss..................................................    $(1,033,811)
  Adjustments to reconcile net loss to net cash used in
     operating activities
     Depreciation and amortization..........................         72,421
     Changes in assets and liabilities:
       Increase in accounts receivable......................       (409,464)
       Increase in inventory................................        (24,500)
       Decrease in prepaid expense..........................         15,545
       Increase in accounts payable.........................        596,303
       Increase in accrued payroll and payroll taxes........         40,248
       Increase in accrued liabilities......................        124,356
       Decrease in unearned revenue.........................         (5,580)
                                                                -----------
          Total Adjustments.................................        409,329
                                                                -----------
Net Cash Used In Operating Activities.......................    $  (624,482)
                                                                ===========

   The accompanying notes are an integral part of these financial statements.

                                  ROCAP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

  Nature of Organization

     The Company was incorporated in 1994 under the laws of the Commonwealth of Massachusetts. The Company has developed an alternative for the in-hospital pharmacy production process for mixing and packaging pharmaceuticals into dilutent solutions for intravenous administration.

  Basis of Accounting

     The Company maintains its records on the accrual basis of accounting.

  Accounts Receivable

     An allowance for uncollectible accounts in the amount of $50,000 has been provided at December 31, 1996.

  Inventory

     Inventories are valued at lower of cost or market on the first-in, first-out (FIFO) basis.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is computed in accordance with the Modified Accelerated Cost Recovery System (MACRS) using various methods and lives as provided in the Internal Revenue Code. Maintenance and repairs are charged to operations when incurred while significant renewals and betterments are capitalized.

  Income Taxes

     The shareholders of the Corporation elected to have the Corporation taxed as a "S Corporation" for federal and state tax reporting purposes. As such, the net income of the corporation is taxed at the shareholder level, thereby eliminating the liability for federal and state corporate income taxes.

  Cash Equivalents

     For purposes of the statements of cash flows, the Corporation considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1996.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PREPAID EXPENSES

     Prepaid expense at December 31, 1996 consists of prepaid insurance.

                                  ROCAP, INC.

                               DECEMBER 31, 1996

3. ORGANIZATION COSTS

     Certain legal fees and other expenses associated with the organization of the Company are being amortized over five years. Amortization expense for the year ended December 31, 1996 was $792.

4. DEPOSITS

     Deposits at December 31, 1996 consist of security deposits paid to a landlord and certain utility companies.

5. NOTES PAYABLE -- STOCKHOLDERS

     On June 1, 1995 the Company borrowed a total sum of $250,000 from the stockholders of record on that date. The notes are payable in full on May 1, 2000, and bear interest at 10% per annum, payable quarterly. The notes are secured by substantially all of Company's assets, and requires a premium of 10% of the amount of any principal paid prior to May 1, 2000. The note also requires an acceleration of principal payments if and when the Company reaches certain levels of net income. In January 1996 certain stockholders loaned the Company an additional $40,576 under the same terms as the original debt.

6. NOTE PAYABLE -- VENDOR

     On December 1, 1996, the Company borrowed $200,000 from a vendor. The note, which is unsecured, is payable in quarterly installments of $50,000 plus interest at 8%, beginning March 1997.

7. ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1996 includes accrued interest of $51,597 (Refer to notes 5 and 6 above), accrued future compensated absences of $26,703, accrued Medicaid rebates of $32,509, and uninvoiced services and purchases of $30,214.

8. OPERATING LEASE

     On June 26, 1996 the Company entered into a five year lease agreement for their 4,700 square foot manufacturing facility located in Woburn, Massachusetts. The lease requires monthly payments of $4,027 representing a base rent of $3,133 plus the Company's proportional share of real estate taxes and other common area charges. The lease commenced August 1, 1995 and expires July 31, 2000.

     Minimum future rental payments under this non-cancelable operating lease through the end of the lease term are as follows:

 YEAR ENDED
DECEMBER 31,                                                                AMOUNT
------------                                                                ------
   1997..................................................................  $ 48,324
   1998..................................................................    48,324
   1999..................................................................    48,324
   2000..................................................................    28,189
                                                                           --------
                                                                           $173,161
                                                                           ========

9. MAJOR DISTRIBUTOR

     In 1996, sales to the Company's two major distributors totalled $1,503,712. A major distributor is defined as one whose sales exceed 10% of the Company's total sales.

                                  ROCAP, INC.

                               DECEMBER 31, 1996

10. SUBSEQUENT EVENTS

     On January 15, 1997, the Company borrowed $300,000 from a non-affiliated corporation. The loan accrues interest at 6%, until September 30, 1997, and at 8%, thereafter. As of the date of this report, the repayment terms of this note had not been determined.

     On January 21, 1997, the Company entered into a 42 month lease for warehouse space in Woburn, Massachusetts. The minimum future payments under this lease through the end of its term are:


 YEAR ENDED
DECEMBER 31,                                                               AMOUNT
------------                                                               ------
   1997..................................................................  $23,898
   1998..................................................................   26,794
   1999..................................................................   27,584
   2000..................................................................    2,304
                                                                           -------
                                                                           $80,580
                                                                           =======

            PRO FORMA SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying Pro Forma Supplemental Consolidated Financial Statements gives effect to the Company's acquisition of substantially all of the assets of Rocap, Inc. The Pro Forma Supplemental Consolidated Statement of Operations for the fiscal year ended December 31, 1996 combines the Statement of Operations of the Company for the year ended December 31, 1996 with the Statement of Loss and Accumulated Deficit of Rocap, Inc. for the same year then ended as if the acquisition had occurred at January 1, 1996. The Pro Forma Supplemental Consolidated Balance Sheet at December 31, 1996 combines the Balance Sheets at December 31, 1996 of the Company and Rocap, Inc. as if the acquisition had occurred at December 31, 1996. The transaction has been accounted for as a purchase and appropriate adjustments have been made to the Pro Forma Supplemental Consolidated Statement of Operations to reflect the transaction at the beginning of period presented. The Pro Forma Supplemental Consolidated Financial Statements presented is not necessarily indicative of the operating results which would have been achieved had the transaction occurred at the beginning of the period presented or of results to be achieved in the future.

                              SABRATEK CORPORATION

                PROFORMA SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                     PRO FORMA
                                                                                    ADJUSTMENTS
                                                                                  ----------------
                                                            SABRATEK    ROCAP     DEBIT     CREDIT    PRO FORMA
                                                            --------    -----     -----     ------    ---------
                                                    ASSETS
Current assets:
  Cash and cash equivalents.............................    $ 10,447    $   22              $  550    $  9,919
  Short-term investments in marketable securities.......       4,352        --                           4,352
  Receivables:
    Trade, net..........................................       8,305       426                           8,731
    Other...............................................         125        --                             125
                                                            --------    ------    ------    ------    --------
      Total receivables                                        8,430       426                           8,856
                                                            --------    ------    ------    ------    --------
  Inventories...........................................       5,049        25                           5,074
  Prepaids and other assets.............................         586        10                             596
                                                            --------    ------    ------    ------    --------
Total current assets....................................      28,864       483                 550      28,797
                                                            --------    ------    ------    ------    --------
Property, plant, and equipment, net.....................       1,775       234                           2,009
Intangible asset, net...................................          42        --                              42
Note receivable.........................................         200                                       200
Long-term investments in marketable securities..........       2,011        --                           2,011
Goodwill................................................                           4,111(1)              4,111
Other...................................................          59         6                              65
                                                            --------    ------    ------    ------    --------
Total assets............................................    $ 32,951    $  723    $4,111    $  550    $ 37,235
                                                            ========    ======    ======    ======    ========
                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term debt.......................................    $    168    $  200                        $    368
  Current portion of capital lease obligation...........         132                                       132
  Current portion of long-term debt.....................           3                                         3
  Accounts payable......................................       2,247       629                           2,876
  Accrued expenses:
    Payroll & commissions...............................       1,265        40                           1,305
    Warranty............................................         236                                       236
    Other...............................................          55       224                             279
  Deferred rent.........................................          31                                        31
  Deferred revenue......................................          --        --                              --
  Due to affiliated company.............................         140                                       140
                                                            --------    ------    ------    ------    --------
Total current liabilities...............................       4,277     1,093        --        --       5,370
                                                            --------    ------    ------    ------    --------
Long-term of capital lease obligation...................          23                                        23
Long-term debt..........................................           1       291                             292
Accrued interest........................................          --        --                              --
                                                            --------    ------    ------    ------    --------
Total liabilities.......................................       4,301     1,384        --        --       5,685
                                                            --------    ------    ------    ------    --------
Stockholders' equity (deficit):
  Common stock, 8,196,981 shares issued and outstanding
    December 31, 1996, 8,328,574 shares pro forma.......          82       515       515(1)      1(1)       83
  Additional paid-in capital............................      42,891       278       278(1)  2,899(1)   45,790
  Deferred compensation.................................         (17)       --                             (17)
  Unrealized gains......................................           4        --                               4
  Accumulated deficit...................................     (14,310)   (1,454)              1,454(1)  (14,310)
                                                            --------    ------    ------    ------    --------
Total stockholders' equity (deficit)....................      28,650      (661)      793     4,354      31,550
                                                            --------    ------    ------    ------    --------
                                                            $ 32,951    $  723    $  793    $4,354    $ 37,235
                                                            ========    ======    ======    ======    ========

                              SABRATEK CORPORATION

           PROFORMA SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
                               DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                PRO FORMA
                                                                               ADJUSTMENTS
                                                                            -----------------        PRO
                                                 SABRATEK       ROCAP       DEBIT      CREDIT       FORMA
                                                 --------       -----       -----      ------       -----
Net sales......................................  $17,696       $ 1,936                             $19,632
Cost of sales..................................    8,748         1,544                              10,292
                                                 -------       -------      ----         --        -------
     Gross margin..............................    8,948           392        --        --           9,340
Selling, general & administrative expenses.....    8,474         1,388                               9,862
Goodwill amortization..........................       --            --       230(2)     --             230
                                                 -------       -------      ----         --        -------
Operating income (loss)........................      474          (996)      230        --            (752)
                                                 -------       -------      ----         --        -------
Other income (expense):........................                                                         --
  Interest income..............................      617            --                                 617
  Interest expense.............................     (319)          (38)                               (357)
  Stock appreciation rights....................   (1,628)           --                              (1,628)
  Other........................................       (2)           --                                  (2)
                                                 -------       -------      ----         --        -------
Net income (loss)..............................  $  (858)      $(1,034)      230        --         $(2,122)
                                                 =======       =======      ====         ==        =======
Weighted average shares outstanding............    7,263                                             7,395
                                                 =======                                           =======
Net income (loss) per share....................  $ (0.12)                                          $ (0.29)
                                                 =======                                           =======

                              SABRATEK CORPORATION

        NOTES TO PROFORMA SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                                  (UNAUDITED)

The Proforma adjustments reflect the following:

(1) On February 25, 1997, the company consummated an agreement to acquire the assets of Rocap. This acquisition was accounted for using the purchase method of accounting. The total purchase price of $3,450,000 was paid for in a combination of Sabratek stock (assumed to be 131,593 shares currently held in escrow) and cash. In addition, Sabratek assumed $661,000 in net liabilities. An allocation of the purchase price has been made based upon the estimated fair value of the net assets acquired in excess of the purchase price over the estimated fair value of the net assets acquired of $4,111,000 recorded as goodwill.

(2) Represents amortization, on a straight line basis over 15 years, of the goodwill arising out of Rocap.

                            TECHNOLOGICALLY-ADVANCED
                                 USER-FRIENDLY
                               AND COST-EFFECTIVE
                             MULTI-THERAPY SYSTEMS
                       DESIGNED TO MEET THE UNIQUE NEEDS
                    OF THE ALTERNATE-SITE HEALTH CARE MARKET



                                [SABRATEK LOGO]

======================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH SUCH OFFER IS NOT LAWFUL, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
The Company...........................   14
Use of Proceeds.......................   14
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Dilution..............................   15
Capitalization........................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   21
Management............................   33
Principal Stockholders................   41
Selling Stockholders..................   43
Certain Transactions..................   44
Description of Capital Stock..........   47
Shares Eligible for Future Sale.......   48
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Available Information.................   50
Index to Financial Statements.........  F-1

======================================================
======================================================


                                2,178,493 SHARES

                                 SABRATEK LOGO
                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                            BEAR, STEARNS & CO. INC.

                              SALOMON BROTHERS INC

                               SMITH BARNEY INC.

                           JEFFERIES & COMPANY, INC.
                                          , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses of the issuance and distribution of the securities being registered. None of the expenses of the issuance and distribution of the securities being registered will be borne by selling stockholders.


Registration Fee -- Securities and Exchange Commission......  $ 20,000
Filing and Listing Fee -- National Association of Securities
  Dealers...................................................    60,000
Legal Fees..................................................   125,000
Accounting Fees.............................................    95,000
Printing and Engraving......................................   175,000
Blue Sky Fees and Expenses..................................    10,000
Transfer Agent Fees.........................................     5,000
Miscellaneous Expenses......................................    10,000
                                                              --------
     Total..................................................  $500,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company; provided, however, the Company shall not indemnify any director or officer in an action against the Company unless the Company shall have consented to such action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the Company.

     Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that such person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually incurred by such person in connection with such action if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions and agreements, the Company has been informed that in the opinion of the Staff of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On February 25, 1997, the Company issued 131,593 shares of Common Stock valued at $3,043,088 to Rocap as partial consideration for the acquisition of substantially all of the assets of Rocap. This sale was exempt from registration in reliance on Section 4(2) of the Act.

     On September 6, 1996, the Company issued a warrant to purchase 50,000 shares of Common Stock at $13.00 per share to a customer. This warrant vested immediately and is exercisable for a period of 5 years and includes piggyback registration rights with a guarantee of one registration during the five year term. This sale was exempt from registration in reliance on
Section 4(2) of the Act.

     On April 18, 1996, the Company issued 23,637 shares of Common Stock to Mirza Mehdi for aggregate consideration of $112,500 and 100,851 shares of Common Stock to Arie Kalo for aggregate consideration of $480,000 in exchange for consulting services performed by such individuals during 1995. The sales were exempted from registration in reliance on Section 4(2) of the Act.

     On March 14, 1996, the Company issued a Convertible Subordinated Debenture to Charles K. Stewart Investments, in the amount of $844,500 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. The Company also issued 167,245 shares of Common Stock for aggregate consideration of $1,639,761 under the Act pursuant to Regulation D of the Act.

     On February 13, 1996, the Company issued a Debenture to Hospital Credit Corp. in the amount of $200,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On February 8, 1996, the Company issued a Debenture to ABDM Partners c/o Daniel E. Straus in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On February 6, 1996, the Company issued a Debenture to Stephen Raphael, IRA in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 23, 1996, the Company issued a Debenture to Marvin Samson in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 16, 1996, the Company issued a Debenture to Valerie Spencer in the amount of $25,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 15, 1996, the Company issued Convertible Subordinated Debentures to Mark Mitchell in the amount of $60,000 and The Hodes Family Foundation in the amount of $50,000. Each debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 11, 1996, the Company issued a Debenture to IASD Health Services Corp. in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On January 8, 1996, the Company issued a Debenture to William Lautman, a managing director of EGS Securities Corp., in the amount of $110,000 for $50,000 in cash and $60,000 in payment for services rendered by Mr. Lautman to the Company. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 19, 1995, the Company sold 3,152 shares of Common Stock to Timothy M. McCaffrey for aggregate consideration of $15,000 in a private transaction in reliance on Section 4(2) of the Act.

     On December 14, 1995, the Company issued a Convertible Subordinated Debenture to John Stafford in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 11, 1995, the Company sold 1,397 shares of Common Stock to Todd
W. Garrison for aggregate consideration of $6,648 in a private transaction in reliance on Section 4(2) of the Act.

     On December 6, 1995, the Company issued a Debenture to Charles Stewart in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 4, 1995, the Company issued a Debenture to William Lomicka in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 30, 1995, the Company sold 105,053 shares of Series A Preferred Stock to MSI, Inc. (Marsam) for aggregate consideration of $499,999.50 in a private transaction in reliance on Section 4(2) of the Act.

     On November 7, 1995, the Company issued Convertible Subordinated Debentures to Ilan Kaufthal in the amount of $3,550 and Steven L. Volla in the amount of $3,550. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 6, 1995, the Company issued Convertible Subordinated Debentures to Martin and Patricia Volla in the amount of $372.75 and Lillian Volla Trust in the amount of $372.75. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 5, 1995, the Company issued Convertible Subordinated Debentures to Gildea Investment Co. Def. Benefit in the amount of $1,775 and John W. Gildea in the amount of $3,550. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 31, 1995, the Company issued Convertible Subordinated Debentures to Anne L. Fawcett in the amount of $10,000, Donald N. Fawcett in the amount of $1,000 and Dwight P. Fawcett in the amount of $1,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 28, 1995, the Company issued a Convertible Subordinated Debenture to Peter M. Gaines in the amount of $2,946 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 26, 1995, the Company issued a Convertible Subordinated Debenture to Jane F. Dearborn in the amount of $1,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 20, 1995, the Company issued a Convertible Subordinated Debenture to John E. Traeger Trust No. 1 in the amount of $2,951 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 16, 1995, the Company issued a warrant to Oscar E. Hyman to purchase 18,910 shares of Common Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on April 15, 1999. The Company valued the services received in exchange for the warrant at $24,000. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 15, 1995, the Company issued a Convertible Subordinated Debenture to Charles R. Hall in the amount of $1,225 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 5, 1995, the Company issued a warrant to Steven B. Johns to purchase 9,455 shares of Common Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on February 15, 1999. The Company valued the services received in exchange for the warrant at $11,700. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On January 14, 1997, Steve Johns exercised a warrant to purchase 9,454 shares of Common Stock at $4.76 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On September 21, 1995, the Company issued a Convertible Subordinated Debenture to Robert J. Nowlin in the amount of $25,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 13, 1995, the Company issued Convertible Subordinated Debentures to John Stafford in the amount of $200,000 and Cowen & Co., Custodian FBO William G. Walters IRA in the amount of $100,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 12, 1995, the Company issued a Convertible Subordinated Debenture to R.J. Bertero in the amount of $150,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 8, 1995, the Company issued Convertible Subordinated Debentures to Charles K. Stewart Money Purchase Plan in the amount of $200,000 and Paine Weber Inc. IRA Custodian for Francis Cook in the amount of $200,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 5, 1995, the Company issued a Convertible Subordinated Debenture to Catherine Dawson in the amount of $50,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On August 31, 1995, the Company issued a warrant to purchase 11,177 shares of Common Stock at $4.76 per share to William D. Lautman as compensation for financial services rendered to the Company. This warrant vested immediately and expires on August 31, 2000. The Company valued the services received in exchange for the warrant at $1,773. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On July 14, 1995, the Company issued a Convertible Subordinated Debenture to George Walker in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On July 12, 1995, the Company issued Convertible Subordinated Debentures to Charles K. Stewart Money Purchase Plan in the amount of $150,000, John Stafford in the amount of $150,000 and Paine Webber Inc. IRA Custodian for Francis Cook in the amount of $200,000. Each Convertible Subordinated Debenture was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On June 7, 1995, the Company sold 5,072 shares of Common Stock to Scott Hodes for aggregate consideration of $12,071.25 in a private transaction in reliance on Section 4(2) of the Act.

     On June 5, 1995, the Company sold 6,303 shares of Common Stock to Charles
F. Manker for aggregate consideration of $15,000 in a private transaction in reliance on Section 4(2) of the Act.

     On May 31, 1995, the Company issued Secured Subordinated Notes to IASD Health Services Corp. in the amount of $150,000, Edson W. Spencer, Jr. in the amount of $25,000, Gideon Hixon Fund, L.P. in the amount of $25,000 and William
H. Lomicka in the amount of $50,000. Each Secured Subordinated Note was issued for a purchase price equal to the face amount thereof, and the sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 31, 1995, in connection with certain secured notes issued by the Company on May 31, 1995 to such parties, the Company issued the following warrants to purchase shares of Common Stock at $4.76 per share: to Edson W. Spencer, a warrant to purchase 1,576 shares of Common Stock; to William H. Lomicka, a warrant to purchase 3,152 shares of Common Stock; to Gideon Hixon Fund, L.P., a warrant to purchase 1,576 shares of Common Stock; and to IASD Health Services Corp., a warrant to purchase 9,455 shares of Common Stock. These warrants vested immediately and expire on May 31, 2000. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On June 27, 1996, IASD Health Services

Corp. exercised a warrant to purchase 9,454 shares of Common Stock at $4.76 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On May 31, 1995, the Company sold 7,202 shares of Series A Preferred Stock to Charles K. Stewart Money Purchase Plan and Timm R. & Robin S. Reynolds for aggregate consideration of $17,139.75, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 26, 1995, the Company sold 1,050 shares of Series A Preferred Stock to Spencer Family Partnership, L.P. for aggregate consideration of $2,499.75 in a private transaction in reliance on Section 4(2) of the Act.

     On May 24, 1995, the Company sold 21,011 shares of Series A Preferred Stock to PSF Health Care Fund for aggregate consideration of $50,000.25 in a private transaction in reliance on Section 4(2) of the Act.

     On May 22, 1995, the Company sold 1,050 shares of Series A Preferred Stock to Edson W. & Harriett S. Spencer for aggregate consideration of $24,999.75 in a private transaction in reliance on Section 4(2) of the Act.

     On May 15, 1995, the Company sold 8,404 shares of Series A Preferred Stock to Upland Associates, L.P., Namakagon Associates, L.P. and Barker, Lee & Company for aggregate consideration of $20,000.25, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 13, 1995, the Company sold 28,364 shares of Series A Preferred Stock to Gideon Hixon Fund and Benson K. Whitney for aggregate consideration of $67,500, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 12, 1995, the Company sold 2,101 shares of Series A Preferred Stock to Robert D. Stuart, Jr. for aggregate consideration of $5,000.25 in a private transaction in reliance on Section 4(2) of the Act.

     On May 12, 1995, the Company issued a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to William D. Lautman, a managing director of EGS Securities Corp., as compensation for financial services rendered to the Company. The Company valued the services received in exchange for the warrant at $13,809. This warrant vested immediately and expires on May 12, 2000. On May 31, 1995, Mr. Lautman exercised the warrant to purchase 21,011 shares of Common Stock at $2.38 per share, pursuant to a discount offered by the Company in consideration for services rendered by Mr. Lautman and retains the right to exercise the warrant for the remaining 66,021 shares of Common Stock at $4.76 per share. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 12, 1995, the Company issued a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to Scott C. Newquist and a warrant to purchase 87,032 shares of Common Stock at $4.76 per share to Robert G. Eccles as compensation for financial services rendered to the Company. The Company valued the services received in exchange for the warrants at $27,618. These warrants vested immediately and expire on May 12, 2000. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. Messrs. Eccles and Newquist transferred the rights under their warrants to Oracle Partners, L.P. for immediate exercise. On May 31, 1995, Larry N. Feinberg c/o Oracle Partners, L.P., Oracle Institutional Partners, L.P., Sam Oracle Fund, Inc. and Oracle Partners, L.P. exercised the warrants which were transferred by Messrs. Eccles and Newquist to purchase an aggregate of 174,064 shares of Common Stock.

     On May 9, 1995, the Company sold 168,085 shares of Series A Preferred Stock to Charles K. Stewart Money Purchase Plan and John Stafford for aggregate consideration of $400,000.50, each in a private transaction in reliance on
Section 4(2) of the Act.

     On April 24, 1995, the Company issued 5,072 shares of Common Stock to Scott Hodes, in partial exercise of the stock option granted by the Company to Scott Hodes, at an exercise price of $2.38 per share, in a private transaction in reliance on Section 4(2) of the Act.

     On March 2, 1995, the Company sold 5,252 shares of Series A Preferred Stock to Joan O. Bent TTEE for aggregate consideration of $24,999 in a private transaction in reliance on Section 4(2) of the Act.

     On February 28, 1995, the Company sold 11,234 shares of Series A Preferred Stock to Martin Volla and Patricia Volla as Joint Tenants, Lillian Volla Trust, Stephen E. Raphael IRA, Lucy H. Gordon and Noam Frankel for aggregate consideration of $53,466, each in a private transaction in reliance on Section 4(2) of the Act.

     On February 27, 1995, the Company sold 10,505 shares of Series A Preferred Stock to Kenneth Lebow IRA R/O for aggregate consideration of $49,999.50 in a private transaction in reliance on Section 4(2) of the Act.

     On February 10, 1995, the Company sold 4,412 shares of Series A Preferred Stock to Martin Volla and Patricia Volla as Joint Tenants and Lillian Volla Trust for aggregate consideration of $21,000, each in a private transaction in reliance on Section 4(2) of the Act.

     On January 24, 1995, the Company sold 21,011 shares of Series A Preferred Stock to Steven Volla for aggregate consideration of $100,000.50 in a private transaction in reliance on Section 4(2) of the Act.

     On January 17, 1995, the Company sold 46,223 shares of Series A Preferred Stock to Eveswise Limited Retirement Benefit Scheme, Gildea Investment Co. Defined Benefit Plan, John Gildea and Charles F. Manker for aggregate consideration of $220,000.50, each in a private transaction in reliance on
Section 4(2) of the Act.

     On December 21, 1994, the Company sold 10,505 shares of Series A Preferred Stock to William D. Lautman IRA for aggregate consideration of $49,999.50 in a private transaction in reliance on Section 4(2) of the Act.

     On December 7, 1994, the Company sold 5,253 shares of Series A Preferred Stock to Joe Gutman for aggregate consideration of $25,000.50 in a private transaction in reliance on Section 4(2) of the Act.

     On December 1, 1994, the Company sold 10,506 shares of Series A Preferred Stock to Jeffrey B. Goldenberg for aggregate consideration of $50,001 in a private transaction in reliance on Section 4(2) of the Act.

     On November 22, 1994, the Company issued a warrant to Comdisco, Inc. to purchase 8,089 shares of Series A Preferred Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on November 22, 2000. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 3, 1994, the Company sold 2,364 shares of Series A Preferred Stock to Buzz Benson for aggregate consideration of $11,250 in a private transaction in reliance on Section 4(2) of the Act.

     On October 31, 1994, the Company sold 105,053 shares of Series A Preferred Stock to Oracle Partners, L.P.; Oracle Institutional Partners, L.P.; and Sam Oracle Fund, Inc. for aggregate consideration of $500,001, each in a private transaction in reliance on Section 4(2) of the Act.

     On October 29, 1994, the Company sold 10,506 shares of Series A Preferred Stock to William Lomicka for aggregate consideration of $50,001 in a private transaction in reliance on Section 4(2) of the Act.

     On October 5, 1994, the Company sold 21,011 shares of Series A Preferred Stock to The Pharmaceutical/Medical Technology Fund, L.P. for aggregate consideration of $100,000.50 in a private transaction in reliance on Section 4(2) of the Act. The Pharmaceutical/Medical Technology Fund, L.P. is an investment partnership whose general partners are the owners of EGS Partners, L.L.C., which is a registered investment adviser. EGS Partners, L.L.C. is an affiliate of EGS Securities Corp. of which William D. Lautman is a managing director. Mr. Lautman disclaims beneficial ownership of the shares held by Pharmaceutical/Medical Technology Fund, L.P. On the same date, the Company also issued a warrant to Steven Johns to purchase 9,455 shares of Common Stock at $4.76 per share as compensation for services rendered to the Company. This warrant vested immediately and expires on February 15, 1999. The issuance of this warrant was exempted from registration under the Act pursuant to Regulation D of the Act.

     On September 23, 1994, the Company issued a warrant to Peterson-Spencer-Fansler Co. to purchase 945 shares of Common Stock at $4.76 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $150. This warrant vested immediately and expires on September 23, 1999. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     In connection with the sale of its Series A Preferred Stock, on September 23, 1994, the Company issued a warrant to MSI Inc. to purchase 472,739 shares of Series A Preferred Stock at $6.35 per share. This warrant vested immediately and expires on September 12, 1999. On May 8, 1995, MSI Inc. transferred the right to exercise the warrant to purchase 168,085 shares of Series A Preferred Stock to Charles K. Stewart Money Purchase Plan and John Stafford for immediate exercise, and retains the right to exercise the warrant for the remaining 304,654 shares of Series A Preferred Stock at an exercise price of $4.76 per share. On May 9, 1995, Charles K. Stewart Money Purchase Plan and John Stafford exercised such warrant for 168,085 shares. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On September 23, 1994, the Company sold 1,152,682 shares of Series A Preferred Stock to MSI Inc., a subsidiary of Marsam Pharmaceuticals Inc.; William D. Lautman, a managing director of EGS Securities Corp.; James E. Flynn; David H. Betts TIEE DHB Trust; Howard Miller; Mark Lenowitz; Ilan Kaufthal; IASD Health Services Corp.; Leopold Swergold; William H. Lomicka; ABDM Partners; Scott Newquist (later transferred to Scott C. Newquist and Aileen M. Newquist as Joint Tenants); Spencer Family Partnership, L.P.; PSF Health Care Fund, L.P.; Davis D. Fansler; Benson K. Whitney; Warren H. Corning #145751 Trust; Frank D. Mayer Jr.; Duncan N. Dayton; Dwight W. Fawcett; Jane F. Dearborn; Donald N. & Adrienne W. Fawcett; Charles R. Hall; John E. Traeger Trust #1; Gideon Hixon Fund; Robert D. Stuart, Jr.; Peter M. Gaines; Paul J. Finnegan; Timm R. & Robin
S. Reynolds; Robin S. & Timm R. Reynolds; Gordon H. & Eunice H. Smith; James O. Pohlad; P-J Investments; Vukasin Pavlovic; D-W Investments, L.P.; Gerald E. Jr., & Linda E. Bisbee; Steven M. & Rivanna Hyman; Sabratek Holdings I (later transferred to Charles K. Stewart Money Purchase Plan, John Stafford, Jim Stafford and Sabratek Holdings I); Edward G. Edelstein; Gideon Hixon Fund; Pohlad Companies; Edson W. & Harriet S. Spencer; Jack E. Hill; John E. Rogers; Upland Associates, L.P.; Barker, Lee & Company; Namakagon Associates, L.P.; D.W. Fawcett; and Anne L. Fawcett for aggregate consideration of $5,486,190, each in a private transaction in reliance on Section 4(2) of the Act.

     On May 26, 1994, the Company issued a Convertible Debenture to Pohlad Companies in the amount of $50,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 10,846 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to
Section 4(2) of the Act.

     On May 26, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Pohlad Companies to purchase shares of its Capital Stock which was subsequently exchanged for a warrant to purchase 10,505 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on May 26, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 18, 1994, the Company issued Convertible Debentures to the following individuals and entities each in the amount set forth after its name and each for a purchase price equal to the face amount thereof: Edson W. & Harriet S. Spencer, $50,000; Barker, Lee & Company, $11,400; Upland Associates, L.P., $17,200; Namakagon Associates, L.P., $11,400. The Convertible Debentures were exchanged for 10,869; 2,478; 3,739; and 2,478 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to
Section 4(2) of the Act.

     On May 18, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to Edson W. & Harriet S. Spencer, a warrant to purchase 10,505 shares of Series A Preferred Stock, which warrant was exercised on May 22, 1995; to Barker, Lee & Company, a warrant to purchase 2,395 shares of Series A Preferred Stock, which warrant was exercised on May 15, 1995; to Upland Associates, L.P., a warrant to purchase 3,614 shares of

Series A Preferred Stock, which warrant was exercised on May 15, 1995; and to Namakagon Associates, L.P., a warrant to purchase 2,395 shares of Series A Preferred Stock, which warrant was exercised on May 15, 1995. These warrants vested immediately and expire on May 18, 1997. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 16, 1994, the Company issued Convertible Debentures to the following individuals each in the amount set forth after his name and each for a purchase price equal to the face amount thereof: John E. Rogers, $100,000; and Jack E. Hill, $20,000. The Convertible Debentures were exchanged for 21,750 and 4,350 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 16, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to John E. Rogers, a warrant to purchase 21,011 shares of Series A Preferred Stock; and to Jack E. Hill, a warrant to purchase 4,202 shares of Series A Preferred Stock. These warrants vested immediately and expire on May 16, 1997. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. In February, 1997, Jack E. Hill exercised a warrant to purchase 4,395 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on
Section 4(2) of the Act.

     On May 12, 1994, the Company issued Convertible Debentures to the following individuals and entities each in the amount set forth after its name and each for a purchase price equal to the face amount thereof: PSF Health Care Fund, L.P., $100,000; Gideon Hixon Fund, $75,000; and Benson K. Whitney, $25,000. The Convertible Debentures were exchanged for 21,773; 16,330; and 5,443 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 12, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to PSF Health Care Fund, L.P., a warrant to purchase 21,011 shares of Series A Preferred Stock, which warrant was exercised on May 24, 1995; to Gideon Hixon Fund, a warrant to purchase 15,758 shares of Series A Preferred Stock, which warrant was exercised on May 13, 1995; and to Benson K. Whitney, a warrant to purchase 5,253 shares of Series A Preferred Stock, which warrant was exercised on May 13, 1995. These warrants vested immediately and expire on May 12, 1997. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 28, 1994, the Company issued a Convertible Debenture to Peter M. Gaines in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,464 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 28, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Peter M. Gaines to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,253 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 28, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 20, 1994, the Company issued a Convertible Debenture to Charles R. Hall in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Subordinated Debenture was converted into 5,678 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 20, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Charles R. Hall to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 525 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 20, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 18, 1994, the Company issued a Convertible Debenture to Dwight W. Fawcett in the amount of $45,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 10,225 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 18, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Dwight W. Fawcett to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,253 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 18, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 16, 1994, the Company issued a Convertible Debenture to John E. Traeger Trust #1 in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,681 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 16, 1994, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to John E. Traeger Trust #1 to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,253 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on April 16, 1997. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On October 3, 1996, John E. Traeger Trust No. 1 exercised a warrant to purchase 5,495 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On December 15, 1993, the Company issued a Convertible Debenture to Edward
G. Edelstein in the amount of $5,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 1,118 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 15, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Edward G. Edelstein to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 210 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on December 15, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On November 12, 1996, Edward G. Edelstein exercised a warrant to purchase 220 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On December 2, 1993, the Company issued a warrant to Mirza Mehdi to purchase 6,303 shares of Common Stock at $4.76 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $1,000. This warrant vested immediately and expires on December 2, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 2, 1993, the Company issued a Convertible Debenture to Sabratek Holdings I for a purchase price equal to $600,000. The Convertible Debenture converted into 134,951 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On December 2, 1993, in connection with the Company's sale of a Convertible Debenture, the Company issued a warrant to purchase shares of its Capital Stock which was subsequently exchanged for a warrant to purchase shares of Series A Preferred Stock at $4.76 per share to Sabratek Holdings I, which warrant was subsequently canceled and replaced with warrants to: Charles K. Stewart Money Purchase Plan, a warrant to purchase 6,152 shares of Series A Preferred Stock, which warrant was exercised on May 31, 1995; to John Stafford, a warrant to purchase 5,118 shares of Series A Preferred Stock; to Sabratek Holdings I, a warrant to purchase 8,824 shares of Series A Preferred Stock; and to Jim Stafford, a warrant to purchase 5,118 shares of Series A Preferred Stock. These warrants vested immediately and expire on December 2, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On October 28, 1996, Jim Stafford and John Stafford each exercised a warrant to purchase 5,354 shares of Common Stock at $4.55 per share. These transactions were exempt from registration in reliance on Section 4(2) of the Act. On January 31, 1997, Sabratek Holdings I exercised a warrant to purchase 9,230 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 30, 1993, the Company issued a warrant to purchase 5,725 shares of Common Stock at $4.76 per share to James W. DeYoung as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $908. This warrant vested immediately and expires on November 30, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 30, 1993, the Company issued warrants to Peterson-Spencer-Fansler Co. to purchase 1,576 shares of Common Stock at $4.76 per share and 3,519 shares of Common Stock at $4.76 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $250. These warrants vested immediately and expire on November 30, 1998. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 24, 1993, the Company issued a Convertible Debenture to Steven
M. & Rivanna Hyman in the amount of $50,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 11,288 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 24, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Steven M. & Rivanna Hyman to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 2,101 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 24, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On November 19, 1996, Steven M. & Rivanna Hyman exercised a warrant to purchase 2,198 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 22, 1993, the Company issued a Convertible Debenture to Gerald E., Jr. and Linda Bisbee in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,649 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 22, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Gerald E. Jr., & Linda E. Bisbee to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 1,050 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 22, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On November 19, 1996, Gerald E. & Linda E. Bisbee exercised a warrant to purchase 1,099 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 19, 1993, the Company issued a Convertible Debenture to D-W Investments in the amount of $120,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 27,167 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 19, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to D-W Investments to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 5,043 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 19, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On November 14, 1996, D-W Investments, L.P. exercised a warrant to purchase 5,275 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 18, 1993, the Company issued a Convertible Debenture to Vukasin Pavlovic in the amount of $25,000 for a purchase price equal to the face amount thereof. This Convertible Debenture was converted into 5,649 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 18, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Vukasin Pavlovic to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 1,050 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 18, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On October 18, 1996, Vukasin Pavlovic exercised a warrant to purchase 1,099 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 17, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: PSF Health Care Fund, L.P., $75,000; P-J Investments, $100,000; James O. Pohlad, $50,000; Davis D. Fansler, $20,000; and Gordon H. & Eunice H. Smith, $25,000. The Convertible Debentures converted into 16,995; 22,660; 11,330; 4,532; and 5,665 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 17, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share: to PSF Health Care Fund, L.P., a warrant to purchase 3,152 shares of Series A Preferred Stock; to P-J Investments, a warrant to purchase 4,202 shares of Series A Preferred Stock; to James O. Pohlad, a warrant to purchase 2,101 shares of Series A Preferred Stock; to Davis D. Fansler, a warrant to purchase 841 shares of Series A Preferred Stock; and to Gordon H. & Eunice H. Smith, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 17, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On October 10, 1996, PSF HealthCare Fund, L.P. exercised a warrant to purchase 3,297 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On October 14, 1996, Davis D. Fansler exercised a warrant to purchase 1,538 879 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On November 8, 1996, Gordon H. and Eunice H. Smith exercised a warrant to purchase 1,099 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On November 14, 1996, P-J Investments, L.P., James O. Pohlad and Pohlad Companies each exercised a warrant to purchase 4,395 shares, 2,198 shares and 10,988 shares of Common Stock, respectively at $4.55 per share. These transactions were exempt from registration in reliance on Section 4(2) of the Act.

     On November 16, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: Robert D. Stuart, $50,000; Timm R. & Robin S. Reynolds, $25,000; and Timm R. and Robin S. Reynolds, $25,000. The Convertible Debentures converted into 11,335; 5,706; and 5,706 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 16, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: Robert D. Stuart, Jr., a warrant to purchase 2,101 shares of Series A Preferred Stock, which warrant was exercised on May 12, 1995; to Timm R. & Robin S. Reynolds, a warrant to purchase 1,050 shares of Series A Preferred Stock, which warrant was exercised on May 31, 1995; and to Robin S. & Timm R. Reynolds, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 16, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On October 10, 1996, Robin S. and Timm R. Reynolds exercised a warrant to purchase 1,099 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 15, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: PSF Health Care Fund, L.P.,

$50,000; Gideon Hixon Fund, $150,000; Paul J. Finnegan, $75,000; and Peter M. Gaines, $25,000. The Convertible Debentures converted into 11,409; 34,021; 17,010; and 5,670 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On November 15, 1996, PSF HealthCare Fund, L.P. exercised a warrant and purchased 2,198 shares of Common Stock at $4.55 per share in a private transaction in reliance on Section 4(2) of the Act. On November 3, 1996, Paul J. Finnegan exercised a warrant and purchased 3,297 shares of Common Stock at $4.55 per share in a private transaction in reliance on Section 4(2) of the Act.

     On November 15, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: PSF Health Care Fund, L.P., a warrant to purchase 2,101 shares of Series A Preferred Stock; to Gideon Hixon Fund, a warrant to purchase 6,303 shares of Series A Preferred Stock, which warrant was exercised on May 13, 1995; to Paul J. Finnegan, a warrant to purchase 3,152 shares of Series A Preferred Stock; and to Peter M. Gaines, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 15, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On October 16, 1996, Peter M. Gains exercised a warrant and purchased 1,099 shares of Common Stock at $4.55 per share in a private transaction in reliance on Section 4(2) of the Act.

     On November 12, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: Duncan N. Dayton, $50,000; and Frank D. Mayer, Jr., $25,000. The Convertible Debentures converted into 11,356; and 5,678 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 12, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: Duncan N. Dayton, a warrant to purchase 2,101 shares of Series A Preferred Stock; to Frank D. Mayer Jr., a warrant to purchase 1,050 shares of Series A Preferred Stock; and to Charles R. Hall, a warrant to purchase 1,050 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 12, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On October 23, 1996, Frank D. Mayer, Jr. exercised a warrant tp purchase 1,099 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On November 2, 1996, Charles R. Hall exercised a warrant to purchase 1,099 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on
Section 4(2) of the Act. On December 24, 1996, Duncan N. Dayton exercised a warrant to purchase 2,198 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 11, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: John E. Traeger Trust #1, $25,000; Dwight P. Fawcett, $12,500; Dwight W. Fawcett, $45,000; Jane F. Dearborn, $12,500; Donald N. & Adrienne W. Fawcett, $5,000; and D.W. Fawcett, $25,000. The Convertible Debentures converted into 5,482; 10,225; 2,840; 2,840; 1,136 and 5,479 shares of
Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 11, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: John E. Traeger Trust #1, a warrant to purchase 1,050 shares of Series A Preferred Stock; to Anne L. Fawcett, a warrant to purchase 1,471 shares of Series A Preferred Stock; to Dwight W. Fawcett, a warrant to purchase 420 shares of Series A Preferred Stock; to Jane F. Dearborn, a warrant to purchase 525 shares of Series A Preferred Stock; to Donald N. & Adrienne W. Fawcett, a warrant to purchase 210 shares of Series A Preferred Stock; to Dwight P, Fawcett, a warrant to purchase 525 shares of Series A Preferred Stock. These warrants vested immediately and expire on November 11, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On October 3, 1996, John E. Traeger Trust No. 1 exercised a warrant to purchase 1,099 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On October 4, 1996, Dwight P. Fawcett exercised a warrant to purchase 550 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On October 18, 1996, Dwight W. Fawcett and Ann L. Fawcett each exercised a warrant to purchase 439 shares and 1,539 shares of Common Stock, respectively at $4.55 per share. These transactions were exempt from registration in reliance on Section 4(2) of the Act. On October 25, 1996, Jane D. Dearborn exercised a warrant to purchase 550 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On October 27, 1996, Donald
N. and Adrienne W. Fawcett exercised a warrant to purchase 220 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On November 5, 1993, the Company issued a Convertible Debenture to Davis D. Fansler in the amount of $15,000 for a purchase price equal to the face amount thereof. The Convertible Debenture converted into 3,416 shares of Series A Preferred Stock. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On November 5, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued a warrant to Davis D. Fansler to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase 630 shares of Series A Preferred Stock at $4.76 per share. This warrant vested immediately and expires on November 5, 1996. The sale was exempt from registration under the Act pursuant to Regulation D of the Act. On October 14, 1996, Davis D. Fansler exercised a warrant to purchase 659 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On October 14, 1993, the Company issued Convertible Debentures to the following individuals and entities each in the amount and for the purchase price set forth after its name: PSF Health Care Fund, L.P., $50,000; PSF Health Care Fund, L.P., $100,000; Warren H. Corning #145751 Trust, $100,000; Benson K. Whitney, $25,000; and Spencer Family Partnership, L.P., $25,000. The Convertible Debentures converted into 11,493; 22,986; 22,986; 5,678; and 5,678 shares of Series A Preferred Stock respectively. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On October 14, 1993, in connection with the Company's sale of Convertible Debentures, the Company issued the following warrants to purchase shares of its Capital Stock which were subsequently exchanged for warrants to purchase shares of Series A Preferred Stock at $4.76 per share to: PSF Health Care Fund, L.P., a warrant to purchase 2,101 shares of Series A Preferred Stock; to PSF Health Care Fund, L.P., a warrant to purchase 4,202 shares of Series A Preferred Stock; to Warren H. Corning #145751 Trust, a warrant to purchase 4,202 shares of Series A Preferred Stock; to Benson K. Whitney, a warrant to purchase 1,050 shares of Series A Preferred Stock, which warrant was exercised on May 1, 1995; and to Spencer Family Partnership, L.P., a warrant to purchase 1,050 shares of Series A Preferred Stock, which warrant was exercised on May 26, 1995. These warrants vested immediately and expire on October 14, 1996. The sales were exempt from registration under the Act pursuant to Regulation D of the Act. On October 8, 1996, Warren H. Corning #145751 Trust exercised a warrant to purchase 4,395 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act. On October 10, 1996 and November 15, PSF HealthCare Fund, L.P. exercised two warrants to purchase a total of 6,594 shares of Common Stock at $4.55 per share. This transaction was exempt from registration in reliance on Section 4(2) of the Act.

     On August 24, 1993, the Company issued a Convertible Subordinated Debenture to Gideon Hixon Fund, L.P. in the amount of $100,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On July 15, 1993, the Company issued a warrant to Peterson-Spencer-Fansler Co. to purchase 3,152 shares of Common Stock at $3.17 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $500. This warrant vested immediately and expires on July 15, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On June 29, 1993, the Company issued a Convertible Subordinated Debenture to John E. Rogers in the amount of $200,000 for a purchase price equal to the face amount thereof. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 31, 1993, the Company issued warrants to Peterson-Spencer-Fansler Co. to purchase 735 shares of Common Stock at $4.76 per share, 918 shares of Common Stock at $11.11 per share and 2,448 shares of Common Stock at $11.11 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $262. These warrants vested immediately and expire on May 31, 1998. The warrant for 918 shares of Common Stock and the warrant for 2,448 shares of Common Stock were exercised on May 31, 1995. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 27, 1993, the Company issued a warrant to Mirza Mehdi to purchase 1,009 shares of Common Stock at $11.11 per share as compensation for financial services rendered to the Company. The Company valued the services received in exchange for this warrant at $160. This warrant vested immediately and expires on May 27, 1998. The sale was exempt from registration under the Act pursuant to Regulation D of the Act.

     On May 27, 1993, the Company sold 15,758 shares of Common Stock to Murdoch & Co. for aggregate consideration of $175,000 in a private transaction in reliance on Section 4(2) of the Act.

     On May 6, 1993, the Company sold 11,031 shares of Common Stock to MLPF&S CUST FBO Donald India IRA for aggregate consideration of $122,500 in a private transaction in reliance on Section 4(2) of the Act.

     On May 5, 1993, the Company sold 2,206 shares of Common Stock to Noam Frankel for aggregate consideration of $24,500 in a private transaction in reliance on Section 4(2) of the Act.

     On May 1, 1993, the Company sold 4,502 shares of Common Stock to Koshin International Corporation for aggregate consideration of $49,997.50 in a private transaction in reliance on Section 4(2) of the Act.

     On April 13, 1993, the Company sold 610 shares of Common Stock to Lewis P. Smith for aggregate consideration of $6,772.50 in a private transaction in reliance on Section 4(2) of the Act.

     On April 8, 1993, the Company issued the following warrants to purchase shares of Common Stock at $11.11 per share: to Scott Hodes, in compensation for services rendered, a warrant to purchase 46 shares of Common Stock; to Upland Associates, L.P., in compensation for services rendered, a warrant to purchase 229 shares of Common Stock; to Barker, Lee & Co., in compensation for services rendered, a warrant to purchase 153 shares of Common Stock; and to Namakagon Associates, L.P., in compensation for services rendered, a warrant to purchase 153 shares of Common Stock. The Company valued the services received in exchange for this warrant at $92. These warrants vested immediately and expire on April 8, 1998. The sales were exempt from registration under the Act pursuant to Regulation D of the Act.

     On April 8, 1993, the Company sold 10,692 shares of Common Stock to Barker, Lee & Co., Upland Associates, L.P. and Namakagon Associates, L.P. for aggregate consideration of $118,744.50 in a private transaction in reliance on Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


      (A) EXHIBITS
      ++++1.1    Form of Underwriting Agreement
         +3.1    Amended and Restated Certificate of Incorporation
      +++3.1.1   Certificate of Elimination regarding Series A Preferred
                 Stock
         +3.2    Amended and Restated By-Laws
      ++++5.1    Opinion of Ross & Hardies regarding legality of shares of
                 Common Stock
        +10.1    Agreement with Americorp Financial, Inc. re: Leasing
                 Services, dated March 22, 1995
     +++10.1.1   Amendment, dated September 16, 1996, to Agreement with
                 Americorp Financial, Inc.

(A) EXHIBITS
      +10.2   Agreement with Clintec Nutrition Company re: Development Agreement, dated September 1, 1995
       10.3   Intentionally Omitted
       10.4   Intentionally Omitted
      +10.5   Distributorship Agreement with CO-Medical, Inc., dated February 17, 1992
      +10.6   Distributorship Agreement with Clinical Technology Inc., dated August 1, 1992
       10.7   Intentionally Omitted
       10.8   Intentionally Omitted
      +10.9   Distributorship Agreement with Advanced Medical, Inc., dated September 1, 1991
      +10.10  Distributorship Agreement with Healthcare Technology, dated October 9, 1991
       10.11  Intentionally Omitted
       10.12  Intentionally Omitted
      +10.13  Pump Contract with Chartwell Home Therapies, dated November 22, 1993
      +10.14  Sales Agreement with Pharmacy Corporation of America, dated March 17, 1995
      +10.15  Sales & Marketing Agreement with Alpha Group, dated November 6, 1995
      +10.16  Foreign Distributorship Agreement with MED-O-GEN INC., dated September 22, 1995
      +10.17  Foreign Distributorship Agreement with Yoon Duk Separation Technology, dated April 17, 1995
      +10.18  Foreign Distributorship Agreement with Upwards Biosystems Ltd., dated March 8, 1995
      +10.19  Foreign Distributorship Agreement with Grupo Grifols, S.A., dated September 17, 1993
      +10.20  Foreign Distributorship Agreement with JMS Company, dated March 22, 1996
      +10.21  Foreign Distributorship Agreement with Brasimpex
      +10.22  Foreign Distributorship Agreements with Medicare (s) PTE LTD., dated February 10, 1995
       10.23  Intentionally Omitted
       10.24  Intentionally Omitted
      +10.25  Master Lease Agreement with Comdisco, Inc., dated August 9, 1994
      +10.26  Stock Option Plan
      +10.27  Lease for Real Property located at 5601 West Howard, Niles, Illinois, dated as of May 31, 1994
  +++10.27.1  Amendment, dated October 30, 1996, to Lease for Real Property located at 5601 West Howard,
              Niles, Illinois
      +10.28  Employment Agreement for K. Shan Padda
      +10.29  Employment Agreement for Anil Rastogi
     ++10.30  Asset Purchase Agreement, dated February 25, 1997, by and among Sabratek Corporation, Rocap,
              Inc. and Elliott Mandell
   ++++10.31  Employment Agreement for Stephen L. Holden
     ++10.32  Employment Agreement for Elliott Mandell
   ++++10.33  Lease Agreement for property located at 11 Sixth Road, Woburn, Massachusetts, dated February 1,
              1997
   ++++10.34  Lease Agreement for property located at 5 Constitution Way, Woburn, Massachusetts, dated June
              26, 1995
   ++++11.1   Computation of Per Share Earnings

    +++21     List of Subsidiaries
       23.1   Consent of KPMG Peat Marwick LLP
       23.2   Consent of Parent, Naffah & Company
       23.3   Consent of Ross & Hardies (included as part of its opinion filed as Exhibit 5.1 hereto)
       24.1   Powers of Attorney (included on signature page hereof)


---------------

   + Incorporated by reference to the Company's Registration Statement on Form
     S-1 declared effective by the Commission on June 21, 1996, file No.
     333-3866.

  ++ Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on March 11, 1997.


 +++ Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997.



++++ Originally filed as an Exhibit to the Registration Statement on Form S-1 on March 17, 1997.


     (b) Financial Statement Schedules

     The following financial statement schedules, which are not included in the Prospectus, appear on the following pages of this Registration Statement: N/A

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be provided to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Niles, State of Illinois, on March 31, 1997.


                                          SABRATEK CORPORATION

                                          By:        /s/ K. SHAN PADDA

                                            ------------------------------------
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities indicated on March 31, 1997.



                 SIGNATURE                                            TITLE
                 ---------                                            -----

             /s/ K. SHAN PADDA                     Chairman of the Board, Chief Executive
--------------------------------------------       Officer
               K. Shan Padda                       and Treasurer

             /s/ ANIL RASTOGI*                     President and Chief Operating Officer
--------------------------------------------
                Anil Rastogi

           /s/ DORON C. LEVITAS*                   Vice Chairman of the Board, Vice President--
--------------------------------------------       International Operations and Secretary
              Doron C. Levitas

           /s/ STEPHEN L. HOLDEN                   Senior Vice President and Chief Financial
--------------------------------------------       Officer, Principal Financial Officer
             Stephen L. Holden

            /s/ SCOTT SKOOGLUND                    Vice President--Finance and Assistant
--------------------------------------------       Secretary, Principal Accounting Officer
              Scott Skooglund

          /s/ WILLIAM D. LAUTMAN*                  Director
--------------------------------------------
             William D. Lautman

            /s/ L. PETER SMITH*                    Director
--------------------------------------------
               L. Peter Smith

              /s/ SCOTT HODES*                     Director
--------------------------------------------
                Scott Hodes

          /s/ EDSON SPENCER, JR.*                  Director
--------------------------------------------
             Edson Spencer, Jr.

             /s/ MARVIN SAMSON*                    Director
--------------------------------------------
               Marvin Samson

          /s/ WILLIAM H. LOMICKA*                  Director
--------------------------------------------
             William H. Lomicka

             /s/ MARK LAMPERT*                     Director
--------------------------------------------
                Mark Lampert

   *Signed pursuant to power of attorney

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                             DESCRIPTION
----------                           -----------
  ++++1.1    Form of Underwriting Agreement
     +3.1    Amended and Restated Certificate of Incorporation
  +++3.1.1   Certificate of Elimination regarding Series A Preferred
             Stock
     +3.2    Amended and Restated By-Laws
  ++++5.1    Opinion of Ross & Hardies regarding legality of shares of
             Common Stock
    +10.1    Agreement with Americorp Financial, Inc. re: Leasing
             Services, dated March 22, 1995
 +++10.1.1   Amendment, dated September 16, 1996, to Agreement with
             Americorp Financial, Inc.
    +10.2    Agreement with Clintec Nutrition Company re: Development
             Agreement, dated September 1, 1995
     10.3    Intentionally Omitted
     10.4    Intentionally Omitted
    +10.5    Distributorship Agreement with CO-Medical, Inc., dated
             February 17, 1992
    +10.6    Distributorship Agreement with Clinical Technology Inc.,
             dated August 1, 1992
     10.7    Intentionally Omitted
     10.8    Intentionally Omitted
    +10.9    Distributorship Agreement with Advanced Medical, Inc., dated
             September 1, 1991
    +10.10   Distributorship Agreement with Healthcare Technology, dated
             October 9, 1991
     10.11   Intentionally Omitted
     10.12   Intentionally Omitted
    +10.13   Pump Contract with Chartwell Home Therapies, dated November
             22, 1993
    +10.14   Sales Agreement with Pharmacy Corporation of America, dated
             March 17, 1995
    +10.15   Sales & Marketing Agreement with Alpha Group, dated November
             6, 1995
    +10.16   Foreign Distributorship Agreement with MED-O-GEN INC., dated
             September 22, 1995
    +10.17   Foreign Distributorship Agreement with Yoon Duk Separation
             Technology, dated April 17, 1995
    +10.18   Foreign Distributorship Agreement with Upwards Biosystems
             Ltd., dated March 8, 1995
    +10.19   Foreign Distributorship Agreement with Grupo Grifols, S.A., dated September 17, 1993
    +10.20   Foreign Distributorship Agreement with JMS Company, dated
             March 22, 1996
    +10.21   Foreign Distributorship Agreement with Brasimpex
    +10.22   Foreign Distributorship Agreements with Medicare (s) PTE
             LTD., dated February 10, 1995
     10.23   Intentionally Omitted
     10.24   Intentionally Omitted
    +10.25   Master Lease Agreement with Comdisco, Inc., dated August 9,
             1994
    +10.26   Stock Option Plan
    +10.27   Lease for Real Property located at 5601 West Howard, Niles,
             Illinois, dated as of May 31, 1994
+++10.27.1   Amendment, dated October 30, 1996, to Lease for Real
             Property located at 5601 West Howard, Niles, Illinois
    +10.28   Employment Agreement for K. Shan Padda
    +10.29   Employment Agreement for Anil Rastogi

     ++10.30  Asset Purchase Agreement, dated February 25, 1997, by and among Sabratek Corporation; Rocap, Inc. and
              Elliott Mandell
   ++++10.31  Employment Agreement for Stephen L. Holden
     ++10.32  Employment Agreement for Elliott Mandell
   ++++10.33  Lease Agreement for property located at 11 Sixth Road, Woburn, Massachusetts, dated February 1, 1997
   ++++10.34  Lease Agreement for property located at 5 Constitution Way, Woburn, Massachusetts, dated June 26,
              1995
   ++++11.1   Computation of Per Share Earnings
    +++21     List of Subsidiaries
       23.1   Consent of KPMG Peat Marwick LLP
       23.2   Consent of Parent, Naffah & Company
       23.3   Consent of Ross & Hardies (included as part of its opinion filed as Exhibit 5.1 hereto)
       24.1   Powers of Attorney (included on signature pages hereof)


---------------
   + Incorporated by reference to the Company's Registration Statement on Form
     S-1 declared effective by the Commission on June 21, 1996, File No.
     333-3866.

  ++ Incorporated by reference to the Company's Current Report on Form 8-K filed with the Commission on March 11, 1997.


 +++ Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997.



++++ Originally filed as an Exhibit to the Registration Statement on Form S-1 on March 17, 1997.